                                                Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-115395

PROSPECTUS

                        31,156,015 SHARES OF COMMON STOCK

                           MARKLAND TECHNOLOGIES, INC.

                             ______________________

         This prospectus relates to the resale, from time to time, of up to 31,156,015 shares of our common stock by the stockholders referred to throughout this prospectus as "selling stockholders." 15,210,800 shares of our common stock offered in this prospectus are currently outstanding, 13,870,216 shares of our common stock are issuable upon the exercise of warrants and 2,074,999 may be issued as liquidated damages or as a result of adjustments contemplated by our agreements with certain selling stockholders.

         The selling stockholders may sell the common stock being offered by this prospectus from time to time (directly or through agents or dealers) on terms to be determined at the time of sale. The prices at which the selling stockholders may sell their shares may be determined by the prevailing market price for the shares or in negotiated transactions.

         The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

                             ______________________

         Our common stock is quoted on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol "MRKL.OB." On June 16, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $1.08 per share.

                             ______________________

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
            SEE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ______________________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________

                  The date of this prospectus is June 21, 2004

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................14

USE OF PROCEEDS...............................................................14

PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY..............................15

SELLING STOCKHOLDERS..........................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS....................................................24

CHANGES IN ACCOUNTANTS........................................................34

BUSINESS......................................................................35

PROPERTY......................................................................43

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................43

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS..............................44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................48

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
     SECURITIES ACT LIABILITIES...............................................49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................50

DESCRIPTION OF SECURITIES.....................................................52

PLAN OF DISTRIBUTION..........................................................56

AVAILABLE INFORMATION.........................................................57

LEGAL MATTERS.................................................................58

EXPERTS.......................................................................58

                                ________________

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

         Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

         This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in the common stock, you must rely on your own examination of our company and the terms of the offering and the common stock, including the merits and risks involved.

         We are not making any representation to you regarding the legality of an investment in the common stock by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

                                ________________

         In this prospectus, "Markland," "the Company," "we," "us" and "our" refer to Markland Technologies, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

                                ________________

         The information in this prospectus reflects our 1-for-60 reverse stock split effective October 27, 2003.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN MATERIAL ASPECTS OF THE OFFERING FOR RESALE OF COMMON STOCK BY THE SELLING STOCKHOLDERS COVERED BY THIS PROSPECTUS BUT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, OUR COMMON STOCK AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE "RISK FACTORS" BEGINNING ON PAGE 5.

BUSINESS

         Markland Technologies, Inc. is incorporated in Florida and is the successor to a variety of businesses dating back to 1995. Our business, as it exists today, consists of three business areas: chemical detectors, border security and advanced technologies. Our primary sources of operating revenue are sales of our automatic chemical agent detection and alarm system, border security logistics products and services, and Small Business Investment Research ("SBIR") funded research grants for the development of gas plasma antenna technology.

         o We have a contract with the U.S. Navy to be the sole producer of the Navy's shipboard automatic chemical agent detection and alarm system used to detect all classic nerve and blister agents as well as other chemical warfare agent vapors.

         o We have a contract with the Department of Homeland Security to maintain, integrate, and implement design enhancements to border security systems installed at five U.S. land ports of entry.

         o We have three ongoing funded SBIR government research grants and nine issued and pending U.S. patents related to gas plasma antenna technology.

RECENT PRIVATE PLACEMENTS

         PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 2, 2004

         The selling stockholders are offering up to 6,999,999 shares of our common stock of which 3,333,333 are issuable upon exercise of our outstanding three-year common stock purchase warrants having an exercise price of $1.00 per share that were sold in a private placement completed on April 2, 2004, and 333,333 shares of common stock are issuable upon exercise of similar outstanding common stock purchase warrants having an exercise price of $1.40 issued as a finder's fee in this private placement transaction. We have agreed to register for resale 125% of the 3,333,333 shares of our common stock in this offering and 110% of the 3,333,333 shares of our common stock that are issuable upon exercise of the warrants sold in this private placement, to cover the shares of our common stock, if any, issuable as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement dated as of April 2, 2004 or the Registration Rights Agreement dated as of April 2, 2004. We agreed to register 110% of the 333,333 shares of our common stock issuable upon exercise of the warrants issued as finder's fee in this private placement.

         We received gross proceeds of $2,000,000 and net proceeds of $1,750,000 (after deducting finders' fees and transactions costs) from this private placement.

         PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 16, 2004

         The selling stockholders are offering up to 5,025,000 shares of our common stock, of which 2,500,000 are issuable upon exercise of our outstanding three-year common stock purchase warrants having an exercise price of $1.50 per share that were sold in a private placement transaction completed on April 16, 2004, and 25,000 shares of common stock issuable upon exercise of similar outstanding common stock purchase warrants having an exercise price of $2.00 per share issued as a finder's fee in this private placement transaction. We have agreed to register for resale 125% of the 2,500,000 shares of our common stock and 110% of the 2,500,000 shares of our common stock that are issuable upon exercise of the warrants sold in this private placement, to cover the shares of our common stock, if any, issuable as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement dated as of April 16, 2004.

         We received gross proceeds of $2,000,000 and net proceeds of $1,890,000 (after deducting finders' fees and transactions costs) from this private placement.

         PRIVATE PLACEMENT TRANSACTION COMPLETED ON MAY 3, 2004

         The selling stockholders are offering up to 14,727,300 shares of our common stock of which 7,098,750 are issuable upon exercise of our outstanding three-year redeemable common stock purchase warrants having an exercise price of $1.50 per share that were sold in a private placement transaction completed on May 3, 2004, and 529,800 are issuable upon exercise of redeemable common stock purchase warrants issued as finders' fees in this private placement transaction.

         We received gross proceeds of $5,679,000 and net proceeds of $5,133,860 (after deducting finders' fees and transactions costs) from this private placement.

         ADDITIONAL SELLING STOCKHOLDERS WITH PIGGY-BACK REGISTRATION RIGHTS

         Some of our stockholders have outstanding piggy-back registration rights. These selling stockholders are offering up to 2,328,717 shares of our common stock consisting of:

         o 637,721 shares of our common stock issued to current and former consultants, directors and employees pursuant to consulting and employment agreements for services rendered to us;

         o 266,334 shares of our common stock issued to ASI Technology Corporation pursuant to a Technology Purchase Agreement dated March 19, 2003;

         o 1,074,662 shares of our common stock issued to the sole stockholder of Science and Technology Research, Inc. pursuant to an Agreement and Plan of Merger dated September 30, 2003;

         o 300,000 shares of our common stock issued to investors in our April 2, 2004 private placement in consideration of their consent to the April 16, 2004 private placement; and

         o 50,000 shares issuable upon exercise of a common stock purchase warrant issued to counsel for the investors in our April 2, 2004 private placement.

THE OFFERING

         The selling stockholders are offering up to 31,156,015 shares of our common stock consisting of 15,210,800 shares of our common stock, 13,870,216 shares of common stock issuable upon the exercise of warrants and 2,074,999 shares of our common stock which may be issued as liquidated damages or as a result of adjustments contemplated by our agreements with certain of the selling stockholders.

ISSUER:                          Markland Technologies, Inc.

SECURITIES OFFERED:              31,156,015 shares of Markland's common stock.

OTC SYMBOL:                      MRKL.OB

USE OF PROCEEDS:                 We will not receive any of the proceeds from
                                 the sale by any selling stockholder of the common stock.

OFFERING PRICE:                  To be determined by the prevailing market price
                                 for the shares at the time of the sale or in negotiated transactions.

RISK FACTORS:                    You should read the "Risk Factors" section
                                 beginning on page 5 (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with an investment in our common stock.

TERMS OF THE SALE:               To be determined at the time of the sale.

TOTAL SHARES OF OUR COMMON       31,681,793
STOCK OUTSTANDING AS OF
JUNE 16, 2004:

RECENT DEVELOPMENTS

         We have identified a specific acquisition candidate and we are currently negotiating the terms of that potential acquisition. This acquisition candidate is a privately held company with expertise in sensor technology whose primary customer is the U.S. Department of Defense. If this acquisition is completed, it will be material to us. We expect the purchase price to be approximately $19,000,000 and to be paid in cash and secured notes. To finance this transaction, we expect to use a substantial portion of our available cash and to raise additional cash through sales of our securities. In the event that we obtain financing, it may be on terms that are dilutive to our existing stockholders and it may limit, among other things, our ability to acquire other businesses, invest in capital assets, sell or otherwise dispose of our existing assets or incur additional indebtedness.

         We may be unable to successfully negotiate or finance this acquisition, or if the acquisition is consummated, effectively integrate the acquired business into ourexisting business. The negotiation of this acquisition and the integration of the acquired business operations may require a disproportionate amount of management's attention and our resources. Furthermore, the success of this transaction may also depend on a number of other factors, including the ability to estimate accurately rates of future production and future net revenues and to assess possible liabilities. Even though we will have performed a review of, among other things, the business operations of the candidate before we close this acquisition, it may not necessarily reveal existing or potential problems or permit us to become familiar enough with the business to assess fully its deficiencies or potential.

SUMMARY FINANCIAL INFORMATION

         The following table provides selected financial and operating data for the years ended June 30, 2003 and June 30, 2002 and the nine months ended March 31, 2004 and March 31, 2003.

                                                                                          NINE MONTHS ENDED
                                                                                              MARCH 31,
                                                          YEAR ENDED JUNE 30,                (UNAUDITED)
                                                     ---------------------------     ---------------------------
                                                         2003           2002             2004           2003
                                                     ------------   ------------     ------------   ------------
Revenue                                              $   658,651             --      $ 5,382,341    $   322,451
Gross Profit (Loss)                                      213,433             --          895,829        236,653
Profit (Loss) from Continuing Operations              (3,835,594)      (247,677)      (4,609,836)    (1,920,342)
Net profit (Loss)                                     (2,836,881)    (2,460,965)      (4,876,796)    (2,093,212
Current Assets                                           342,604         26,661        2,214,896        193,216
Current Liabilities                                    1,577,910      6,932,525        2,802,354      1,894,414
Total Assets                                           2,040,936             --       10,332,836      1,859,882
Long Term Debt                                           416,666             --               --        405,083

                                ________________

         Our executive offices are located at 54 Danbury Road, #207, Ridgefield, CT 06877, and our phone number is (203) 894-9700.
                                ________________

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES, AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE PROFITABILITY IN THE FUTURE.

         We have a history of operating losses. We cannot predict when, or if, we will ever achieve profitability. Our current business operations began in 2002 and have resulted in losses in each fiscal year. As of March 31, 2004, we had an accumulated deficit of approximately $14,649,531. If we continue to experience operating losses, an investment in our common stock is at risk of being lost.

WE HAVE A GOING-CONCERN QUALIFICATION IN THE REPORT BY OUR INDEPENDENT AUDITORS FOR OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED JUNE 30, 2003, WHICH MAY MAKE CAPITAL RAISING MORE DIFFICULT AND MAY REQUIRE US TO SCALE BACK OR CEASE OPERATIONS, PUTTING OUR INVESTORS' FUNDS AT RISK.

         The report of our independent auditors dated September 15, 2003 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. If we are unable to obtain additional funding, we may not be able to continue operations. Since January 1, 2004, we have raised a total of $12,336,000 in new capital. There is no guarantee that we will be able to attract additional equity or debt investors. To date, we have funded our operations through equity investments and issuances of debt. Additionally, we have an accumulated deficit of approximately $14,649,531 as of March 31, 2004. This deficit indicates that we may be unable to meet our future obligations unless additional funding sources are obtained.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH.

         The development of our technologies will require additional capital, and our business plan is to acquire additional revenue-producing assets. We incurred net losses of $4,876,796 and $2,093,212 for the nine months ended March 31,2004 and 2003, respectively. Additionally, we had a working capital deficiency of $587,458 at March 31, 2004. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business. If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. Although we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. If we raise additional funds through the sale of equity or convertible securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand.

OUR CURRENT AND FUTURE EXPECTED REVENUES ARE DERIVED FROM A SMALL NUMBER OF CUSTOMERS SUCH THAT THE LOSS OF ANY ONE ULTIMATE CUSTOMER COULD MATERIALLY REDUCE OUR REVENUES.

         During the nine months ended March 31, 2004, we derived more than 95% of our revenues from two customers. We have a contract with the U.S. Navy that may provide for revenues of up to approximately $37,000,000 depending upon the U.S. Navy's needs of which STR, our subsidiary, recognized approximately $14,411,000 in revenues for the three-year period ended March 31, 2004 and a subcontract agreement with Computer Sciences Corporation may provide for revenues of up to approximately $2,000,000 of which Ergo Systems, Inc., our subsidiary, has generated approximately $1,511,834 in revenues. The loss of any one of these customers due to cutbacks, competition, or other reasons would materially reduce our revenue base. Annual or quarterly losses may occur if there are material gaps or delays in orders from one of our largest customers that are not replaced by other orders or other sources of income.

THE LEASE ON OUR PRIMARY MANUFACTURING FACILITY IN FREDERICKSBURG, VIRGINIA, IS MONTH-TO-MONTH. IF THIS LEASE IS TERMINATED, IT MAY SUBSTANTIALLY IMPAIR OUR ABILITY TO SERVICE OUR CONTRACTS AND MAY ADVERSELY AFFECT OUR OPERATIONS.

         We lease our manufacturing facility in Fredericksburg, Virginia, on a month-to-month basis, and the owner of this property may terminate our lease upon 30 day's notice for any reason. If the owner of the property terminates the lease, we would have to relocate our manufacturing operations. No assurance can be given that we would be able to relocate to a new facility without severely disrupting the production of our goods. Such a disruption could result in a failure to fulfill our delivery obligations to our customers, including the U.S. Navy and Computer Sciences Corporation. Our failure to perform under our contracts may result in the dissatisfaction of our customers and might impair our ability to obtain future business, which would have a material adverse effect on our business and financial condition, results of operations and future prospects.

MANY OF OUR TECHNOLOGIES ARE UNPROVEN AND THEIR SUCCESS IN THE MARKETPLACE IS UNKNOWN.

         Our Gas plasma antenna, Vehicle stopping system, Acoustic Core(TM) signature analysis, APTIS(TM) human screening portal, and cryptography software have not reached commercial viability. There is no guarantee that these products will be successful in the marketplace. Although we currently sell automatic chemical detection and alarm systems, we do not know for how long the U.S. Navy will continue to buy this product, nor do we know if we will be able to sell this product or others like it to other customers. If we do not successfully exploit our technology, our financial condition, results of operations and business prospects would be adversely affected. The development of our technology is subject to certain factors beyond our control, including the production of certain components by our suppliers. Commercially viable plasma antenna technology systems may not be successfully and timely produced by our original equipment manufacturers due to the inherent risk of technology development, new product introduction, limitations on financing, competition, obsolescence, loss of key technical personnel or other factors. The development and introduction of our technologies could be subject to additional delays. Our various projects are high risk in nature, and unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or a determination that further exploitation is unfeasible.

THE HOMELAND SECURITY INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, AND UNLESS WE KEEP PACE WITH THE CHANGING TECHNOLOGIES, WE COULD LOSE CUSTOMERS AND FAIL TO WIN NEW CUSTOMERS.

         Our future success will depend, in part, upon our ability to develop and introduce a variety of new products and services and enhancements to these new product and services in order to address the changing and sophisticated needs of the homeland security marketplace. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of our products and services and purchase those of our competitors. Frequently, technical development programs in the homeland security industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict.

WE FACE INTENSE COMPETITION, WHICH COULD RESULT IN LOWER REVENUES AND HIGHER RESEARCH AND DEVELOPMENT EXPENDITURES AND COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Current political tensions throughout the world have heightened interest in the homeland security industry, and we expect competition in this field, which is already substantial, to intensify. If we do not develop new and enhanced products, or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures.

SOME OF OUR COMPETITORS ARE MUCH LARGER THAN WE ARE, HAVE BETTER NAME RECOGNITION THAN WE DO AND HAVE FAR GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO.

         With the U.S. government's large appropriation of money for homeland security programs, many companies are competing for the same homeland security contracts and there can be no assurance that Markland will effectively compete with large companies who have more resources and funds than we do. Several companies have been working on issues relevant to the safety of the American people for the past several years. Lockheed Martin and Northrop Grumman are providers of hardware engineering and systems engineering solutions. Computer Sciences Corporation and EDS provided computer and computer software solutions. Defense companies, such as General Dynamics, Boeing and Raytheon are solutions providers that could easily expand their business into the homeland security business and are currently allocating resources to develop programs in this area. Because of the services and additional human and financial resources that these larger companies can provide, they may be more attractive to the U.S. Government.

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS MAY SUFFER.

         Recently, we have expanded our operations to pursue existing and potential new market opportunities. This growth has placed, and is expected to continue to place, a strain on our personnel, management, financial and other resources. To manage our growth effectively, we must, among other things:

         o upgrade and expand our manufacturing facilities and capacity in a timely manner;

         o successfully attract, train, motivate and manage a larger number of employees for manufacturing, sales and customer support activities;

         o    control higher inventory and working capital requirements; and

         o improve the efficiencies within our operating, administrative, financial and accounting systems, procedures and controls.

         If we fail to manage our growth properly, we may incur unnecessary expenses and the efficiency of our operations may decline.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO EXPAND OUR OPERATIONS.

         To meet our growth objectives, we must attract and retain highly skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in net sales. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

OUR SUCCESS DEPENDS ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES.

         Our future success depends to a significant degree on the skills and efforts of Robert Tarini, our chief executive officer. If we lost the services of Mr. Tarini, our business and operating results could be adversely affected. We also depend on the ability of our other executive officers and members of senior management to work effectively as a team. The loss of one or more of our executive officers or senior management members could impair our ability to manage our business effectively.

OUR LARGEST CUSTOMERS ARE THE U.S. NAVY, COMPUTER SCIENCES CORPORATION AND THE DEPARTMENT OF HOMELAND SECURITY, WHOSE OPERATIONS ARE SUBJECT TO UNIQUE POLITICAL AND BUDGETARY CONSTRAINTS, INVOLVE COMPETITIVE BIDDING, AND OUR CONTACTS WITH THESE CUSTOMERS MAY BE SUBJECT TO CANCELLATION WITH OR WITHOUT PENALTY, WHICH MAY PRODUCE VOLATILITY IN OUR EARNINGS AND REVENUE.

         Our largest customers are the U.S. Navy and Computer Sciences Corporation, with whom we have entered into a subcontracting agreement for the Department of Homeland Security. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or delayed, and the receipt of revenues or payments may be substantially delayed. This irregular and unpredictable revenue stream makes it difficult for our business to operate smoothly. Obtaining contracts from government agencies is challenging, and government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

         o include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

         o be subject to purchasing decisions of agencies that are subject to political influence;

         o    contain onerous procurement procedures; and

         o be subject to cancellation if government funding becomes unavailable.

       In addition, federal government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. These audits may occur several years after completion of the audited work. An audit could result in a substantial adjustment to our revenues because we would not be reimbursed for any costs improperly allocated to a specific contract, and we would be forced to refund any improper costs already reimbursed. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, our reputation could be harmed if allegations of impropriety were made against us.

OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR PROPRIETARY TECHNOLOGY.

         Our ability to compete depends significantly upon our patents, our trade secrets, our source code and our other proprietary technology. The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Our patents could be challenged, invalidated or circumvented, in which case the rights we have under our patents could provide no competitive advantages. Existing trade secrets, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States, which could increase the likelihood of misappropriation. Furthermore, other companies could independently develop similar or superior technology without violating our intellectual property rights. Any misappropriation of our technology or the development of competing technology could seriously harm our competitive position, which could lead to a substantial reduction in net sales.

         If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, distract the attention of management, and there can be no assurance that we would prevail.

CLAIMS BY OTHERS THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

         Our industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

         We do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

         We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

WE RELY ON THIRD PARTIES TO DEVELOP AND PROVIDE KEY COMPONENTS FOR OUR GAS PLASMA ANTENNAS, CRYPTOGRAPHY SOFTWARE, ACOUSTIC CORE(TM) AND APTIS(TM) HUMAN SCREENING PORTAL PRODUCTS.

         We rely on third-party suppliers to supply key components that we will use in our gas plasma antennas, Acoustic Core(TM) and APTIS(TM) human screening portal products. If those suppliers fail to develop and supply these components in a timely manner or at all, or fail to develop or supply components that meet our quality, quantity or cost requirements, and we are unable to obtain substitute sources of these components on a timely basis or on terms acceptable to us, we may not be able to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

NEW CORPORATE GOVERNANCE REQUIREMENTS ARE LIKELY TO INCREASE OUR COSTS AND MAKE IT MORE DIFFICULT TO ATTRACT QUALIFIED DIRECTORS.

         We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC. We expect that these laws, rules and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new requirements are also likely to make it more difficult for us to attract and retain qualified individuals to serve as members of our board of directors or committees of the board, particularly the audit committee.

FUTURE ACQUISITIONS OF OTHER COMPANIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND ADDITIONAL EXPENSES.

         We have completed the acquisitions of several companies, we plan to review potential acquisition candidates, and our business and our strategy may include building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

         Acquisitions involve numerous risks including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilations of the operations, personnel, and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we may acquire in the future, our business will suffer.

WE FACE RISKS ASSOCIATED WITH OUR PLANS TO MARKET, DISTRIBUTE AND SERVICE OUR PRODUCTS INTERNATIONALLY.

         We intend to market, distribute and service our products internationally subject to applicable U.S. Governmental approval and regulation on sales of sensitive U.S. technology. Our success in international markets will depend, in part, on our ability to secure relationships with foreign sub-distributors and on our ability to meet foreign regulatory and commercial requirements.

         In March 2004, Markland signed an agreement with Tradeways, Ltd. Tradeways, founded in 1974, is the principal worldwide exporter of U.S. Military Special Nuclear, Biological and Chemical (NBC) Equipment, and has fulfilled contracts for NBC products in more than 30 countries. Tradeways provides a complete range of NBC products, as well as training and service. The process of selling to foreign militaries is lengthy, and Markland cannot give any assurances that it will be successful. If Tradeways is unsuccessful in selling Markland's products, it would greatly decrease Markland's success with foreign military sales. To date, we have not sold any products through this channel.

OUR CEO AND PRESIDENT HAVE THE ABILITY TO CONTROL OUR AFFAIRS, AND THEIR INTERESTS MAY CONFLICT WITH THOSE OF OTHER STOCKHOLDERS

         Robert Tarini and Kenneth Ducey, Jr., are the CEO and President, respectively, and the sole directors of the Company. As of June 16, 2004, they directly or indirectly controlled 14.34% of our common stock. In May 2004, we entered into employment contracts with them under which they each have the potential to receive stock grants, calculated on a fully-diluted basis, over a period of five years equal to approximately 7.5% of our outstanding shares of our common stock. (Tarini and Ducey each have already received a number of shares equal to 2.5% of our fully-diluted common stock under these agreements.) As a result of the amount of our outstanding stock they currently own or control and the amounts they may acquire in the future under our agreements with them, they may be able to:

         o    control our management and policies;

         o    prevent or cause a change control of our company;

         o affect the outcome of all matters entrusted to our board of directors; and

         o influence the election of our directors and the outcome of other matters submitted to our stockholders for approval, including amendments to our charter, acquisition or disposition of assets, future issuances of common stock or other securities and compensation.

         Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that Mr. Tarini and Mr. Ducey may have to us or our stockholders in general, they may have interests different than yours.

         WE ARE NOT SUBJECT TO THE SAME CORPORATE GOVERNANCE STANDARDS AS LISTED COMPANIES, INCLUDING WITHOUT LIMITATION, THE REQUIREMENT THAT THE COMPANY HAVE A MAJORITY OF INDEPENDENT DIRECTORS.

         Registered exchanges and the Nasdaq National Market have enhanced corporate governance requirements that apply to issuers that list their securities on those markets. Our common stock is quoted on the OTC Bulletin Board which does not have comparable requirements. For instance, we are not required to have any independent directors or to adopt a code of ethics.

         Currently, we have no independent directors and therefore management has significant influence over decisions made on behalf of the stockholders. In certain circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise.

         Furthermore, certain relationships with our officers, directors and affiliates may also involve inherent conflicts of interest. We do not have a policy to resolve conflicts of interest. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that's they may have to us or our other stockholders in general, these persons may have interests different than yours.

                        RISKS RELATED TO OUR COMMON STOCK

IT MAY BE DIFFICULT FOR YOU TO RESELL YOUR SHARES IF AN ACTIVE AND LIQUID MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP

         Our common stock is not actively traded on a registered securities exchange and we do not meet the initial listing criteria for any registered securities exchange or the NASDAQ National Market System. It is quoted on the less recognized OTC Bulletin Board. This factor may further impair your ability to sell your shares when you want and/or could depress our stock price. As a result, you may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares.

         Due to the current price of our common stock, many brokerage firms may not be willing to effect transactions in our securities, particularly because low-priced securities are subject to an SEC rule that imposes additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share).

         These factors severely limit the liquidity of our common stock, and would likely have a material adverse effect on its market price and on our ability to raise additional capital. We cannot predict the extent to which investor interest in our stock, if any, will lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

         Our stock price has been volatile. From April 1, 2003 to June 16, 2004, the trading price of our common stock ranged from $0.69 to $15.00. Many factors may cause the market price of our common stock to fluctuate, including:

         o    variations in our quarterly results of operations;

         o    the introduction of new products by us or our competitors;

         o acquisitions or strategic alliances involving us or our competitors;

         o    future sales of shares of common stock in the public market; and

         o    market conditions in our industries and the economy as a whole.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm our business.

IF WE ISSUE SUBSTANTIAL SHARES OF OUR COMMON STOCK (I) PURSUANT TO OUR PRIVATE EQUITY CREDIT AGREEMENT, (II) UPON CONVERSION OF THE OUTSTANDING SERIES D CONVERTIBLE PREFERRED STOCK AND (III) UPON EXERCISE OF OUR COMMON STOCK PURCHASE WARRANTS, YOU COULD SUFFER SUBSTANTIAL DILUTION OF YOUR INVESTMENT AND OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

         We have entered into a private equity credit agreement with Brittany Capital Management Limited, an offshore investment fund, on September 10, 2003 whereby we can force Brittany Capital to purchase up to $10 million of our common stock, provided we have an effective registration statement on file with the SEC covering these shares. While we have not filed a registration statement with the SEC to cover these shares of common stock, we intend to file one in the future. In addition, we are obligated to issue a substantial number of shares of common stock upon the conversion of our Series D convertible preferred stock and common stock purchase warrants.

         Should a significant number of these securities be issued, exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on our outstanding common stock. The conversion and exercise of a substantial amount of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which we could obtain additional equity capital. The price, which we may receive for the shares of common stock, that are issuable upon conversion or exercise of such securities, may be less than the market price of the common stock at the time of such conversions or exercise.

FLUCTUATIONS IN OUR QUARTERLY NET SALES AND RESULTS OF OPERATIONS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         Our future net sales and results of operations are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that our net sales or results of operations in a quarter will fall below the expectations of securities analysts or investors. If this occurs, the market price of our common stock could fall significantly. Our results of operations in any quarter can fluctuate for many reasons, including:

         o Timing of orders from our largest customers, the U.S. Navy and Computer Sciences Corporation;

         o our ability to manufacture, test and deliver products in a timely and cost-effective manner;

         o    our success in winning competitions for orders;

         o    the timing of new product introductions by us or our competitors;

         o    the mix of products we sell;

         o    competitive pricing pressures; and

         o    general economic climate.

         A large portion of our expenses, including expenses for facilities, equipment, and personnel, are relatively fixed. Accordingly, if our net sales decline or do not grow as much as we anticipate, we might be unable to maintain or improve our operating margins. Any failure to achieve anticipated net sales could therefore significantly harm our operating results for a particular fiscal period.

THE HOLDERS OF OUR PREFERRED STOCK HAVE CERTAIN RIGHTS AND PRIVILEGES THAT ARE SENIOR TO OUR COMMON STOCKHOLDERS, AND WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT STOCKHOLDER APPROVAL THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our board of directors has the authority to issue, without any further vote or action by you and the other common stockholders, a total of up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders. We have issued and outstanding 30,000 shares of our Series A Non-Voting Redeemable Convertible Preferred Stock, 19,286 shares of our Series D Convertible Preferred Stock and may, from time to time in the future, issue additional preferred stock for financing or other purposes with rights, preferences or privileges senior to the common stock. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued or might be issued in the future. Preferred stock also could make it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the holders of our common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS, IF ANY, FROM THE EXERCISE OF OUR COMMON STOCK PURCHASE WARRANTS.

         We intend to use the proceeds, if any, from the exercise of our common stock purchase warrants, $19,092,824 if all warrants are exercised in their entirety, for general corporate purposes, including capital expenditures, working capital and possible acquisitions. Accordingly, we will have broad discretion in using these proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we will consider in determining how to use the proceeds. We may use the proceeds for purposes that do not result in any increase in our market value or any improvement in our results of operations.

WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK, AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not paid dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. In addition, the terms of our Exchange Agreement with Eurotech, Ltd. prohibit us from declaring dividends.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at WWW.SEC.GOV.

         WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, NEW EVENTS OR ANY OTHER REASON, OR REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT OR THE DATE OF DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT INCLUDE FORWARD-LOOKING STATEMENTS.

                                 USE OF PROCEEDS

         The shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY

MARKET INFORMATION

         Our common stock is quoted on the OTC Bulletin Board by The National Association of Securities Dealers, Inc. under the symbol "MRKL.OB." The following table provides, for the periods indicated, the high and low closing prices for our common stock as reported on the OTC Bulletin Board. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The prices reflect a 1-for-60 reverse stock split effective October 27, 2003. Prior to December 2003, the common stock of the Company was thinly traded. We believe that the variability of the share price may, in part, be due to thin trading.

YEAR ENDED JUNE 30, 2002                         HIGH              LOW
----------------------------------------- ------------------ --------------
First quarter                                  $30.59             $3.00
Second quarter                                  28.79              3.00
Third quarter                                    4.80              1.50
Fourth quarter                                   4.80              1.20

YEAR ENDED JUNE 30, 2003
----------------------------------------- ------------------ --------------
First quarter                                    1.20              1.20
Second quarter                                  33.00              0.60
Third quarter                                   18.60              7.80
Fourth quarter                                  15.00              3.36

YEAR ENDED JUNE 30, 2004
----------------------------------------- ------------------ --------------
First quarter                                    9.00              2.40
Second quarter                                   5.70              1.90
Third quarter                                    2.70              0.69
Fourth quarter through June 16, 2004             4.40              1.05

         On June 16, 2004, the last sale price of our common stock as reported on the OTC Bulletin Board was $1.08 per share. On that date, we had approximately 739 holders of record of our common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.

         We have never declared or paid cash dividends on our capital stock, and we do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance our operations and future growth. In addition, the terms of our Exchange Agreement with Eurotech, Ltd. prohibit us from declaring dividends.

                              SELLING STOCKHOLDERS

         Up to 31,156,016 shares are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders.

PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 2, 2004

         The investors in a private placement transaction completed on April 2, 2004, each a selling stockholder, are offering up to 6,999,999 shares of our common stock acquired in this private placement, consisting of:

         o    3,333,333 shares of our common stock;

         o 3,333,333 shares of our common stock to be obtained by exercising common stock purchase warrants with an exercise price of $1.00 per share; and

         o 333,333 shares of our common stock to be obtained by exercising common stock purchase warrants with an exercise price of $1.40 per share that were issued as finder's compensation.

         We have agreed to register for resale 125% of the 3,333,333 shares of our common stock and 110% of the 3,333,333 shares of our common stock that are issuable upon exercise of the warrants sold in the April 2, 2004 private placement, to cover the shares of our common stock issuable as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement dated as of April 2, 2004 or the Registration Rights Agreement dated as of April 2, 2004. We also agreed to register 110% of the 333,333 shares of our common stock that are issuable upon exercise of the warrants issued as finder's fee in this private placement.

         We received gross proceeds of $2,000,000 and net proceeds of $1,750,000 (after deducting finders' fees and transaction costs) from this private placement.

         Under an agreement signed in connection with the April 2, 2004 private placement transaction, we granted the investors in that transaction the right to receive additional shares under some conditions. Subject to certain exceptions, if we offer or sell our common stock, warrants, or convertible securities either
(i) before the SEC declares this registration statement effective or (ii) within 180 days after the SEC declares this registration statement effective at a price per share (or, in the case of convertible securities, a price per conversion share) below $0.60 or if the registration statement is suspended twice or more during any consecutive twelve-month period and each suspension period is either for more than ten days or begins less than 10 business days after the last day of the preceding suspension, we must make the following adjustments:

         (a) We must issue that number of shares and warrants to each investor which, when combined with the shares and warrants purchased by such investor in the April 2, 2004 private placement, will equal the number of shares and warrants the investor would have received for his or her investment had the purchase price per share been the lowest of (i) the lowest price per share of the new securities, (ii) if the securities are convertible, the price per share of the conversion shares, and (iii) if the new transaction takes place prior to the SEC declaring this registration statement effective, $0.40. Under the April 2, 2004 transaction, for each share of our common stock an investor purchased, the investor received a warrant to purchase one additional share;

         (b) If, in the new transaction, we issue warrants to purchase a number of shares in excess of the number of shares of our common stock sold in the new transaction, we must issue to each investor in the private placement a number of warrants (in addition to any warrants issued pursuant to the anti-dilution adjustment described in (a) above) equal to the number of warrants held by that investor (including any warrants issued pursuant to the anti-dilution adjustment described in (a) above) times the percentage by which the number of shares issuable on exercise of the new warrants exceeds the number of shares of our stock issued in the new transaction; and

         (c) If we issue new warrants on terms more favorable than those issued to the private placement investors (including, but not necessarily limited to, lower exercise prices and longer periods between issuance and expiration), we must change the terms of their warrants to be similar to those of the new warrants.

PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 16, 2004

         The investors in a private placement transaction completed on April 16, 2004, each a selling stockholder, are offering up to 5,025,000 shares of our common stock acquired in this private placement, consisting of:

         o    2,500,000 shares of our common stock;

         o 2,500,000 shares of our common stock to be obtained by exercising common stock purchase warrants with an exercise price of $1.50 per share; and

         o 25,000 shares of our common stock to be obtained by exercising common stock purchase warrants with an exercise price of $2.00 per share that were issued as finder's compensation.

         We have agreed to register for resale 125% of the 2,500,000 shares of our common stock and 110% of the 2,500,000 shares of our common stock that are issuable to certain stockholders upon exercise of the warrants, to cover the shares of our common stock, issuable as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement dated as of April 16, 2004.

         We received gross proceeds of $2,000,000 and net proceeds of $1,890,000 (after deducting finders' fees and transaction costs) from this private placement.

PRIVATE PLACEMENT TRANSACTION COMPLETED ON MAY 3, 2004

         The investors in the private placement transaction completed on May 3, 2004, each a selling stockholder, are offering up to 14,727,300 shares of our common stock acquired in this private placement, consisting of:

         o    7,098,750 shares of our common stock;

         o 7,098,750 shares of our common stock to be obtained by exercising redeemable common stock purchase warrants with an exercise price of $1.50 per share; and

         o 529,800 shares of our common stock to be obtained by exercising redeemable common stock purchase warrants with an exercise price of $1.50 per share that were issued as finder's compensation.

         We received gross proceeds of $5,679,000 and net proceeds of $5,133,860 (after deducting finders' fees and transaction costs) from this private placement.

REGISTRATION RIGHTS

         We entered into agreements with investors in private placements completed on April 2, 2004, April 16, 2004 and May 3, 2004. Pursuant to these agreements, we agreed to file with the SEC a registration statement covering the resale of all our common stock covered by this prospectus pursuant to Rule 415 of the Securities Act.

         We are required to register for resale 125% of the common stock that we issued in the private placement transactions completed on April 2, 2004 and April 16, 2004, and 110% of the common stock issuable upon exercise of the common stock purchase warrants issued in connection with these two private placement transactions, to cover the shares of our common stock, if any, issuable to certain selling stockholders as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement dated as of April 2, 2004 and April 16, 2004 or the related Registration Rights Agreement. We will be required to amend this registration statement or file an additional registration statement, of which this prospectus is a part, at any time if the remaining number of shares of common stock or the common stock issuable upon exercise of the common stock purchase warrants exceeds 90% of the number of shares of common stock registered by this registration statement, of which this prospectus is a part.

         Accordingly, we filed a Registration Statement on Form SB-2, of which this prospectus forms a part, on May 11, 2004, with respect to the resale of these shares from time to time. In addition, we agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible thereafter, and to keep the registration statement effective for two years following its effective date, unless the shares of our common stock covered by this prospectus have been sold or may be sold pursuant to Rule 144(k) of the Securities Act, subject to certain restrictions.

         Under the Registration Rights Agreement dated April 2, 2004, and the Securities Purchase Agreement entered into on April 16, 2004, we will be obligated to pay liquidated damages to the holders of our common stock who are parties to those agreements, if this registration statement is not filed by forty-five (45) days after the close of the private placement, and if it is not declared effective by the earlier of five (5) trading days after oral or written notice by the SEC that it may be declared effective or ninety (90) days after the close of the private placement. The amount that we must pay will be equal to two percent (2%) of the purchase price paid by each holder in the April 2, 2004 and April 16, 2004 private placements for each thirty-day (30) period (and pro rata for any period less than thirty days) for which we fail to meet the relevant filing date or the relevant effective date.

ADDITIONAL SELLING STOCKHOLDERS WITH PIGGY-BACK REGISTRATION RIGHTS

         The selling stockholders with piggy-back registration rights are offering up to 2,328,717 shares of our common stock being registered for resale by this registration statement, of which this prospectus is part, consisting of:

         o 637,721 shares of our common stock obtained by current and former consultants, directors and employees pursuant to consulting and employment agreements for services rendered to us;

         o 266,334 shares of our common stock obtained by ASI Technology Corporation pursuant to a Technology Purchase Agreement dated March 19, 2003;

         o 1,074,662 shares of our common stock obtained by the sole stockholder of Science and Technology Research, Inc. pursuant to an Agreement and Plan of Merger dated September 30, 2003;

         o 300,000 shares of our common stock issued to investors in our April 2, 2004 private placement in consideration of their consent to the April 16, 2004 private placement; and

         o 50,000 shares of our common stock issuable upon exercise of a common stock purchase warrant issued to counsel for the investors in our April 2, 2004 private placement.

                           SELLING STOCKHOLDERS TABLE

         Based on the information supplied to us by each selling stockholder, the following table sets forth the approximate number of shares beneficially owned as of June 16, 2004, by each of the selling stockholders and their pledgees, assignees and successors in interest. The "Right to Acquire" column reflects beneficial ownership of shares subject to warrants and convertible preferred stock that may be exercised and converted within 60 days after June 15, 2004. The "Shares Offered" column reflects all of the shares that each selling stockholder may offer under this prospectus. Percentage ownership is based on 31,681,793 shares issued and outstanding as of June 16, 2004. The table assumes that the selling stockholders will sell all of the shares.

         Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.

         The terms of the common stock purchase warrants provide that the number of shares to be obtained by each of the holders of the warrants, upon exercise of our common stock purchase warrants cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each of them, would result in any one of them owning more than 4.99% (or, in some cases, 9.99%) of our outstanding common stock at any given point in time.

         In addition, the selling stockholders may have sold, transferred or otherwise disposed of the warrants issued in the private placements completed on April 2, 2004, April 16, 2004 and May 3, 2004 in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their securities holdings.

         Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

         The applicable percentages of ownership are based on an aggregate of 31,681,793 shares of our common stock issued and outstanding on June 16, 2004. The number of shares beneficially owned by the selling stockholders is determined under rules promulgated by the SEC.

                                                                                                          BENEFICIAL OWNERSHIP
                                            BENEFICIAL OWNERSHIP PRIOR TO OFFERING                            AFTER OFFERING
                                            --------------------------------------                     -----------------------------
                                                           RIGHT TO                     SHARES           OUT-   RIGHT TO
NAME OF BENEFICIAL OWNER                    OUTSTANDING     ACQUIRE       TOTAL         OFFERED        STANING   ACQUIRE    PERCENT
-----------------------------------------   -----------   -----------  -----------  ---------------    -------  --------    --------
PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 2, 2004
Elite Properties Ltd. ...................    1,183,333     1,083,333    2,266,666     2,266,666 (1)       0         0           *
Montana View Corporation ................    1,350,000     1,250,000    2,600,000     2,600,000 (1)       0         0           *
Sparrow Ventures, Inc. ..................    1,100,000     1,000,000    2,100,000     2,100,000 (1)       0         0           *
West Hastings Ltd. ......................            0       333,333      333,333       333,333 (1)(2)    0         0           *

PRIVATE PLACEMENT TRANSACTION COMPLETED ON APRIL 16, 2004
Castlerigg Master Investments, Ltd.. ....    1,000,000     1,000,000    2,000,000     2,000,000 (1)       0         0           *
Spectra Capital Management, LLC .........      500,000       500,000    1,000,000     1,000,000 (1)       0         0           *
AS Capital Partners, LLC ................      250,000       250,000      500,000       500,000 (1)       0         0           *

                                                               -19-




                                                                                                          BENEFICIAL OWNERSHIP
                                            BENEFICIAL OWNERSHIP PRIOR TO OFFERING                            AFTER OFFERING
                                            --------------------------------------                     -----------------------------
                                                           RIGHT TO                     SHARES           OUT-   RIGHT TO
NAME OF BENEFICIAL OWNER                    OUTSTANDING     ACQUIRE       TOTAL         OFFERED        STANING   ACQUIRE    PERCENT
-----------------------------------------   -----------   -----------  -----------  ---------------    -------  --------    --------

Vestcap International Management, Ltd. ..      250,000       250,000      500,000       500,000 (1)       0         0           *
OTAPE Investments, LLC ..................      125,000       125,000      250,000       250,000 (1)       0         0           *
Basso Holding, Ltd. .....................       83,334        83,334      166,668       166,668 (1)       0         0           *
Basso Eq Op Hld Fund, Ltd. ..............       83,333        83,333      166,666       166,666 (1)       0         0           *
Basso Multi Strategy Hldg Fund, Ltd. ....       83,333        83,333      166,666       166,666 (1)       0         0           *
Fredrick Berdon & Co. L.P. ..............       62,500        62,500      125,000       125,000 (1)       0         0           *
SRG Capital, LLC ........................       62,500        62,500      125,000       125,000 (1)       0         0           *
Baker Consulting.........................            0        25,000       25,000        25,000 (1)(2)    0         0           *

PRIVATE PLACEMENT TRANSACTION COMPLETED ON MAY 3, 2004
Gamma Opportunity Capital Partners, LP...      625,000       625,000    1,250,000     1,250,000           0         0           *
Alpha Capital AG.........................      625,000       625,000    1,250,000     1,250,000           0         0           *
Stonestreet LP...........................      562,500       562,500    1,125,000     1,125,000           0         0           *
Bristol Investment Fund, Ltd. ...........      500,000       500,000    1,000,000     1,000,000           0         0           *
IAB Island Ventures SA...................      375,000       375,000      750,000       750,000           0         0           *
Ellis International Limited, Inc. .......      312,500       312,500      625,000       625,000           0         0           *
Winton Capital Holdings, Ltd. ...........      312,500       312,500      625,000       625,000           0         0           *
Rock II, LLC.............................      300,000       300,000      600,000       600,000           0         0           *
Professional Traders Fund, LLC...........      250,000       250,000      500,000       500,000           0         0           *
Platinum Long Term Growth................      250,000       250,000      500,000       500,000           0         0           *
DKR Sound Shore Oasis Holding Fund,
Ltd. ....................................      375,000       375,000      750,000       750,000           0         0           *
Congregation Mishkan Shalom..............      250,000       250,000      500,000       500,000           0         0           *
Jay Goldman Master Limited Partners......      200,000       200,000      400,000       400,000           0         0           *
SRG Capital, LLC.........................      187,500       187,500      375,000       375,000           0         0           *
Greenwich Growth Fund Limited............      187,500       187,500      375,000       375,000           0         0           *
David A. Lyons...........................      156,250       156,250      312,500       312,500           0         0           *
Whalehaven Fund Limited..................      156,250       156,250      312,500       312,500           0         0           *
South Ferry L.P. #2......................      125,000       125,000      250,000       250,000           0         0           *
Blair Capital Corporation................      125,000       125,000      250,000       250,000           0         0           *
Michael Hamblet..........................      100,000       127,411      227,411       227,411           0         0           *
MEA Group, LLC...........................       62,500        62,500      125,000       125,000           0         0           *
Iron Grid, Ltd. .........................       46,875        46,875       93,750        93,750           0         0           *
Gordon Gregoretti........................       37,500        37,500       75,000        75,000           0         0           *
Gerard Caviston..........................       30,000        30,000       60,000        60,000           0         0           *
Quentin Olwell...........................       15,625        15,625       31,250        31,250           0         0           *
Michael Gleason..........................       15,625        15,625       31,250        31,250           0         0           *
Wolfe, L.P. .............................       15,625        15,625       31,250        31,250           0         0           *

                                                               -20-




                                                                                                          BENEFICIAL OWNERSHIP
                                            BENEFICIAL OWNERSHIP PRIOR TO OFFERING                            AFTER OFFERING
                                            --------------------------------------                     -----------------------------
                                                           RIGHT TO                     SHARES           OUT-   RIGHT TO
NAME OF BENEFICIAL OWNER                    OUTSTANDING     ACQUIRE       TOTAL         OFFERED        STANING   ACQUIRE    PERCENT
-----------------------------------------   -----------   -----------  -----------  ---------------    -------  --------    --------

Global Opportunity Fund Limited..........       12,500        12,500       25,000        25,000           0         0           *
Apex Opportunity Fund, L.P. .............      100,000       100,000      200,000       200,000           0         0           *
Richard Molinsky.........................      100,000       100,000      200,000       200,000           0         0           *
Technology Transfer Venture Fund, LP.....      375,000       375,000      750,000       750,000           0         0           *
Lone Star Holding Partnership, LP........      125,000       125,000      250,000       250,000           0         0           *
Brickman Investments.....................      125,000       125,000      250,000       250,000           0         0           *
Solomon Yakoby...........................       62,500        62,500      125,000       125,000           0         0           *
Alberdale Capital LLC....................            0       162,500      162,500       162,500 (2)       0         0           *
Starboard Capital Markets LLC............            0        13,707       13,707        13,707 (2)       0         0           *
Anthony Spatacco, Jr. ...................            0        13,707       13,707        13,707 (2)       0         0           *
Richard F. Sands.........................            0        10,925       10,925        10,925 (2)       0         0           *
Richard F. Sands 1999 Family Trust DTD
  12/20/1999.............................            0         3,000        3,000         3,000 (2)       0         0           *
Wayde Walker.............................            0         3,000        3,000         3,000 (2)       0         0           *
Kevin Wilson.............................            0         1,000        1,000         1,000 (2)       0         0           *
Richard Brewster.........................            0         1,000        1,000         1,000 (2)       0         0           *
Rafael Vasquez...........................            0         1,000        1,000         1,000 (2)       0         0           *
Matthew Eitner...........................            0         1,000        1,000         1,000 (2)       0         0           *
Matthew Richard McGovern Living Trust
  Dated 7/28/2000........................            0         9,000        9,000         9,000 (2)       0         0           *
Nathaniel Clay...........................            0           200          200           200 (2)       0         0           *
William Poon.............................            0         1,000        1,000         1,000 (2)       0         0           *
Shraga Faskowitz.........................            0         1,000        1,000         1,000 (2)       0         0           *
Richard Michalski........................            0           200          200           200 (2)       0         0           *
Brian Smith..............................            0           200          200           200 (2)       0         0           *
James Ahern..............................            0           200          200           200 (2)       0         0           *
Scott Kenneth Steele.....................            0         1,000        1,000         1,000 (2)       0         0           *
Anthony Miller...........................            0           100          100           100 (2)       0         0           *
Alan Feldman.............................            0         1,000        1,000         1,000 (2)       0         0           *
Charles Savage...........................            0         1,000        1,000         1,000 (2)       0         0           *
David Bloom..............................            0           100          100           100 (2)       0         0           *
Matthew E. Donohue.......................            0           100          100           100 (2)       0         0           *
Kent Mitchell............................            0           100          100           100 (2)       0         0           *
Ian O'Brien Rupert.......................            0           100          100           100 (2)       0         0           *
Jason Lyons..............................            0       221,000      221,000       221,000 (2)       0         0           *
Mark Groussman...........................            0        55,250       55,250        55,250 (2)       0         0           *

                                                                    -21-




                                                                                                          BENEFICIAL OWNERSHIP
                                            BENEFICIAL OWNERSHIP PRIOR TO OFFERING                            AFTER OFFERING
                                            --------------------------------------                     -----------------------------
                                                           RIGHT TO                     SHARES           OUT-   RIGHT TO
NAME OF BENEFICIAL OWNER                    OUTSTANDING     ACQUIRE       TOTAL         OFFERED        STANING   ACQUIRE    PERCENT
-----------------------------------------   -----------   -----------  -----------  ---------------    -------  --------    --------

ADDITIONAL SELLING STOCKHOLDERS WITH PIGGY-BACK REGISTRATION RIGHTS
ASI Technology Corporation (4) ..........      306,284        0           306,284       266,334           0         0           *
Commonwealth Acquisitions, Ltd.  ........       16,667        0            16,667        16,667           0         0           *
David Danovitch..........................        3,334        0             3,334         3,334           0         0           *
Dean Denuccio ...........................      280,000        0           280,000       280,000           0         0           *
Rodney Dodd .............................        7,937        0             7,937         7,937           0         0           *
ECON Investor Relations, Inc. ...........       18,507        0            18,507        12,049       6,458         0           *
Oscar Hayes .............................       21,035        0            21,035        21,035           0         0           *
Edward Kessler  .........................        7,937        0             7,937         7,937           0         0           *
Delmar Kintner  .........................      122,116        0           122,116       119,303       2,813         0           *
Samuel Krieger...........................            0    25,000           25,000        25,000 (3)       0         0           *
MarketShare Recovery, Inc. ..............       27,272        0            27,272        27,272           0         0           *
George Martin............................        4,546        0             4,546         4,546           0         0           *
Ernie Mercier ...........................        8,334        0             8,334         8,334           0         0           *
Jo-Ann Nichols ..........................        3,571        0             3,571         3,571           0         0           *
Ronald Nussbaum..........................            0    25,000           25,000        25,000 (3)       0         0           *
Joe O'Neill .............................        8,334        0             8,334         8,334           0         0           *
John Readey .............................       65,000        0            65,000        65,000           0         0           *
Larry Shatsoff ..........................        1,667        0             1,667         1,667           0         0           *
Stuart Siller ... .......................       13,636        0            13,636        13,636           0         0           *
The Research Works, Inc. ... ............       37,099        0            37,099        37,099           0         0           *
George Yang (5) .........................    1,074,662        0         1,074,662     1,074,662           0         0           *
___________________________
*  Less than 1%

(1) We are registering shares equal to 125% of the shares of common stock sold to the stockholder plus 110% of the shares issuable to the stockholder upon exercise of those warrants to include shares of our common stock which might be issuable to the selling stockholder as adjustment in the event of the breach of certain covenants contained in Securities Purchase Agreements dated April 2, 2004 and April 16, 2004 and the related Registration Rights Agreement dated April 2, 2004. All such shares are also being offered pursuant to this Offering.
(2) Shares issuable with respect to warrants issued as finders' fees in connection with the private placements.
(3) Shares issuable with respect to warrants issued in connection with consents for the third private placement.
(4)  Shares acquired pursuant to sublicense agreement dated March 13, 2004
(5) Shares acquired pursuant to an Agreement and Plan of Merger dated September 30, 2003.

                          VOTING AND INVESTMENT CONTROL

         The table below sets forth selling stockholders that are entities and the names of individuals having voting and investment control over the securities held by these entities. We determined beneficial ownership based upon information supplied to us by the selling stockholders and in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe that the persons or entities named in the following table have voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and have not held any office or maintained any material relationship, except as investor, with us, or any of our predecessors or affiliates, over the past three years. Certain of the individuals with voting and investment control have indicated that they exercise such control through a corporate or other organizational structure, which structural information has not been included.

ENTITY                                                      VOTING AND INVESTMENT CONTROL
------                                                      -----------------------------
Elite Properties Ltd.                                       Shai Granot
Montana View Corporation                                    Touvia Strauss
Sparrow Ventures, Inc.                                      Michal Raviv
West Hastings, Ltd.                                         Bernhard Korolnik
Castlerigg Master Investments, Ltd.                         Thomas Sandell
Spectra Capital Management, LLC                             Gregory Porges
AS Capital Partners, LLC                                    Michael Coughlan
Vestcap International Management Ltd.                       Rima Salam
OTAPE Investments, LLC                                      Ira Leventhal
Basso Holdings Ltd.                                         Howard I. Fischer
Basso Equity Opportunity Holding Fund Ltd.                  Howard I. Fischer
Basso Multi-Strategy Holding Fund Ltd.                      Howard I. Fischer
Fredrick Berdon & Co. L.P.                                  Fredrick Berdon
SRG Capital, LLC                                            Tai May Lee and Edwin McCabe
Baker Consulting                                            Philip Baker
Gamma Opportunity Capital Partners, LP                      Jonathan Knight
Alpha Capital AG                                            Conrad Ackerman
Stonestreet LP                                              Elizabeth Leonard and Michael Finkelstein
Bristol Investment Fund, Ltd.                               Paul Kestler
IAB Island Ventures SA                                      Margot Hutchinson
Ellis International Limited, Inc.                           Wilhelm Ungar
Winton Capital Holdings, Ltd.                               Marc Belzberg
Rock II, LLC                                                Howard Chalfin
Professional Traders Fund, LLC                              Howard Berger
Platinum Long Term Growth                                   Mark Nordlicht
DKR Sound Shore Oasis Holding Fund, Ltd.                    Seth Fischer
Congregation Mishkan Shalom                                 Menachem Lipskier
Jay Goldman Master Limited Partners                         Jay Goldman
Greenwich Growth Fund Limited                               Evan Schemenaur
Whalehaven Fund Limited                                     Evan Schemenaur
South Ferry L.P. #2                                         Abraham Wolfson
Blair Capital                                               Neil Sullivan
MEA Group, LLC                                              Albert Shabbat
Iron Grid, Ltd.                                             William King
Wolfe, L.P.                                                 Gerald Wolfe
Global Opportunity Fund Limited                             Heiko Thieme
Apex Opportunity Fund, L.P.                                 Eric Vaughan
Technology Transfer Venture Fund, LP                        William Custer
Lone Star Holding Partnership, LP                           William Custer
Brickman Investments                                        Vanessa Andrade
Alberdale Capital LLC                                       Courtland Miller
Starboard Capital Markets LLC                               James Dotzman and W. Tyson Perry III

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE. ALL INFORMATION IN THIS PROSPECTUS REFLECTS A 1-FOR-60 REVERSE STOCK SPLIT EFFECTIVE OCTOBER 27, 2003.

         The following management's discussion and analysis of financial condition and results of operations is organized as follows:

         o OVERVIEW. This section provides a general description of Markland, as well as recent developments and events that have occurred since 2001 that we believe are important in understanding the results of operations and financial condition and to anticipate future trends. In addition, we have provided a brief description of significant transactions and events that impact the comparability of the results being analyzed.

         o RESULTS OF OPERATIONS. This section provides an analysis of Markland's results of operations for the fiscal years ended June 30, 2003 and June 30, 2002, and the nine months ended March 31, 2004 and March 31, 2003. This analysis is presented on a consolidated basis.

         o FINANCIAL CONDITION AND LIQUIDITY. This section provides an analysis of Markland's cash flows for the fiscal years ended June 30, 2003 and 2002 and the nine months ended March 31, 2004, and March 31, 2003, as well as a discussion of recent financing arrangements.

         o CRITICAL ACCOUNTING POLICIES. This section discusses certain critical accounting policies that we consider important to Markland's financial condition and results of operations, and that required significant judgment and estimates on the part of management in application. Markland's significant accounting policies, including the critical accounting policies discussed in this section, are summarized in the notes to the accompanying consolidated financial statements.

Background

         GENERAL. We have undergone material changes to our business and our financial structure during the period covered by the financial statements included in this prospectus (our financial statements for the fiscal years ended June 30, 2002 and June 30, 2003 and for the nine-month periods ended March 31, 2003 and March 31, 2004).

         We have a limited operating history in the businesses we are currently pursuing. Our business, as it exists today, consists of three business areas: chemical detectors, border security and advanced technologies. Our primary sources of operating revenue are sales of our automatic chemical agent detection and alarm system, border security logistics products and services, and three SBIR funded research grants for the development of gas plasma antenna technology. In fiscal year 2003 and in the nine months ended March 31, 2004, we derived revenue of approximately $546,400 and $752,000, respectively, from our border security products and services, and approximately $112,251 and $261,000 respectively from SBIR research grants performed for the development of gas plasma antenna technology. In the nine months ended March 31, 2004 we derived revenue of approximately $4,369,000 from sales of our automatic chemical agent detection and alarm system. During the fiscal year ended June 30, 2003 we incurred a net loss of approximately $2,837,000. During the nine months ended March 31, 2004, we incurred a net loss of approximately $4,876,796.

         Our strategy is to grow through acquisitions and marketing of our products. No assurances can be given that we can complete an acquisition of revenue producing assets.

Recent Developments

         We have identified a specific acquisition candidate and we are currently negotiating the terms of that potential acquisition. This acquisition candidate is a privately held company with expertise in sensor technology whose primary customer is the U.S. Department of Defense. If this acquisition is completed, it will be material to us. We expect the purchase price to be approximately $19,000,000 and to be paid in cash and secured notes. To finance this transaction, we expect to use a substantial portion of our available cash and to raise additional cash through sales of our securities. In the event that we obtain financing, it may be on terms that are dilutive to our existing stockholders and it may limit, among other things, our ability to acquire other businesses, invest in capital assets, sell or otherwise dispose of our existing assets or incur additional indebtedness.

         We may be unable to successfully negotiate or finance this acquisition, or if the acquisition is consummated, effectively integrate the acquired business into ourexisting business. The negotiation of this acquisition and the integration of the acquired business operations may require a disproportionate amount of management's attention and our resources. Furthermore, the success of this transaction may also depend on a number of other factors, including the ability to estimate accurately rates of future production and future net revenues and to assess possible liabilities. Even though we will have performed a review of, among other things, the business operations of the candidate before we close this acquisition, it may not necessarily reveal existing or potential problems or permit us to become familiar enough with the business to assess fully its deficiencies or potential.

         EVENTS PRIOR TO FISCAL 2002. Markland, previously known as Quest Net, was incorporated in Colorado in November 1995, under the name "A.P. Sales Inc." In December 1998, A.P. Sales Inc. dissolved as a Colorado corporation, redomiciled in Florida and changed its name to Quest Net Corp. In 2001, before the period covered by the financial statements included in this prospectus, our only asset was the stock of a subsidiary, CWTel, Inc., a company in the telecommunications business. We acquired this company in March 2000 and secured our payment obligations with 30,000 shares of our Series A Non-Voting Redeemable Convertible Preferred Stock. CWTel filed for bankruptcy and was liquidated on March 11, 2002. After the bankruptcy of our subsidiary, we had no active business operations. On June 30, 2003, we issued 30,000 shares of our Series A Non-Voting Redeemable Convertible Preferred Stock in satisfaction of our remaining obligations to the holder of the security interest.

         On March 15, 2001, we acquired all the outstanding capital stock of a company called Vidikron of America, Inc. Vidikron was a development stage company in the business of creating digital broadband and wireless networking solutions for the internet. The sole stockholder of Vidikron was Markland LLC. To acquire Vidikron we issued 10 shares of our convertible Series B Preferred Stock to Markland LLC. Markland LLC converted all of its Series B Preferred Stock in June 2001, which, resulted in Markland LLC owning approximately 85% of our then outstanding common stock. There is no Series B Preferred Stock outstanding. At this time we changed our name to Markland Technologies, Inc.

         On October 19, 2000 we executed a promissory note for $3,500,000 in favor of James LLC. In July 2001, after the Vidikron acquisition, James LLC elected to convert $2,500,000 of the principal amount of its $3,500,000 promissory note, together with $125,000 accrued interest, into shares of our common stock. In September 2001, we assumed all of Vidikron's rights and obligations under a $3,500,000 secured revolving credit facility with Market LLC. These transactions made Market LLC our senior secured lender.

         EVENTS DURING FISCAL 2002. In May 2002, we received a notice of default from Market LLC. In June of 2002, we transferred all the stock of Vidikron to Market in partial satisfaction of our indebtedness to Market. After this partial payment, we still owed Market $500,000. Our disposition of the business of Vidikron has been treated as a discontinued operation. As a result, we recorded a loss of $3,259,421 for the fiscal year ended June 30, 2002 resulting from discontinued operations. At this point in our history we again had no active business operations. In fiscal 2003, we recorded income of $998,713 for the fiscal year ended June 30, 2003 resulting from the settlement of certain liabilities and obligations recorded in previous periods in connection with the discontinued operations.

         EVENTS DURING FISCAL 2003. In December 2002, we entered into a transaction with Eurotech Ltd., ipPartners, Inc., Market LLC, and James LLC. Pursuant to this transaction, the following took place:

         o We formed a subsidiary corporation called Security Technology, Inc.

         o Eurotech transferred certain rights to its Acoustic Core Technology(TM) to our subsidiary.

         o Crypto.com Inc. (a subsidiary of Eurotech) and ipPartners, Inc. transferred certain rights to their cryptology technologies to our subsidiary.

         o 90% of the shares of our common stock held by Market LLC and James LLC were retired.

         o We issued shares of common stock representing 80% of our then issued and outstanding common stock to Eurotech, Ltd. and shares of common stock representing 10% of our then issued and outstanding shares of common stock to ipPartners, Inc.

         o We issued $5,225,000 in stated value of our Series C 5% Cumulative Convertible Preferred Stock to Market LLC and James LLC in satisfaction of $5,225,000 of convertible notes held by Market LLC and James LLC and in exchange for their agreement to surrender 4,498,638 shares of our common stock.

         We are no longer a majority-owned subsidiary of Eurotech, Ltd. due to the issuances of additional common stock.

         In January of 2003, we acquired all of the common stock of Ergo Systems, Inc., a provider of security logistic support and related product development services. Ergo has a contract with the United States government to provide border security logistic support at five ports of entry. In consideration for this acquisition, we agreed to pay $400,000 in cash, payable at certain milestones related to our research efforts. During the nine-month period ended March 31, 2004, we realized $752,000 from these services.

         EVENTS OCCURRING AFTER FISCAL 2003. In March of 2003, we entered into an agreement to acquire the intellectual property (including patents), equipment and government contracts relating to our gas plasma antenna technology from ASI Technology Corporation, but this transaction did not close until September 30, 2003. In consideration for this acquisition we issued 283,333 shares of common stock and agreed to pay $1,000,000. During the nine months ended March 31, 2004 we realized revenue of $261,000 from SBIR research grants related to this technology.

         In October of 2003, we acquired all of the common stock of Science and Technology Research Corporation, Inc. This company is the producer of the U.S. Navy's shipboard automatic chemical agent detection and alarm system. In consideration for this acquisition, we issued 1,539,779 shares of common stock and agreed to pay $900,000 in cash, and issued a promissory note for $375,000. During the nine months ended March 31, 2004, we realized revenue of $4,369,000 from sales of our automatic chemical agent detection and alarm system to the U.S. Navy.

         FINANCING ACTIVITIES. We have financed our business activities through borrowings and private placements of our securities to institutional investors. We have engaged in the following financing activities:

         o In October 2003, we borrowed $1,400,000 from Bay View Capital, LLC. This borrowing was repaid in April 2004.

         o At various times between April 2003 and March 2004 we have raised an aggregate of approximately $3,832,000 through private placements of our Series D Preferred Stock to an institutional investor.

         o On April 2, 2004, we sold 3,333,333 shares of common stock and warrants to purchase 3,333,333 shares of our common stock for gross proceeds of $2,000,000 to three investors in a private placement.

         o On April 16, 2004, we sold 2,500,000 shares of our common stock and warrants to purchase 2,500,000 shares of our common stock for gross proceeds of $2,000,000 to ten investors in a private placement.

         o On May 3, 2004, we sold 7,098,750 shares of our common stock and warrants to purchase 7,098,750 shares of our common stock for gross proceeds of $5,679,000 to 34 investors in a private placement.

         o As of April 2004, all of our Series C Cumulative Convertible Preferred Stock has been converted into common stock and none remains outstanding.

RESULTS OF OPERATIONS

         The following selected consolidated financial data reflects the combined results of operations of Markland Technologies and Science and Technology Research, which was acquired by us on September 30, 2003, restated for all periods presented pursuant to the purchase method of accounting. This acquisition of Science and Technology Research is more fully described in Note 4 to our audited consolidated financial statements included as part of Item 22 of this Registration Statement.

         The selected consolidated financial data for the years ended June 30, 2003 and 2002 for each of the nine-month periods ended March 31, 2004 and 2003 and for the three-month periods ended March 31, 2004 and 2003. have been derived from the audited consolidated financial statements of Markland which are included elsewhere in this prospectus.

         The historical results presented are not necessarily indicative of future results. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this Registration Statement.

                                                           UNAUDITED
                                                  NINE MONTHS ENDING MARCH 31,        YEAR ENDING JUNE 30,
                                                  ---------------------------     ---------------------------
                                                      2004            2003           2003            2002
                                                  ------------   ------------     ------------   ------------
Revenue                                             5,382,341        322,451         658,651
Cost of revenue                                     4,486,512         85,798         445,218             --
Selling, general and administrative                 2,337,298        643,193       1,186,379        247,677
Compensatory element of stock issuances             2,543,561      1,480,468       2,051,822             --
Research and development                               49,139             --         522,657             --
Amortization & Depreciation Expense                   575,667         33,334          66,668             --
Interest and other expenses                           266,960        172,870         221,501             --
Loss from Continuing Operations                            --             --      (3,835,594)      (247,677)
Gain on Disposition                                        --             --              --      1,046,133
Gain (loss) from discontinued Operations                   --             --         998,713     (3,259,421)
Net income (loss)                                  (4,876,796)    (2,093,212)     (2,836,881)    (2,460,965)

RESULTS OF OPERATIONS COMPARISON OF FISCAL 2002 AND FISCAL 2003

         REVENUE: During the fiscal year ended June 30, 2002, we had no revenue from continuing operations. Revenue for the fiscal year ended June 30, 2003 was $658,651. Of our revenues, approximately $546,400 was from sales of our border security products and services and approximately $112,251 was from SBIR grants for the development of our gas plasma antenna technology.

         COST OF REVENUES: During the fiscal year ended June 30, 2002, we had no revenue from continuing operation and therefore there was no cost of revenues from continuing operations. Cost of revenues for the year ended June 30, 2003 was $445,218. Gross profits for the year ended June 30, 2003 was $213,433. We had a gross profit margin of approximately 32% for the year ended June 30, 2003. Our contract with the U.S. government for border security products and services provided for the majority of our gross profit. The majority of our cost of revenues was payroll and benefits. In addition, we incurred significant costs from subcontractors and labor. A portion was also from materials used at the Dedicated Commuter Lane.

         SELLING, GENERAL AND ADMINISTRATIVE: Selling, general and administrative expense for the year ended June 30, 2002 was $247,677. This expense was primarily composed of payments to employees, consultants and vendors. Selling, general and administrative expense for the year ended June 30, 2003 was $1,186,379. Selling, general and administrative expense was primarily composed of payments to employees, consultants and vendors. The increase in selling, general and administrative expense was primarily due to increases in staff resulting from the acquisition of the Acoustic Core Technology(TM) from Eurotech and the acquisition of Ergo Systems and related sales growth. We expect this expense to increase with the size of our business and with any acquisitions we may make.

         RESEARCH AND DEVELOPMENT: We did not spend any money on research and development during the fiscal year ending June 30, 2002 because we were not an operating business. During the fiscal year ended 2003, $522,657 was spent on research and development activities. Included in research and development costs for the year ended June 30, 2003 is $300,000 payable to Syqwest, a related party, for development costs related to a vehicle stopping technology designed for use in protecting our borders.

         COMPENSATORY ELEMENT OF STOCK ISSUANCES FOR SELLING, GENERAL AND ADMINISTRATIVE FEES: During the fiscal year ended June 30, 2002, we had no charges for compensatory stock issuances. Compensatory element of stock issuances for selling, general and administrative fees for the year ended June 30, 2003 was $2,051,822. We use our equity to compensate management and consultants who provide services to us. We expect to continue to do so in the future. For this reason, we expect to continue to incur such charges.

         OPERATING LOSS FROM CONTINUING OPERATIONS. Operating loss from continuing operations during the year ended June 30, 2002 was $247,677. This loss resulted from the existence of selling general and administrative expenses without offsetting revenues. Operating loss from continuing operations for the year ended June 30, 2003 was $3,614,093. This loss resulted primarily from non-cash charges for the compensatory element of stock issuances of $2,051,822 and from selling, general and administrative expenses, which were offset to a small extent by gross profit.

         INTEREST EXPENSE: During the fiscal year ended June 30, 2002, we had no interest expense. Interest expense for the year ended June 30, 2003 was $226,751. Interest and financing expense was from our notes payable and our outstanding shares of preferred stock. We expect to satisfy our need for working capital with additional equity and/or debt financing. To the extent that we incur additional indebtedness, we expect interest expense to increase.

         GAIN (LOSS) FROM DISCONTINUED OPERATIONS: Loss from discontinued operations during the year ended June 30, 2002 was $2,213,288. This loss resulted from the disposition of our Vidikron subsidiary. Income from discontinued operations for the year ended June 30, 2003 was $998,713. This resulted from the settlement of certain liabilities and obligations previously recorded in connection with the discontinued operations.

         NET LOSS: Net loss during the year ended June 30, 2002 was $2,460,965 ($0.01 per share). This loss resulted primarily from the loss from discontinued operations. Net loss for the year ended June 30, 2003, was $2,836,881 ($.03 per share). This loss resulted primarily from operating losses.

         PREFERRED STOCK DIVIDENDS: Accrued stated dividends on the Series C Preferred Stock for the year ended June 30, 2003 totaled $152,716. Deemed dividends related to the holder of our Series D Preferred Stock of $4,107,500 represent non-cash charges for beneficial conversion features of such securities. We expect to continue to finance our operations with additional debt and equity financing including, possibly, additional sales of our Series D Preferred Stock. Such financing could result in additional charges for preferred stock dividends.

         NET LOSS APPLICABLE TO COMMON STOCKHOLDERS: Net loss applicable to common stockholders for the year ended June 30, 2002 was $2,460,965 ($0.01 per share). Net loss applicable to common stockholders for the year ended June 30 2003 was $7,598,852 ($0.03 per share).

RESULTS OF OPERATIONS COMPARISON OF THE NINE MONTHS ENDED MARCH 31, 2004 AND MARCH 31, 2003, AND THE THREE MONTHS ENDED MARCH 31, 2004 AND MARCH 31, 2003.

         Because we had very little activity during the three month period ended March 31, 2003, we have not provided a separate comparison of this period to the three months ended March 31, 2004.

         REVENUE. During the nine month period ended March 31, 2003 we recognized revenue of $322,451. Revenue for the nine months ended March 31, 2004 was $5,382,341. Of our revenues, approximately $4,369,000 was from sales of our automatic chemical agent detection and alarm system to the U.S. Navy. Our contract with the U.S. Navy provides for up to $37,000,000 in sales of this product for the life of the product. Through March 2004 our subsidiary STR recognized approximately $14,411,000 in revenues under this contract. We expect sales will continue, but we cannot give any assurance that they will continue because orders depend upon the U.S. Navy's needs. Approximately $752,000 of revenue was derived from border security products and services provided by our subsidiary, Ergo Systems, Inc. Our contract with the U.S. government for border security products and services provides for payments of up to $2,000,000. Our SBIR grants provide for payments of $1,000,000 over a 12-month period. Approximately $261,000 of revenue was derived from funded SBIR research performed for the U.S. military for gas plasma antenna technology.

         COST OF REVENUES: Cost of revenues for the nine months ended March 31, 2004 was $4,486,512. We had a gross profit of $895,829 for the nine months ended March 31, 2004. Our cost of revenues for long term contracts includes direct labor and related fringe benefits, subcontracting costs, material purchases, and allocable general and administrative expenses. During the quarter ended March 31, 2004, we closed out a purchase order under our U.S. Navy contract. Our actual costs of goods exceeded our estimated costs of goods for products delivered to the U.S. Navy, and we recorded an adjustment in the quarter ended March 31, 2004. In addition, our deliveries during this period also reflect higher contract costs and consequently a lower gross margin.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE: Selling, general and administrative expense for the nine months ended March 31, 2003 was $643,193. Selling, general and administrative expense for the nine months ended March 31,

2004 was $2,337,298. Selling, general and administrative expense was primarily composed of payments to employees, consultants and vendors. The increase in selling, general and administrative expense was primarily due to a $600,000 accrual for bonus compensation paid to Verdi Consulting and increases in staff resulting from the acquisition of Science and Technology Research Corporation and related sales growth. We expect this expense to increase with the size of our business and with any acquisitions we may make.

         COMPENSATORY ELEMENT OF STOCK ISSUANCES: During the nine months ended March 31, 2003 we had $1,480,468 charges for compensatory element of stock issuances. Compensatory element of stock issuances for selling, general and administrative fees for the nine months ended March 31, 2004 was $2,543,561. We use our equity to compensate management and consultants who provide services to us. We expect to continue to do so in the future. For this reason we expect to continue to incur such charges.

         INTEREST AND FINANCING: Interest expense increased to $119,232 for the quarter ended March 31, 2004, from $28,334 for the comparable period of 2003. Interest expense for the nine months ended March 31, 2003 was $198,120. Interest and financing expense for the nine months ended March 31, 2004 was $266,960. Interest and financing expense was from our loan payable to Bay View Capital, LLC, and other notes payable. The loan to Bay View Capital was paid in full in April of 2004.

         NET LOSS: Net loss for the nine months ended March 31, 2003 was $2,093,212. For the nine months ended March 31, 2004, we incurred a net loss of $4,876,796. This net loss was primarily due to the increase in selling, general, and administrative expense, and compensatory element of stock issuances for selling, general and administrative fees for the nine months ended March 31, 2004.

         PREFERRED STOCK DIVIDENDS: Our Series C Preferred Stock accrues dividends at a stated rate of five percent (5%) per year on the sum of the liquidation preference and any accrued and unpaid dividends. Accrued stated dividends for the Series C Preferred Stock for the nine months ended March 31, 2004 and 2003 totaled $186,322 and $81,007, respectively. Our Series C and Series D Preferred Stock accumulate deemed dividends which are non-cash charges for the beneficial conversion features of such securities Deemed dividends related to our Series C and Series D Preferred Stock were $1,044,250 and $1,180,500 for the three months and nine months ended March 31, 2004, respectively. Deemed dividends for the comparable periods of 2003 were $272,502 and $320,882.

         NET LOSS APPLICABLE TO COMMON STOCKHOLDERS: Net loss applicable to common stockholders for the nine months ended March 31, 2004 was $6,243,618 ($.97 per share). Net loss applicable to common stockholders for the nine months ended March 31, 2003 was $2,495,101 ($.50 per share).

LIQUIDITY AND CAPITAL RESOURCES

         During fiscal 2003, we experienced $764,550 of negative cash flow from operating activities. This negative cash flow was the result of a loss from continuing operations of approximately $3,836,000 mitigated by non-cash charges of approximately $2,160,000 and increases in accounts payable and other liabilities of approximately $940,000. In addition, we experienced $191,900 of negative cash flow from investing activities. These investment activities consisted of payments made in connection with our acquisition of Ergo System Inc. and ASI Technology Corporation. Cash flows from financing activities for the year ended June 30, 2003 approximated $957,000. We financed our operations and acquisition activities primarily through sales of common stock and preferred stock as well as through margins from sales of our products and services. We experienced significant revenue growth during this period. This revenue growth helped offset our negative cash flow. We expect our revenues will be variable and unpredictable. During fiscal 2003, we raised $340,000 from sales of our common stock, $170,000 from sales of our Series C Preferred Stock, and $430,000 from sales of our Series D Preferred Stock.

         During the nine months ended March 31, 2004, we experienced $2,360,283 of negative cash flow from operating activities. The negative cash flow was a result of a net loss of $4,876,796, an increase of accounts receivable of approximately $875,041, mitigated by non-cash charges of $3,181,731, and increased accounts payable and accrued expenses of $133,935. In addition, we experienced $934,170 of negative cash flow from investing activities. These investment activities consisted of payments made in connection with our acquisition of Science and Technology Research Corporation. We financed our operations and acquisition activities primarily through borrowings, sales of preferred stock as well as through margins from sales of our products and services. During this period we borrowed $1,400,000 from Bay View Capital, LLC and repaid $1,050,231 of that amount. We also raised an aggregate of $3,402,000 from sales of our Series D Preferred Stock.

         We believe that required investment capital will be available to us, but there can be no assurance that we will be able to raise funds on terms acceptable to us, or at all. We have the ability to adjust the level of research and development and selling and administrative expenses to some extent based on the availability of resources. However, reductions in expenditures could delay development and adversely affect our ability to generate future revenues.

         Any equity-based source of additional funds could be dilutive to existing equity holders and the dilution could be material. The lack of sufficient funds from operations or additional capital could force us to curtail or scale back operations and would therefore have an adverse effect on our business. Other than cash and cash equivalents, we have no unused sources of liquidity at this time. We expect to incur additional operating losses as a result of expenditures for research and development and marketing costs for our security products and technologies. The timing and amounts of these expenditures and the extent of our operating losses will depend on many factors, some of which are beyond our control. Accordingly, there can be no assurance that our current expectations regarding required financial resources will prove to be accurate. We anticipate that the commercialization of our technologies may require increased operating costs; however, we cannot currently estimate the amounts of these costs.

GOING CONCERN

         For the fiscal year ended June 30, 2003, we incurred a net loss from continuing operations of $3,835,594 and had a working capital deficiency of $1,235,306. We had limited finances and required additional funding in order to market and license our products. There was no assurance that we could reverse our operating losses, or that we could raise additional capital to allow us to continue our planned operations. These factors raised substantial doubt about our ability to continue as a going concern.

         Our ability to continue as a going concern remains dependent upon our ability to obtain additional financing or through the generation of positive cash flows from continuing operations.

FINANCING IN 2004

         Since January 1, 2004, we have raised an aggregate of $12,448,000 (net of finders' fees) in new equity capital through private placements of our Series D Preferred Stock and common stock and warrants. At various times between March 1, 2004 and May 3, 2004 we raised aggregate proceeds of $2,657,000 (net of finders' fees) through private placements of our Series D Preferred Stock to an institutional investor. On April 2, 2003, we sold 3,333,333 shares of common stock and warrants to purchase 3,333,333 shares of our common stock for $2,000,000 to three investors in a private placement. After deducting expenses, we received approximately $1,750,000 in cash proceeds from this transaction. On April 16, 2003, we sold 2,500,000 shares of our common stock and warrants to purchase 2,500,000 shares of our common stock for $2,000,000 to ten investors in a private placement. After deducting expenses, we received approximately $1,890,000 in cash proceeds from this transaction. On May 3, 2004, we sold

7,089,750 shares of our common stock and warrants to purchase 7,098,750 shares of our common stock for $5,679,000 to 34 investors. We paid $533,140 and issued warrants to purchase 529,800 shares of common stock to finders in connection with these private placements.

         If the common stock purchase warrants sold in the three private placements are exercised in their entirety, we will receive up to $19,092,824.

         We used the net proceeds of these private placements for working capital and to repay approximately $2,000,000 of indebtedness including approximately $1,200,000 we owed to Bay View Capital, LLC. As of May 31, 2004, we had approximately $7,072,727 in cash.

CONTRACTUAL OBLIGATIONS

         The following summarizes our contractual cash obligations and commercial commitments at March 31, 2004, and the effect such obligations are expected to have on liquidity and cash flows in the future periods.

         Contracted Obligations

LONG-TERM DEBT                                  TERM          LESS THAN 1 YEAR
--------------                                  ----          ----------------
Secured convertible note                   $   479,169          $   479,169 (a)
Note payable - Bay View Capital                349,769              349,769 (b)
Insurance premium financing                     20,069               20,069
Acquisition note                               375,000              375,000
                                           -----------          -----------
     Total contractual obligations         $ 1,224,007          $ 1,224,007

Commercial commitments                     $         0          $         0
_______________________

         (a)      converted to common stock April 2004.
         (b)      repaid out of private placements completed in April 2004.

CRITICAL ACCOUNTING POLICIES

         The preparation of Markland's financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses during the periods reported. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions.

         The sections below present information about the nature of and rationale for our critical accounting policies.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Markland and its wholly-owned subsidiaries, Security Technology, Inc. and Ergo Systems, Inc. We have eliminated all significant inter-company balances and transactions in consolidation.

         CONCENTRATION OF CREDIT RISK

         Statement of Financial Accounting Standards ("SFAS") No. 105, "Disclosure of Information about Financial Instruments With Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires that we disclose any significant off-balance-sheet and credit risk concentrations. We are subject to concentrations of credit risk because the majority of our revenues and accounts receivable are derived from the US Navy, Computer Sciences Corporation and The Department of Homeland Security, none of whom is required to provide collateral for amounts owed to us. We do not believe that we are subject to any unusual credit risks, other than the normal level of risk attendant to operating our business.

         For the nine months ended March 31, 2004, the US Navy and the Department of Homeland Security accounted for 81% and 14% of total revenues, respectively.

         RESEARCH AND DEVELOPMENT

         We charge research and development costs to expense as incurred. We capitalize costs related to acquired technologies that have achieved technological feasibility and have alternative uses. We expense acquired technologies which are in-process at the date of acquisition or have no alternative uses as research and development costs. Included in research and development costs for the year ended June 30, 2003 is $300,000 payable to Syqwest, a related party, for development costs related to a vehicle stopping technology.

         LOSS PER SHARE

         We compute basic net loss per common share based on the weighted average number of shares of common stock outstanding during the periods presented. Common stock equivalents, consisting of a secured convertible promissory note, Series A and D Convertible Preferred Stock and Series C 5% Cumulative Convertible Preferred Stock, discussed in the notes to consolidated financial statements, were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

         IMPAIRMENT OF LONG-LIVED ASSETS

         We continually monitor events and changes in circumstances indicating that carrying amounts of our long-lived assets, including intangible assets, may not be recoverable. We recognize an impairment loss when expected cash flows are less than an asset's carrying value. Accordingly, when indicators of impairment are present, we evaluate the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of our underlying business. Our policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable.

         REVENUE RECOGNITION

         We recognize revenue when the following criteria are met: (1) we have persuasive evidence of an arrangement, such as agreements, purchase orders or written requests; (2) we have completed delivery and no significant obligations remain; (3) our price to our customer is fixed or determinable, and (4) collection is probable. We recognize revenues at the time we perform services related to border security logistic support. With respect to our revenues from our chemical detectors, we recognize revenue under the units-of-delivery method. At the time the units are shipped to the warehouse of the United States Navy, the Company recognizes as revenues the contract price of each unit and recognizes the applicable cost of each unit shipped.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS

         The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known trouble accounts, historical experiences and other currently available evidence. The Company's receivables are from government contracts. The Company has not experienced any losses in accounts receivable and has provided no allowance as of March 31, 2004.

         ESTIMATED USEFUL LIVES OF INTANGIBLE ASSETS

         We amortize our amortizable intangible assets over the shorter of the contractual/legal life or the estimated economic life of the asset. We are amortizing the intangible assets acquired as of a result of the Ergo Systems Inc. and ASI acquisitions over a three-year life commencing with the date of acquisition. With respect to the Science & Technology Research, Inc. acquisition, we currently hired an independent firm to perform an independent valuation. The valuation was not completed as of the date of this registration statement. The March 31, 2004 financial statements were prepared assuming that 50% of the excess of the purchase price over the net intangible assets ($3,000,000) was allocated to amortizable intangible assets and accordingly, amortization expense of $300,000 was included in the March 31, 2004 statement of operations.

         RECOVERY OF GOODWILL

         In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," we review goodwill for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of our business enterprise below its carrying value. The impairment test requires us to estimate the fair value of our overall business enterprise down to the reporting unit level. We estimate fair value using both a discounted cash flows model, as well as an approach using market comparables, both of which are weighted equally to determine fair value. Under the discounted cash flows method, we utilize estimated long-term revenue and cash flows forecasts developed as part of our planning process, as well as assumptions of terminal value, together with an applicable discount rate, to determine fair value. Under the market approach, fair value is determined by comparing us to similar businesses (or guideline companies). Selection of guideline companies and market ratios require management's judgment. The use of different assumptions within our discounted cash flows model or within our market approach model when determining fair value could result in different valuations for goodwill.

                             CHANGES IN ACCOUNTANTS

         On January 23, 2003, our board of directors determined not to further retain Sherb & Co., LLP, Markland's independent accountants for the year ending June 30, 2003. On January 24, 2003, Marcum & Kliegman LLP was engaged as our new independent accountants.

         Sherb & Co., LLP's reports on Markland's financial statements for the year ended June 30, 2002, the six months ended June 30, 2001 and the year ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, except that the opinion on the year ended June 30, 2002, the six months ended June 30, 2001 and the year ended December 31, 2000 financial statements included an explanatory paragraph expressing substantial doubt regarding the Company's ability to continue as a going concern.

         In addition, during our two most recent fiscal years and through January 23, 2003, there was no disagreement with Sherb & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its reports.

         During the year ended June 30, 2002, the six months ended June 30, 2001 and the year ended December 31, 2000 and through the date hereof, the Company did not consult Marcum & Kliegman LLP regarding any matters or events set forth in Item 304(a)(1)(iv) of Regulation S-B and related instructions.

                                    BUSINESS

BUSINESS HISTORY

         Markland Technologies, Inc. is the successor to A. P. Sales Inc., a corporation incorporated in Colorado in 1995. In December 1998, A. P. Sales was dissolved as a Colorado corporation and re-domiciled in Florida under the name Quest Net Corporation. In March 2000, Quest Net acquired CWTel, Inc., a Florida corporation. CWTel filed a voluntary bankruptcy petition in November 2001 and was issued a final decree in March 2002. In March 2000, Quest Net acquired all of the outstanding stock of Vidikron of America, Inc., a Delaware corporation. As a result, Vidikron's sole stockholder, Market LLC, a Cayman Islands limited liability company, became Quest Net's majority stockholder and Vidikron became a wholly-owned subsidiary of Quest Net. Quest Net subsequently changed its name to Markland Technologies, Inc. In order to cure a default in our obligations to Market LLC, we transferred all of our interest in Vidikron to Market LLC in June 2002. As a result, at the end of fiscal 2002 we had no active business operations.

         In December of 2002, we entered into a transaction with Eurotech, Ltd., ipPartners, Inc., Market LLC, and James LLC. Pursuant to this transaction to following took place:

         o We formed a subsidiary corporation called Security Technology, Inc.

         o Eurotech transferred certain rights to its acoustic core technology relating to illicit material detection to our subsidiary.

         o Crypto.com Inc. (a subsidiary of Eurotech) and ipPartners transferred certain rights to their cryptology technologies to our subsidiary.

         o 90% of the shares of our common stock held by Market LLC and James LLC were retired.

         o We issued shares of common stock representing 80% of our then issued and outstanding common stock to Eurotech and shares of common stock representing 10% of our then issued and outstanding shares of common stock to ipPartners.

         o We issued $5,225,000 in stated value of our Series C 5% Cumulative Convertible Preferred Stock to Market LLC and James LLC in satisfaction of $5,225,000 of convertible notes held by Market LLC and James LLC as well as for their agreement to surrender 4,498,638 shares of our common stock.

         In January 2003, we acquired all the common stock of Ergo Systems, Inc., a company in the business of providing border security logistic support and product development services to the U.S. government. Ergo Systems Inc. has a contract with the Department of Homeland Security to maintain, integrate and implement design enhancements to border security systems installed at five U.S. ports of entry San Ysidro, California, Otay Mesa, California, El Paso, Texas, Detroit, Michigan, and Buffalo, New York. In consideration for this acquisition we agreed to pay $400,000 in cash, payable at certain milestones which are related to research efforts.

         In March 2003, we entered into an agreement to acquire the intellectual property (including patents), equipment, and government contracts for certain gas plasma antenna technology from ASI Technology Corporation. We closed this transaction in September 2003. We paid a purchase price of $150,000 in cash and 283,333 shares of our common stock.

         In October of 2003, we acquired all of the common stock of Science and Technology Research Corporation, Inc. This company is the producer of the U.S. Navy's Shipboard Automatic Chemical Agent Detection and Alarm System. In consideration for this acquisition, we issued 1,539,779 shares of common stock, agreed to pay $900,000 in cash and issued a promissory note for $375,000.

BUSINESS OVERVIEW

         We have three business areas: chemical detectors, border security and advanced technologies. We focus on providing products, services and emerging technologies to protect our country's borders, infrastructure assets and personnel. Our mission is to build world-class integrated solutions for border systems and threat detection through the expansion of our existing contracts, development of our emerging technologies and acquisition of revenue producing assets. Our primary sources of operating revenue are sales of the Automatic Chemical Agent Detection and Alarm System, border security logistics products and services and SBIR funded research programs in the development of gas plasma antenna technology.

         In fiscal year 2003 and in the nine months ended March 31, 2004, we derived revenue of approximately $546,400 and $752,000, respectively, from our border security products and services, and $112,251 and $261,000, respectively, from SBIR research grants related to the development of gas plasma antenna technology. In the nine months ended March 31, 2004 we derived revenue of approximately $4,369,000 from sales of our Automatic Chemical Agent Detection and Alarm System.

RECENT DEVELOPMENTS

         We have identified a specific acquisition candidate and we are currently negotiating the terms of that potential acquisition. This acquisition candidate is a privately held company with expertise in sensor technology whose primary customer is the U.S. Department of Defense. If this acquisition is completed, it will be material to us. We expect the purchase price to be approximately $19,000,000 and to be paid in cash and secured notes. To finance this transaction, we expect to use a substantial portion of our available cash and to raise additional cash through sales of our securities. In the event that we obtain financing, it may be on terms that are dilutive to our existing stockholders and it may limit, among other things, our ability to acquire other businesses, invest in capital assets, sell or otherwise dispose of our existing assets or incur additional indebtedness.

         We may be unable to successfully negotiate or finance this acquisition, or if the acquisition is consummated, effectively integrate the acquired business into ourexisting business. The negotiation of this acquisition and the integration of the acquired business operations may require a disproportionate amount of management's attention and our resources. Furthermore, the success of this transaction may also depend on a number of other factors, including the ability to estimate accurately rates of future production and future net revenues and to assess possible liabilities. Even though we will have performed a review of, among other things, the business operations of the candidate before we close this acquisition, it may not necessarily reveal existing or potential problems or permit us to become familiar enough with the business to assess fully its deficiencies or potential.

         CHEMICAL DETECTORS

         In October 2003, our subsidiary, Security Technology, Inc., acquired all of the common stock of Science and Technology Research, Inc., a chemical detector manufacturer, as part of our ongoing business strategy of creating an integrated portfolio of homeland security solutions.

         We have a contract with the U.S. Navy to be the sole producer of the U.S. Navy's shipboard Automatic Chemical Agent Detection and Alarm System used to detect all classic nerve and blister agents as well as other chemical warfare agent vapors. This is our primary source of operating revenue. Our contract provides that the U.S. Navy may order up to $37,000,000 worth of the Automatic Chemical Agent Detection and Alarm System. Our subsidiary STR has recognized approximately $14,411,000 of revenue from this contract through March 31, 2004, and we expect to receive additional orders. The U.S. Navy accounted for 91% of our revenue in the 9 months ended March 31, 2004 and 0% in the year ended June 30, 2003.

         Designed and patented by the U.S. Navy, our system is designed to operate in a shipboard environment and to detect agents at low concentrations in real time while ignoring the presence of common vapor interferents. Our system has visible and audible alarms. The ability of the system to disregard common shipboard interferents, thus minimizing false alarms, distinguishes it from other systems on the market. Our system is designed to be easily upgradeable for new nerve and blister agents.

         Our system analyzes vapor using two ion-mobility spectroscopy cells, a radioactive source, sealed inside each cell and issued as an ionizer. The operational performance of our shipboard Automatic Chemical Agent Detection and Alarm System has been successfully tested in the field and laboratories against live agents and against various interferents present in shipboard environments. Our shipboard Automatic Chemical Agent Detection and Alarm System can operate approximately three hours on its rechargeable battery box and indefinitely on its 110V AC power cord.

         We are presently working on the design of a next generation chemical detector product, which will also operate using ion mobility spectrography cell technology and provide networked wireless communication capability.

         On December 23, 2003, the U.S. Navy signed a ten-year non-exclusive license agreement with us to transfer certain chemical detection technology intellectual property rights to us. We believe the license will allow us to further expand the applications for the chemical detection technology and market the technology to non-defense customers such as foreign governments and commercial entities. We expect to continue to manufacture the Automatic Chemical Agent Detection and Alarm System for the U.S. Navy and simultaneously pursue opportunities with the Department of Homeland Security as well as foreign military sales.

         We recently entered into an international distribution agreement with Tradeways, Ltd, to market and sell Markland's Shipboard ACADA chemical detection systems to foreign militaries to market our product in Argentina, Australia, Austria, Bahrain, Canada, Chile, Croatia, Denmark, Egypt, Estonia, Finland, Greece, Ireland, Israel, Italy, Japan, Jordan, Korea, Kuwait, Malaysia, The Netherlands, New Zealand, Norway, Oman, Pakistan, Portugal, Qatar, Saudi Arabia, Spain, Sweden, Taiwan, Turkey, and the United Arab Emirates. To date, we have not sold any products through this channel.

         BORDER SECURITY

         We acquired the assets of Ergo Systems, Inc., in January 2003. This acquisition provided us with contracts with the Department of Homeland Security to maintain, integrate, and implement design enhancements to border security systems installed at five U.S. ports of entry: San Ysidro, California; Otay Mesa, California; El Paso, Texas; Detroit, Michigan; and Buffalo, New York. Our system, named the Dedicated Commuter Lane, is part of a larger U.S. Customs and Immigration and Naturalization Service initiative to reduce wait times, improve data accuracy, and improve overall efficiencies at all border crossings for both freight and passengers.

         The Dedicated Commuter Lane integrates several important security checks. It employs automatic vehicle identification technology, which allows participants to pass through the border crossing more efficiently than without automatic screening. Participants run a card through a swipe card reader, which instantaneously sends patron information, including a photograph, to the inspector's screen for clearance. The gate rises and allows the patron through. The whole process takes about 30 seconds. The Dedicated Commuter Lane software also controls a variety of security subsystems, including video surveillance, gates, and tire shredders.

         We entered into a contract with Computer Sciences Corporation to subcontract a portion of their border maintenance services in San Ysidro and Otay Mesa, California, from December 2003 to September 2004. Computer Sciences Corporation is one of three potential contractors for the U.S. VISIT program. We believe that we could benefit by receiving additional subcontract revenues from that contract if it is awarded to Computer Sciences Corporation. We cannot provide any assurance that this contract will be awarded to Computer Sciences Corporation or that they will subcontract any part of it to us.

         These systems are part of a larger Department of Homeland Security initiative to increase security, reduce wait times, improve data accuracy, and improve overall efficiencies at all border crossings for both freight and passengers by creating and implementing a "trusted traveler" concept of traffic flow. The "trusted traveler" concept is designed for frequent border crossers who are willing to undergo a background check and travel under certain restrictions in exchange for the use of a commuter lane. This dedicated commuter lane substantially decreases the amount of time it takes to drive through the border. We believe that our experience in integrating solutions will be attractive to the Department of Homeland Security as it confronts the various issues of protecting our borders although there can be no assurances that the trusted traveler concept will result in an increase in our sales or revenues.

         ADVANCED TECHNOLOGIES

         Through research and development as well as intellectual property acquisitions, we have established a portfolio of advanced and emerging technologies, which we intend to commercialize and utilize within our own proprietary products or license out for the purpose of revenue generation. These advanced technologies and intellectual property are as follows:

         o    Gas plasma antenna,
         o    Vehicle stopping system,
         o    Acoustic Core(TM) signature analysis,
         o    APTIS(TM) human screening portal, and
         o    Cryptography software.

         GAS PLASMA ANTENNA: We acquired gas plasma antenna technology assets and a sub-license for plasma sterilization and decontamination from ASI Technology Corporation in August 2003. The assets include three ongoing funded SBIR government contracts and nine issued and pending U.S. patents related to gas plasma antenna technology with demonstrated applications in the fields of ballistic missile defense, phased array radar, and forward deployed decontamination.

         A plasma antenna's performance equals that of a metal antenna, but the gas plasma antenna is lighter. These antennae can be used for any purpose for which a metal antenna is used. A gas plasma antenna weighs substantially less than metal antennas of comparable performance. When a plasma antenna is turned off, it is transparent, immune to electronic countermeasures and allows other adjacent antennas to transmit or receive without interference.

         Plasma antenna technology employs ionized gas enclosed in a tube (or other enclosure) as the conducting element of an antenna. This is a fundamental change from traditional antenna design that generally employs solid metal wires as the conducting element. Ionized gas is an efficient conducting element with a number of important advantages over wire. Since the gas is ionized only for the time of transmission or reception, "ringing" and associated effects of solid wire antenna design are eliminated. The design allows for extremely short pulses, a feature important to many forms of digital communication and radars. The design further provides the opportunity to construct an antenna that can be compact and dynamically reconfigured for frequency, direction, bandwidth, gain and beam width. We believe plasma antenna technology will enable the design of antennas that are more efficient, lower in weight and smaller in size than traditional solid wire antennas.

         We believe our plasma antenna offers numerous advantages over traditional wire antennas including stealth for military applications and higher digital performance in commercial applications. We are developing the plasma technology for military and commercial applications. However, we cannot predict when these products will be ready for commercial or military use.

         Our gas plasma research team has been awarded US patent # 6,710,746 for a gas plasma antenna element demonstrating reconfigurable length. The development of this technology has been funded to date through grants from the US Navy and Army.

         US patent #6,710,746, which has SBIR origins, relates to plasma antennas having re-configurable length, beam width, and bandwidth. Traditionally, antennas have been defined as metallic devices for radiating or receiving radio waves, or as a conducting wire which is sized to emit radiation at one or more selected frequencies. As a result, the paradigm for antenna design has heretofore been focused on antenna geometry and physical dimensions. We believe that our gas plasma antenna design will result in antennas with greater flexibility and security than conventional antennas.

         VEHICLE STOPPING SYSTEM: Under a funded government contract, we developed a vehicle stopping system to address the increasing risks of unauthorized and illegal entry into the U.S. Our vehicle stopping system is designed to safely capture vehicles that are trying to gain entry without authorization. Our vehicle stopping system consists of a net, buried beneath the road, that will spring up when a car or truck attempts to speed across the border illegally. The net is attached to two spindles that unwind with increasing tension as the illegal car is trapped. Our Vehicle Stopping System is capable of stopping a vehicle attempting to gain illegal entry at speeds in excess of 65 miles per hour and without personal injury to occupants and U.S. government border personnel. The vehicle stopping system was successfully tested in June 2003 at the San Ysidro, California port of entry. As a result, we expect to market the vehicle stopping system to the Department of Homeland Security as well as Department of Defense and local traffic and highway authorities. However, we do not have any purchase commitments for this system.

         ACOUSTIC CORE(TM): We acquired rights to the Acoustic Core(TM) technology, as it related to illicit material detection, from Eurotech, Ltd. in December 2002. The Acoustic Core(TM) technology utilizes acoustics sensing and signature analysis technologies to detect a variety of materials.

         Acoustic Core(TM) is a non-intrusive acoustic remote sensing technology, which exhibits the potential for the automated detection of a large variety of potentially harmful materials such as C4, plastic flare guns, and ceramics. This technology is capable of computerized automatic screening of containers, vehicles and humans. It can detect a broad range of illegal materials even if the materials are moving at a high rate of speed, with low false alarm rates, and it utilizes low frequency acoustic energy, which is safe for humans. This speed and accuracy makes the technology suitable for primary screening applications where large volumes of containers or humans need to be screened quickly and accurately, such as in an airport or at a border crossing.

         The product of almost a decade of intensive laboratory and field research, we believe the Acoustic Core(TM) technology has the potential to enter the security marketplace to fill high-priority homeland security needs. Because Acoustic Core(TM) technology can utilize the unique and independent acoustic signatures of various materials, products can be developed and programmed to detect a large array of harmful substances, including explosives, and bio-hazardous and radioactive compounds.

         We believe that the Acoustic Core(TM) technology can screen large containers while they are in motion, such as during transport via truck or railcar. Primary screening of containers in this manner allows for segregation of suspicious containers for secondary screening by a handheld version of the remote sensing products.

         We completed a project with the U.S. Air Force through a Co-Operative Research and Development Agreement which used our proprietary Acoustic Core(TM) technology to inspect cargo. While this contract did not generate revenue for us, we expect to develop the technology for use in commercially viable products. However, we cannot predict when these products will be ready for commercial or military use.

         APTIS(TM): We are involved in the design and testing of APTIS(TM), an acoustic screening portal intended to facilitate screening of humans for concealed metallic and non-metallic weapons such as ceramic knives and plastic guns and explosives. The technology is very flexible and can be incorporated into existing entry portal systems such as metal detectors, eliminating the need to replace these systems used to safely screen humans for explosives. Although we continue to develop this prototype, we cannot predict when it will be ready for commercial use.

         CRYPTOLOGY: We have cryptology assets in the form of cryptographic algorithms and software that are under development for telecommunications and commercial encryption applications. We acquired this technology from Eurotech's subsidiary, Crypto.com, Inc., in December 2002.

         We believe the need for increased cyber security has never been as critical as at the present time. To meet the fundamental confidentiality, integrity, and availability objectives of computer security, better encryption than that currently employed is required to defend against unauthorized access to data and communications. This need for better encryption systems also extends to protection that cannot be decrypted today or in the future, even in the face of much improved computer speed and capacity.

         Our cryptology provides encryption security and forms the basis for a series of government and commercial computer and communications security software packages. The standards in the industry use encryption technologies with either secret key or a public/private key encryption method, which becomes part of a system, transmitted to another party for decoding purposes or is stored in password protected electronic files. These secret keys are vulnerable to intruders. Our cryptology is a double cipher, keyless transmission system, with no transmitted key subject to compromise. This is a new class of cryptology that prevents decipher of intercepted messages by powerful methods or computers. Our cryptology software is still under development and not yet ready for commercial sale.

         We believe that as decryption methods become more efficient and computing power more available, the current industry standards will become more vulnerable, while requiring more and more bandwidth, to prolong their inevitable compromise. Because of our keyless transmission system, we expect that our cryptology will remain invulnerable to compromise without requiring ever-increasing bandwidth to stay ahead of attacks. Our cryptology is adaptable to telephone conversations, networked systems, private email messages, file transfers, and can be adapted to levels of security appropriate to the communication link. It provides a high level of security available for transmission of large files, email, and graphics, as well as for important small files such as passwords, credit card information, ID card, and personal authentication.

         Alpha stage demonstrations of software implementations of our VYN(TM) algorithm for communications, file transfers, passwords, and credit cards have demonstrated the applicability of the mathematical approach to the generation of secure encryption algorithms. Our encryption technology development has proceeded to the stage where it is ready for adaptation to computer operating systems, programming languages, communications protocols, and hardware device drivers.

COMPETITION

         The markets for our products and solutions are extremely competitive and are characterized by rapid technological change as a result of technical developments exploited by competitors, the changing technical needs of the customers, and frequent introductions of new features. We expect competition to increase as other companies introduce products that are competitively priced, that may have increased performance or functionality, or that incorporate technological advances not yet developed or implemented by us. Some of our present and potential competitors may have financial, marketing, and research resources substantially greater than ours. In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices, and have the resources to invest in significant research and development activities. There is a risk that we may not be able to make the technological advances necessary to compete successfully. Existing and new competitors may enter or expand their efforts in our markets, or develop new products to compete against ours. Our competitors may develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. New products or technologies may render our products obsolete. Many of our primary competitors are well established companies that have substantially greater financial, managerial, technical, marketing, personnel and other resources than we do.

         We have certain proprietary technologies, some of which have been developed, and others that are in development. We will focus on our proprietary technologies, or leverage our management experience, in order to differentiate ourselves from these organizations. There are many other technologies being presented to the Department of Homeland Security that directly compete with our technologies. The Department of Homeland Security may pursue solutions different from ours.

INTELLECTUAL PROPERTY

         Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We rely primarily on patents and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We own nine U.S. and foreign patents. We enter into confidentiality agreements with our consultants and key employees, and maintain controls over access to and distribution of our technology, software and other proprietary information. The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us.

         We do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

         We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

         We did not spend any money on research and development during the fiscal year ending June 30, 2002 because we were not an operating business. During the fiscal year ended 2003, we spent $522,657 on research and development.

         Our research and development activities consist of projects funded by us and projects funded with the assistance of SBIR grants, and SBIR projects are generally directed towards the discovery of specific information requested by the government research sponsor.

         We believe that focused investments in research and development are critical to our future growth and competitive position in the marketplace. Our research and development efforts are directed to timely development of new and enhanced products that are central to our business strategy. The industries in which we compete are subject to rapid technological developments, evolving industry standards, changes in customer requirements, and new product introductions and enhancements. As a result, our success depends in part upon our ability, on a cost-effective and timely basis, to continue to enhance our existing products, and to develop and introduce new products that improve performance and meet customers' operational and cost requirements. We may be unable to successfully develop products to address new customer requirements or technological changes, and any products we develop may not achieve market acceptance.

DEPENDENCE ON GOVERNMENT CONTRACTS

         For the nine months ended March 31, 2004, sales to the U.S. Navy, our largest customer accounted for 81% of our sales. If the U.S. Navy terminates this contract or ceases or materially diminishes orders under it, we will lose our primary source of revenue.

GOVERNMENT REGULATION

         Most of our U.S. Government business is subject to unique procurement and administrative rules based on both laws and regulations, including the U.S. Federal Acquisition Regulation that provide various profit and cost controls, rules for allocations of costs, both direct and indirect, to contracts and non-reimbursement of unallowable costs such as interest expenses and certain costs related to business acquisitions, including for example the incremental depreciation and amortization expenses arising from fair value increases to the historical carrying values of acquired assets.

         Companies supplying defense-related equipment to the U.S. Government are subject to certain additional business risks specific to the U.S. defense industry. Among these risks are the ability of the U.S. Government to unilaterally suspend a company from new contracts pending resolution of alleged violations of procurement laws or regulations. In addition, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

         U.S. Government contracts are, by their terms, subject to unilateral termination by the U.S. Government either for its convenience or default by the contractor if the contractor fails to perform the contracts' scope of work. Upon termination other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and an allowance for profit. Foreign defense contracts generally contain comparable provisions permitting termination at the convenience of the government. To date, none of our significant contracts have been terminated.

         As is common in the U.S. defense industry, we are subject to business risks, including changes in the U.S. Government's procurement policies (such as greater emphasis on competitive procurement), governmental appropriations, national defense policies or regulations, service modernization plans, and availability of funds. A reduction in expenditures by the U.S. Government for products and services of the type we manufacture and provide, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or the incurrence of substantial contract cost overruns could materially adversely affect our business.

         Certain of our sales are direct commercial sales to foreign governments. These sales are subject to U.S. Government approval and licensing under the Arms Export Control Act. Legal restrictions on sales of sensitive U.S. technology also limit the extent to which we can sell our products to foreign governments or private parties. Currently we do not have any sales from overseas customers.

SALES AND MARKETING

         We currently divide the marketing efforts of our products and services into three areas: (1) directly to federal or local government agencies, (2) to large partners who may represent an opportunity for us as subcontractors, and
(3) to commercial entities. These marketing duties are divided among upper management.

MANUFACTURING

         Our primary manufacturing facilities are located in Fredericksburg, VA. There are approximately 20 employees in that facility who produce ACADA shipboard chemical detection equipment. We utilize our offices in Providence, RI as manufacturing prototype development facilities. Manufacturing of chemical detectors is overseen by Mr. Edward Kessler and manufacturing of production prototypes is overseen by Mr. Michael Curran.

EMPLOYEES

         As of April 2004, we employed approximately 30 full-time employees. We believe our future success will depend upon the continued service of our key technical and senior management personnel and upon our continued ability to attract and retain highly qualified technical and managerial personnel. None of our employees is represented by a labor union. We have never experienced a work stoppage and consider our relationship with our employees to be good.

                                    PROPERTY

         We have a one year lease for our executive offices of approximately 1,000 square feet located in Ridgefield, Connecticut and a month-to-month lease for a manufacturing facility of approximately 5,000 square feet located in Fredericksburg, Virginia. We also have an administrative office in Providence, RI which is utilized under a monthly sublease comprising approximately 4,000 square feet. We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices. However, we may not be able to relocate to a new facility without severely disrupting the production of our goods.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Each director serves as director until his successor is duly elected and qualified. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships between our executive officers and directors.

         Our executive officers and directors are as follows:

NAME                        AGE    POSITION                                    YEAR BEGAN
----                        ---    --------                                    ----------
Robert Tarini............   44     Chief Executive Officer, Chairman of the          2002
                                   Board of Directors

Kenneth Ducey, Jr........   38     President, Chief Financial Officer and            2002
                                   Director

         ROBERT TARINI, has served as our chief executive officer since November 14, 2003 and as our chairman of the board of directors since December 9, 2002. In April 2003, Mr. Tarini founded Syqwest Inc., a firm which specializes in the design and manufacture of acoustic remote sensing devices utilized in marine and land based applications. In April 2001, Mr. Tarini founded Trylon Metrics Corp., a developer of acoustic remote sensing technology, and acted as President of Trylon from April 2001 to present. In May 2001, Mr. Tarini founded ipPartners Inc. and has served as its President to present. ipPartners Inc. specializes in the development of acoustic remote sensing devices. Since 1999, Mr. Tarini has served as the chief executive officer of Ocean Data Equipment Corporation, where he oversaw the design and development of a complete line of scientific instruments targeted fro geophysical and hydrographic research and developed a remote sensing technique, which is currently being applied to detecting illicit materials. From June 1982 to July 1990, Mr. Tarini worked at Raytheon, where he designed active sonar and sonar trainers for US and foreign customers which were installed onto every 688 class attack submarine and every SQQ-89 surface ship combat system, over 100 seafaring vessels in total.

         KENNETH P. DUCEY, JR., has served as our president, chief financial officer and member of our board of directors since December 2002. From 1998 to 2002, Mr. Ducey led three small technology companies while working at the venture capital firm Spencer Trask. Mr. Ducey was responsible for developing new business, typically in segments in which the company was not yet practicing. In 1988, Mr. Ducey launched Palmtop Utilities, a consulting company that developed the first link between the Sharp Wizard and ACT! Contact management software. Mr. Ducey led Palmtop Utilities to become the largest dealer of Sharp Wizards, and secured licensing arrangements with Sharp, Contact Software International, and Microsoft. After successfully selling the assets of Palmtop Utilities in 1992, Mr. Ducey helped to develop The Outsourcing Institute, where he developed and sold multi-million dollar contracts to MCI and PricewaterhouseCoopers. From 1985 to 1986, Mr. Ducey was a trader at Salomon Brothers where he was responsible for actively traded technology companies listed on the NASDAQ National Market. Mr. Ducey was nationally recognized in September 2000 by Business Week as a leading expert in outsourcing.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

         We do not, as a standard practice, compensate our directors for their service. However, all of our current directors also serve us as either officers or consultants, and we compensate them for their service in such capacities. In addition, during the last completed fiscal year, we granted David Danovitch, who had been serving as a director, 3,334 shares of our common stock, with a fair market value of approximately $10,000 as of the date of grant, in connection with his resignation in November 2002.

EXECUTIVE OFFICER COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table provides summary information concerning the compensation earned by our chief executive officer and our other executive officers for services rendered for the fiscal years ended June 30, 2001, 2002 and 2003. Delmar Kintner served as our chief executive officer until November 2003, and Larry Shatsoff served as our Chief Executive Officer until December 2002.

                                                                   ANNUAL COMPENSATION (1)       ALL OTHER
                                                              ------------------------------    COMPENSATION
NAME AND PRINCIPAL POSITION                           YEAR     SALARY ($)     BONUS ($) (2)          ($)
---------------------------                           ----    ------------    -------------     ------------
Delmar R. Kintner...............................      2003     $ 120,000      $   128,051       $   343,097 (3)
     Chief Executive Officer                          2002
                                                      2001

Robert Tarini...................................      2003     $ 120,000      $    76,667       $   650,268 (5)
    Chief Executive Officer and Chairman of the       2002
    Board of Directors (4)                            2001

Kenneth P. Ducey, Jr. ..........................      2003     $ 180,000      $    76,667       $   650,268 (5)
    President and Chief Financial Officer             2002
                                                      2001

Lawrence Shatsoff...............................      2003     $ 120,000      $    76,667       $     5,000 (6)
    President and Director                            2002
                                                      2001
________________________

(1) Other than as described in this table or the footnotes to this table, we did not pay any executive officer any compensation, including incidental personal benefits, in excess of 10% of such executive officer's salary.
(2) Figures contained in this column reflect the fair market value of stock grants made to each named executive officer during the last completed fiscal year.
(3) Under our employment agreement with Mr. Kintner, we were required to issue in five installments over the course of the agreement a number of shares of our common stock equal to 2.27% of the total outstanding shares of equity securities of the company (including common stock issuable upon conversion of our outstanding preferred stock or exercise of outstanding purchase warrants). Mr. Kintner's employment with us was terminated in November 2003 prior to the expiration of his employment agreement. The figure contained in this column represents the fair market value as of the date of grant of the actual number of shares granted to Mr. Kintner under his employment agreement, less any amounts granted in the last completed fiscal year. Mr. Kintner is entitled to no further compensation in relation to his employment with us.
(4) Mr. Tarini assumed the rule of Chief Executive Officer upon Mr. Kintner's resignation in November 2003.
(5) Under our employment agreements with Messrs. Tarini and Ducey, dated January 1, 2003, we were required to issue a number of shares of our stock equal to 2.27% of the total outstanding shares of equity securities of the company (including common stock issuable upon conversion of our outstanding preferred stock or exercise of outstanding purchase warrants), provided certain performance criteria were met. As of January 2004, all of the performance criteria had been met, and all of the stock grants provided for under these agreements have been made. The figures contained in this column reflect the fair market value of all of the stock granted under these agreements, less any amounts granted in the last completed fiscal year.
(6) Cash payment in lieu of a stock grant in connection with the resignation of Mr. Shatsoff in December 2002.

EMPLOYMENT ARRANGEMENTS

         ROBERT TARINI AND KENNETH DUCEY, JR. On May 12, 2004, the Company entered into five-year compensation agreements with Robert Tarini, our Chairman and Chief Executive Officer, Kenneth Ducey, Jr., our President and Chief Financial Officer, and Asset Growth Company. Asset Growth Company is wholly owned by Kenneth Ducey, Jr., and in the information provided below, the compensation terms of our agreements with Asset Growth Company and Kenneth Ducey, Jr., are aggregated basis. These agreements, as amended on June 14, 2004, provide for the following remuneration to each of Robert Tarini and Kenneth Ducey, Jr. (including Asset Growth Company):

o Base annual remuneration of $300,000 payable over the five-year period ending January 2, 2009;

o Discretionary bonuses over the term of the agreement of up to 300% of the base remuneration;

o Conditional stock grants over the period commencing April 1, 2004 through January 2, 2008, based on defined performance criteria. The stock grants, if all earned, entitle each of Messrs. Tarini and Ducey (including Asset Growth Company) to receive up to 7.5% of the Company's common stock on a fully diluted basis. These grants are earned according to the following schedule:

                         STOCK PERCENTAGE           GRANT DATE
     ------------------- -------------------------- -------------------------
     Grant 1             2.5%                       May 12, 2004
     Grant 2             1.0%                       July 1, 2004
     Grant 3             1.0%                       October 1, 2004
     Grant 4             1.0%                       January 2, 2005
     Grant 5             1.0%                       January 2, 2006
     Grant 6             0.5%                       January 2, 2007
     Grant 7             0.5%                       January 2, 2008

     The number of shares of common stock to be granted on each grant date is equal to the product of (a) the number of fully diluted shares outstanding at the grant date and (b) the stock percentage associated with that grant date;

o In the event of a change in control of the Company during the period covered by the agreement, each executive/consultant will automatically be granted all remaining stock grants and will be due cash and expense compensation for the shorter of (i) three years from the date of the change in control, or (ii) until the end of the term of the agreement. A change in control is defined by the agreements as a change in the majority ownership of the equity of the company, the resignation or termination of the majority of the board of directors within a two month period, or the replacement of the CEO or the President of the Company; and

o Expense allowance for all reasonable and necessary expenses of $5,000 per month.

         The new agreements supersede our prior employment or consulting arrangements with Messrs. Tarini and Ducey, the terms of which are summarized below:

         Pursuant to our consulting agreement with Mr. Tarini, he served as our chairman and chief executive officer for an initial term of three years at a base consulting fee of $10,000 per month. We also agreed to reimburse Mr. Tarini for all reasonable and necessary out-of-pocket expenses related to the performance of his duties under this agreement. We issued 430,474 shares of our common stock in connection with the execution of the agreement and satisfaction of stated performance criteria. Mr. Tarini was eligible to receive a performance-based bonus of up to four times his annual base salary upon the conclusion of the term of the agreement. He was also eligible to participate in any bonus or incentive compensation program established by our board of directors.

         In the event that we terminated Mr. Tarini's engagement without cause, or he terminated his engagement for "good reason" (defined in the agreement as, among other things, the assignment of duties inconsistent with Mr. Tarini's position or any material breach by us of the consulting agreement), we would have been obligated to continue payments until the earlier of (a) three months from the date of termination or (b) the date on which Mr. Tarini obtained a full-time engagement elsewhere. This agreement also subjected Mr. Tarini's to certain restrictive covenants, including an obligation to maintain confidential information.

         Under our employment agreement with Mr. Ducey, he served as our president and chief financial officer for an initial term of three years at an annual base salary of $185,000. The agreement also provided for up to $1,200 a month for his expenses, including his automobile, health insurance and reasonable expenses associated with setting up and maintaining a home office. The remaining terms of his agreement, including provisions for grants of common stock, bonuses and severance pay, were substantially the same as those of Mr. Tarini's agreement.

         DELMAR R. KINTNER. We entered into an employment agreement with Mr. Kintner in January 2003 whereby he would serve as our chief executive officer for an initial term of one year at an annual base salary of $150,000. The agreement provided for a grant of up to 2.27% of our common stock on a fully-diluted basis provided certain performance criteria were met. It also provided for up to $1,200 a month for his expenses, including his automobile, health insurance and reasonable expenses associated with setting up and maintaining a home office. This agreement was terminated in November 2003. Prior to termination, Mr. Kintner was granted 119,303 shares of our common stock, with a fair market value of $343,097 as of the date of grant. We are not required under the agreement with Mr. Kintner to provide for any further compensation, including any additional grants of our common stock.

                       EQUITY COMPENSATION PLAN DISCLOSURE

         The following table sets forth certain information as of June 30, 2003, regarding securities authorized for issuance under our equity compensation plans, including individual compensation arrangements.

         We issue equity compensation in the form of grants of common stock in connection with various employment and consulting agreements. While the amounts vary by agreement, they are generally structured as incentive-based grants made upon the achievement of performance milestones.

                                                                       WEIGHTED-AVERAGE      NUMBER OF SECURITIES
                                          NUMBER OF SECURITIES TO      EXERCISE PRICE OF    REMAINING AVAILABLE FOR
                                         BE ISSUED UPON EXERCISE OF       OUTSTANDING        FUTURE ISSUANCE UNDER
                                            OUTSTANDING OPTIONS,       OPTIONS, WARRANTS      EQUITY COMPENSATION
PLAN CATEGORY                               WARRANTS AND RIGHTS           AND RIGHTS                PLANS
-------------------------------------    --------------------------  --------------------   -----------------------
Equity Compensation Plans Approved by
   Security Holders                                  0                            $0                     0
Equity Compensation Plans Not Approved
   by Security Holders                       1,430,467 (1)(2)                     $0                     0
         TOTAL                               1,430,467                            $0                     0
________________________

(1) Consists of conditional stock grants pursuant to employment and consulting agreements approved by the Board of Directors.
(2) Figure represents the actual number of shares of our common stock issued as of the date of this prospectus pursuant to employment and consulting agreements that were in effect at the close of the last completed fiscal year. As of the date of this prospectus, there are no securities remaining to be issued under any of these agreements. However, the Company has entered into new agreements with certain of its employees and consultants that provide for equity compensation, the terms of which are disclosed elsewhere in this prospectus, including under this section and the section entitled "Certain Relationships and Related Transactions."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At the close of business on June 16, 2004, there were issued and outstanding 31,681,793 shares of our common stock. The following table provides information regarding beneficial ownership of our common stock as of June 16, 2004 by:

         o each person known by us to be the beneficial owner of more than five percent of our common stock;

         o    each of our directors;

         o each executive officer named in the summary compensation table and three former executive officers; and

         o    all of our current directors and executive officers as a group.

         The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the "Right to Acquire" column consist of shares that may be purchased through the exercise of options that vest within 60 days of June 16, 2004.

                                                                               SHARES BENEFICIALLY OWNED
                                                        -----------------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                   OUTSTANDING     RIGHT TO ACQUIRE      TOTAL        PERCENT
------------------------------------------------------- ------------------ ----------------- -------------- -------------
James LLC.........................................                 --        3,519,808         3,519,808         9.999%

Robert Tarini (1).................................          2,591,571               --         2,591,571         8.180%

Eurotech, Ltd. (2)................................          2,034,870               --         2,034,870         6.423%
   8665 Sudley Road, #608
   Manassas, VA 20110-4588

Castlerigg Master Investments, Ltd. (3) ..........          1,000,000        1,000,000         2,000,000         6.120%
   1251 Avenue of the Americas
   New York, New York 10020

Kenneth P. Ducey, Jr (4)..........................          1,905,722               --         1,905,722         6.015%

Delmar Kintner (5) ...............................            122,116               --           122,116         *

David Danovitch (6) ..............................              3,334               --             3,334         *

Larry Shatsoff (7) ...............................              1,667               --             1,667         *

All directors and executive officers as a group (5          4,624,410               --         4,624,410        14.596%
    persons)......................................

_____________________

* Represents beneficial ownership of less than 1.0%.

(1) Mr. Tarini is the beneficial owner of 499,849 shares of common stock issued to ipPartners and 136,000 shares of common stock issued to Syqwest, Inc.
(2) Information is based on a Schedule 13D/A filed by Eurotech, Ltd. with the Securities and Exchange Commission on October 24, 2003. The Schedule 13D/A states that Eurotech granted Woodward LLC a security interest in 58,333 shares of its common stock as security for the repayment of indebtedness owed to Woodward under three promissory notes in the aggregate principal amount of $120,000. The Schedule 13D/A also states that Eurotech has the sole power to vote these shares.
(3) Information is based on a 13G filed by Castlerigg Master Investments, Ltd. with the Securities and Exchange Commission on April 29, 2004.
(4) Mr. Ducey is the beneficial owner of 1,220,198 shares of common stock issued to Asset Growth Company.
(5)  Mr. Kintner resigned from our company in November 2003.
(6)  Mr. Danovitch resigned from our company in December 2002.
(7)  Mr. Shatsoff resigned from our company in December 2002.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Article X of our charter provides that, subject to Section 607.0850 of the Florida Business Corporation Act, we will indemnify our current and former officers and directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement arising out of his services as our officer or director.

         Section 607.0850 of the Florida Business Corporation Act states that we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Our employment agreements with our directors and officers contain provisions requiring us to indemnify them to the fullest extent permitted by Florida law. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On December 9, 2002, our subsidiary, Security Technology, Inc., acquired intellectual property rights and assets relating the Acoustic Core(TM) technology for detecting illicit material from Crypto.com, Inc., a subsidiary of Eurotech, Ltd. pursuant to the Exchange Agreement dated December 9, 2002. In exchange for the purchased technology, we agreed to issue for 4,498,638 shares of our common stock to Eurotech, Ltd. and ipPartners, Inc. Of the shares issued, 3,998,789 were transferred to Eurotech as payment for causing Crypto.com to deliver to us the purchased technology, and 499,849 were transferred to ipPartners in exchange for their forgiveness and discharge of certain obligations owed to them by Crypto in connection to the property transferred.

ipPartners, Inc. is controlled by Robert Tarini, our chief executive officer, however, at the time of this transaction, Mr. Tarini was an unrelated third party. After the transaction, Eurotech, Ltd. owned eighty percent (80%) of our outstanding common stock, making us their majority-owned subsidiary. In order to accomplish this transaction, Market LLC and James LLC, our controlling shareholders at the time, agreed to a recapitalization of the Company whereby Market LLC and James LLC collectively surrendered 4,498,638 shares of our common stock, and $5,225,000 of convertible promissory notes, in exchange for $5,225,000 in stated value Series C Cumulative Convertible Preferred Stock. As of June 16, 2004, Eurotech owned less than 9% of our outstanding common stock, and all of the outstanding Series C Cumulative Convertible Preferred Stock has been converted and retired.

         On May 12, 2004, the Company entered into a five-year consulting agreement with Verdi consulting. Verdi Consulting has assisted us with a variety of tasks including strategic planning; identifying, structuring and closing on acquisitions; finding financing; investor relations; and general business advice. This agreement provides for the following remuneration:

         o Base annual remuneration of $300,000 payable over the five-year period ending January 2, 2009;

         o Discretionary bonuses over the term of the agreement of up to 300% of the base remuneration; and

         o Conditional stock grants over the period commencing April 1, 2004 through January 2, 2008, based on defined performance criteria. The stock grants, if all earned, entitle Verdi Consulting to receive up to 7.5% of the Company's common stock on a fully diluted basis. These grants are earned according to the following schedule:

                              STOCK PERCENTAGE          GRANT DATE
         -------------------- ------------------------- ----------------------
         Grant 1              2.5%                      April 1, 2004
         Grant 2              1.0%                      July 1, 2004
         Grant 3              1.0%                      October 1, 2004
         Grant 4              1.0%                      January 2, 2005
         Grant 5              1.0%                      January 2, 2006
         Grant 6              0.5%                      January 2, 2007
         Grant 7              0.5%                      January 2, 2008

         The number of shares of common stock to be granted on each grant date is equal to the product of (a) the number of fully diluted shares outstanding at the grant date and (b) the stock percentage associated with that grant date.

o In the event of a change in control of the Company during the period covered by the agreement, each executive/consultant will automatically be granted all remaining stock grants and will be due cash and expense compensation for the shorter of (i) three years from the date of the change in control, or (ii) until the end of the term of the agreement. A change in control is defined by the agreements as a change in the majority ownership of the equity of the company, the resignation or termination of the majority of the board of directors within a two month period, or the replacement of the CEO or the President of the Company.

         This agreement supersedes the prior agreement we had with Verdi Consulting, which was executed on January 1, 2003. Under this three-year agreement, we paid Verdi Consulting $12,500 per month as base compensation and provided a $1,000 per month expense allowance. In addition, as incentive compensation, we issued 315,375 shares of common stock to Verdi Consulting which vested in four installments during calendar 2003 and 115,097 shares which vested on January 1, 2004. Finally, Verdi Consulting was eligible to receive a bonus of up to $1,200,000 if Verdi Consulting is instrumental in assisting us to obtain contracts with a total value in excess of $1,000,000 during the life of the contract. We expect to award Verdi Consulting substantially all of this bonus prior to our fiscal year end. We had agreed to pay Verdi Consulting three month's base compensation if we terminated this contract without cause.

         During January 2003, we completed our acquisition of Ergo Systems, Inc. from Ocean Data Equipment Corporation, now called Syqwest, Inc. Robert Tarini, our chief executive officer, is also the chief executive officer of Syqwest, Inc. Ergo's main asset is an annually renewable U.S. Government General Services Administration contract to provide logistic support and product development for five U.S. ports of entry. In exchange for Ergo we agreed to pay Syqwest $400,000 in cash, due in installments that are triggered with the completion of research milestones. As of April 30, 2004, we have paid Syqwest $176,900 of which $126,900 is an advance representing partial payment for monies that will be due upon the completion of the first milestone.

         On March 27, 2003, we entered into an exchange agreement with Eurotech whereby Eurotech exchanged 1,666,666 shares of our common stock for 16,000 shares of our Series D Cumulative Convertible Preferred Stock. Our Series D Cumulative Convertible Preferred Stock has a stated value of $1,000 per share and has a beneficial conversion feature where each share is immediately convertible into common stock at a discount to market prices. During the past six months we have also issued shares of our Series D Cumulative Convertible Preferred Stock to James LLC. James LLC has invested a total of $3,832,000 in our Series D Cumulative Convertible Preferred Stock. As of May 9, 2004, the Series D Cumulative Convertible Preferred Stock held by James LLC was convertible into 4,128,768 shares of our common stock.

         On July 24, 2003, we entered into an agreement with Syqwest, Inc., in which we issued 750,000 shares of our common stock in exchange for the forgiveness of $450,000 for unpaid services performed by Syqwest in connection with research conducted in relation to our vehicle stopping technology. Robert Tarini, our chief executive officer is also the chief executive officer of Syqwest. We have the right at any time by written notice to repurchase these shares from Syqwest at a price equal to $.60 per share.

         In September 30, 2003 we acquired one hundred percent (100%) of the outstanding stock of Science and Technology Research, Inc., which produces our U.S. Navy shipboard automatic chemical agent detection and alarm system product. We paid the stockholder of Science and Technology Research a total of $6,475,000 consisting of $900,000 in cash, common stock valued at $5,100,000, a promissory note of $375,000, and acquisition costs of $100,000. To finance this acquisition we executed a two year, twelve percent (12%), secured Promissory Note with Bay View Capital, LLC for $1,400,000. Bay View Capital, LLC is controlled by Robert Tarini, our chief executive officer, and Chad Verdi, a consultant to Markland. The outstanding balance and accrued interest of this note were repaid in full on April, 2004.

         The Company believes that all transactions described above were made on terms no less favorable to it than those obtainable from unaffiliated third parties. All future transactions, if any, with its executive officers, directors and affiliates will be on terms no less favorable to it than those that will be obtainable from unrelated third parties at the time such transactions are made.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of June 16, 2004, we had 31,681,793 shares of our common stock issued and outstanding.

COMMON STOCK

         VOTING. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

         DIVIDENDS. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

         LIQUIDATION AND DISSOLUTION. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

         OTHER RIGHTS AND RESTRICTIONS. Our charter prohibits us from granting preemptive rights to any of our stockholders. All outstanding shares are fully paid and nonassessable.

         LISTING. Our common stock is traded on the over-the-counter bulletin board.

PREFERRED STOCK

         Our articles of incorporation authorize us to issue shares of our preferred stock from time to time in one or more series without stockholder approval. As of June 16, 2004, we had designated 30,000 shares as Series A preferred stock, all of which were issued and outstanding on that date, and 40,000 shares of our preferred stock as Series D Preferred Stock, 19,286 of which were issued and outstanding on that date. The following is a summary description of the principal terms of each series of our preferred stock. For a complete statement of all the terms of each series of preferred stock, please review the applicable certificate of designation that we have previously filed.

SERIES A NON-VOTING REDEEMABLE CONVERTIBLE PREFERRED STOCK

         VOTING RIGHTS: Except as otherwise provided under Florida law, the Series A preferred stock has no voting rights.

         DIVIDENDS: The Series A preferred stock does not accrue dividends.

         CONVERSION: Each share of the Series A preferred stock is convertible at our option into one-third of one share of our common stock.

         ANTIDILUTION: Upon the occurrence of a stock split or stock dividend, the conversion rate shall be adjusted so that the conversion rights of the Series A preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series A preferred stock stockholders prior to such event.

         REDEMPTION: We may redeem all or any portion of the outstanding shares of the Series A preferred stock upon cash payment of $10.00 per share.

         DISSOLUTION: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series A preferred stock will be treated as senior only to our common stock. If, upon any winding up of our affairs, and after the Series D preferred stockholders are paid in full, our assets available to pay the holders of Series A preferred stock are not sufficient to permit the payment in full, then our remaining assets will be distributed to those holders on a pro rata basis.

SERIES D CONVERTIBLE PREFERRED STOCK

         VOTING RIGHTS: Except as otherwise provided under Florida law, the Series D preferred stockholders have no right to vote with the holders of our common stock. However, our charter requires that the Series D preferred stockholders approve any amendment to the rights and preferences of the Series D preferred stock. Where the Series D preferred stockholders do have the right to vote as a series, whether under our charter or pursuant to Florida law, the affirmative vote of the holders of at least 67% of the outstanding shares of Series D preferred stock is necessary to constitute approval.

         DIVIDENDS:  The Series D preferred stock does not accrue dividends.

         CONVERSION: The Series D preferred stock is convertible at the option of the stockholder at any time. The number of shares of our common stock into which each share of Series D preferred is convertible is determined by dividing $1,000 by the discounted bid price. The "discounted" bid price is the average closing bid price of our common stock during the five business days immediately preceding the conversion date multiplied by the applicable discount factor, as set forth below.

AVERAGE CLOSING BID PRICE (1)                                    DISCOUNT FACTOR
--------------------------------------------------------------  ----------------
$15.00 or less                                                        80%
more than $15.00, but less than or equal to $30.00                    75%
more than $30.00, but less than or equal to $45.00                    70%
more than $45.00                                                      65%
____________________

(1)After an adjustment for a 1-for-60 reverse stock split effective October 27, 2003.

         The Series D preferred stock can be converted only to the extent that the Series D stockholder will not, as a result of the conversion, hold in excess of 9.999% of the total outstanding shares of our common stock.

         ANTIDILUTION: Upon the occurrence of a transaction that results in a change of control, or a split off of the company assets, a stock split or a stock dividend, the price at which the Series D preferred stock is convertible shall be adjusted so that the conversion rights of the Series D preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series D preferred stock stockholders prior to the transaction.

         REDEMPTION: We have the right to redeem any outstanding shares of our Series D preferred stock at any time. The redemption price per share is equal to $1,000 multiplied by 135%. Our Series D preferred stock is convertible, even after we have provided a notice of redemption, until the Series D stockholder has received full cash payment for the shares we are redeeming.

         DISSOLUTION: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series D preferred stock will be treated as senior to all preferred stock and our common stock. If, upon any winding up of our affairs, our assets available to pay the holders of Series D preferred stock are not sufficient to permit the payment in full, then all our assets will be distributed to those holders on a pro rata basis.

COMMON STOCK PURCHASE WARRANTS

         WARRANTS ISSUED IN APRIL 2, 2004, PRIVATE PLACEMENT.

         In our private placement transaction completed on April 2, 2004, we issued common stock purchase warrants to purchase an aggregate of 3,333,333 shares of common stock with an exercise price of $1.00 per share to the investors. In addition, we issued a common stock purchase warrant to purchase 333,333 shares of our common stock with an exercise price of $1.40 per share to West Hastings Ltd. as a finder's fee.

         These warrants have a so-called "most favored nation" provision pursuant to which the exercise price of the warrants and the terms of the warrants will automatically be changed if we issue warrants with a lower exercise price or with terms more favorable to the holder at any time prior to 180 days after the effective date of a registration statement providing for the resale of shares issuable upon exercise of the warrant. If we issue warrants with a lower exercise price than the warrants we issued on April 2, 2004 during this period, the exercise price of the warrants we issued on April 2, 2004 will be reduced to that new lower price. If we issue warrants with terms more favorable to the warrant holder than the terms set forth in the warrants we issued on April 2, 2004, such new more favorable terms will automatically be incorporated into the April 2 warrants.

         WARRANTS ISSUED IN APRIL 16, 2004, PRIVATE PLACEMENT.

         In our private placement transaction completed on April 16, 2004, we issued common stock purchase warrants to purchase an aggregate of 2,500,000 shares of common stock with an exercise price of $1.50 per share to the investors. In addition, we issued a common stock purchase warrant to purchase 25,000 shares of our common stock with an exercise price of $2.00 per share to Baker Consulting as a finder's fee.

         These warrants have a "most favored nation" provision pursuant to which the exercise price of the warrants will automatically be changed (but only to the extent that such change does not itself cause a change to the warrants we issued on April 2, 2004, on account of the most favored nation clause contained in the April 2 warrants), if we issue warrants with a lower exercise price at any time prior to 180 days after the effective date of a registration statement providing for the resale of shares issuable upon exercise of the warrant. If we issue warrants with a lower exercise price than the warrants we issued on April 16, 2004 during this period, the exercise price of the warrants we issued on April 16, 2004, will be reduced to that new lower price.

         WARRANTS ISSUED IN MAY 3, 2004 PRIVATE PLACEMENT.

         In our private placement transaction completed on May 3, 2004, we issued redeemable common stock purchase warrants to purchase an aggregate of 7,098,750 shares of common stock with an exercise price of $1.50 per share to the investors. These common stock purchase warrants are redeemable by us, at any time, after our common stock has a closing bid price of not less than $2.25 per share for 20 consecutive trading days after such effective date for $0.0001 per share; provided that this registration statement, of which this prospectus is a part, has been declared effective by the SEC.

         These warrants do not have a "most favored nation" clause.

         All the warrants are exercisable for a period of three (3) years. All of the warrants contain provisions that protect holders against dilution by adjusting of the exercise price in certain events such as stock dividends and distributions, stock splits, recapitalizations, mergers, consolidations, and issuances of common stock below their respective exercise price per share. The terms of the common stock purchase warrants provide that the number of shares to be obtained by each of the holders of the warrants upon exercise of our common stock purchase warrants cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each of them, would result in any one of them owning more than 4.99% (or, in some cases, 9.99%) of our outstanding common stock at any point in time. The holder of a warrant will not possess any rights as a stockholder until the holder exercises the warrant.

FLORIDA LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         Provisions of Florida law, our charter and bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

         AUTHORIZED BUT UNISSUED STOCK. We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.

         The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

         SPECIAL MEETING OF STOCKHOLDERS. Our bylaws provide that special meetings may be called only by our board of directors or by holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. This provision may make it more difficult for stockholders to take action opposed by our board of directors.

         AMENDMENT TO OUR BYLAWS. Section 607.1004 of the Florida Business Corporation Act provides that preferred stockholders have the right to vote as a class on amendments to our charter that would negatively impact their rights or preferences as preferred stockholders of such class. Our charter, however, provides that our board of directors has the exclusive authority to alter, amend or repeal them. This provision of our charter may also make it more difficult for stockholders to take action opposed by our board of directors.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders and any of their pledgees, donees, transferees and successors-in-interest receiving shares from a named selling stockholder after the date of this prospectus may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares and these transactions may or may not involve brokers or dealers.

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o    a combination of any such methods of sale; and

         o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares in open market transactions under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock or warrants owned by them, and if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that none of them has any agreement or understanding, directly or indirectly, with any person to distribute the common stock, and there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

         We are required to pay all fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments to which such selling shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                              AVAILABLE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

         o read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

         o obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                                  LEGAL MATTERS

         Foley Hoag LLP of 155 Seaport Boulevard, Boston, Massachusetts 02210 has advised us about the legality and validity of the shares. We know of no members of Foley Hoag who are beneficial owners of our common stock or preferred stock.

                                     EXPERTS

         Our consolidated financial statements as of June 30, 2003, included in this prospectus have been audited by Marcum & Kliegman LLP, registered independent public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Our consolidated financial statements as of June 30, 2002, included in this prospectus have been audited by Sherb & Co., LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Financial statements as of September 30, 2003, and December 31, 2002, for Science and Technology Research Corporation, Inc. which are included in this prospectus have been audited by Marcum & Kliegman LLP, registered independent public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                          INDEX TO FINANCIAL STATEMENTS

                                                                                                            Page
                                                                                                            ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSOLIDATED FINANCIAL
   STATEMENTS FOR MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES
   FOR THE YEAR ENDED JUNE 30, 2003

   Report of Independent Registered Public Accounting Firm of Marcum & Kliegman LLP..........................F-1
   Independent Auditors' Report of Sherb & Co., LLP..........................................................F-2
   Consolidated Balance Sheet at June 30, 2003...............................................................F-3
   Consolidated Statements of Operations for the Years Ended June 30, 2003 and 2002..........................F-4
   Consolidated Statements of Stockholders' (Deficiency) Equity for the Years Ended
     June 30, 2003 and 2002..................................................................................F-5
   Consolidated Statements of Cash Flows for the Years Ended June 30, 2003 and 2002..........................F-8
   Notes to Consolidated Financial Statements................................................................F-10

UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR MARKLAND
   TECHNOLOGIES, INC. FOR THE PERIOD ENDED MARCH 31, 2004

   Condensed Consolidated Balance Sheet at March 31, 2004....................................................F-36
   Condensed Consolidated Statement of Operations for the Nine Months Ended
     March 31, 2004 and 2003.................................................................................F-37
   Condensed Consolidated Statements of Operations for the Three Months Ended
     March 31, 2004 and 2003.................................................................................F-38
   Condensed Consolidated Statement of Stockholders' Equity for the Nine Months ended
     March 31, 2004..........................................................................................F-39
   Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
     March 31, 2004 and 2003.................................................................................F-43
   Notes to Consolidated Financial Statements................................................................F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSOLIDATED FINANCIAL
   STATEMENTS FOR SCIENCE & TECHNOLOGY RESEARCH, INC. FOR THE NINE MONTHS ENDED
   SEPTEMBER 30, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

   Report of Independent Registered Public Accounting Firm of Marcum & Kliegman LLP......................... F-62
   Balance Sheets............................................................................................F-63
   Statements of Operations..................................................................................F-64
   Statement of Changes in Shareholder's Equity..............................................................F-65
   Statements of Cash Flow...................................................................................F-66
   Notes to Consolidated Financial Statements................................................................F-68
Pro Forma Consolidated Financial Statements (Unaudited)


FINANCIAL STATEMENTS

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

Board of Directors and Stockholders
Markland Technologies, Inc. and Subsidiaries

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

We have audited the accompanying consolidated balance sheet of Markland Technologies, Inc. and Subsidiaries (the "Company") as of June 30, 2003 and the related consolidated statements of operations, stockholders' (deficiency) equity, and cash flows for the year ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the public company accounting oversight board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Markland Technologies, Inc. and Subsidiaries at June 30, 2003 and the results of their operations and their cash flows for the year ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of approximately $2,837,000 during the year ended June 30, 2003. As of June 30, 2003, the Company had a working capital deficiency of approximately $1,235,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York
September 15, 2003

Board of Directors and Stockholders
Markland Technologies, Inc. and Subsidiaries

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

We have audited the accompanying consolidated balance sheet of Markland Technologies, Inc. and Subsidiaries as of June 30, 2002 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended June 30, 2002, the six months ended June 30, 2001 and the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, the consolidated financial position of Markland Technologies, Inc. and Subsidiaries at June 30, 2002 and the consolidated results of its operations and its cash flows for the year ended June 30, 2002, the six months ended June 30, 2001 and the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses in each of the last two fiscal years and as more fully described in Note 2, the Company anticipates that additional funding will be necessary to sustain the Company's operations through the fiscal year ending June 30, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going-concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     /s/ Sherb & Co., LLP
                                                         ----------------
                                                         Sherb & Co., LLP
                                                   Certified Public Accountants

New York, New York
October 4, 2002


                     MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEET

                                  JUNE 30, 2003


                                          ASSETS
                                          ------

CURRENT ASSETS:
  Cash                                                                          $      5,465
  Accounts receivable (including $112,251 due from related party)                    314,222
  Prepaid insurance                                                                   22,917
                                                                                -------------
      TOTAL CURRENT ASSETS                                                           342,604
                                                                                -------------
OTHER ASSETS:
  Advances on purchase of ASI technology - related party                              65,000
  Intangible assets - ERGO, net of accumulated amortization of $66,668               333,332
  Technology rights (Acoustic Core)                                                1,300,000
                                                                                -------------
      TOTAL OTHER ASSETS                                                           1,698,332
                                                                                -------------
      TOTAL ASSETS                                                              $  2,040,936
                                                                                =============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
                           ------------------------------------

CURRENT LIABILITIES:
  Accounts payable (including $573,100 due to related party)                    $  1,441,636
  Accrued expenses and other current liabilities                                     119,270
  Note payable                                                                        17,004
                                                                                -------------
        TOTAL CURRENT LIABILITIES                                                  1,577,910

SECURED CONVERTIBLE PROMISSORY NOTE, less debt discount
  of $83,334                                                                         416,666
                                                                                -------------
      TOTAL LIABILITIES                                                            1,994,576
                                                                                -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Series A redeemable convertible preferred stock - no par value; 30,000 authorized, issued and outstanding at June 30, 2003; liquidation preference of $300,000 300,000
  Series B convertible preferred stock - $.0001 par value; 10 authorized
    and -0- issued and outstanding                                                         -
  Series C 5% cumulative redeemable convertible preferred stock - $.0001 par value; 8,000 - authorized; 5,395 issued and outstanding
    ; liquidation preference of $5,395,000                                                 1
  Series D redeemable convertible preferred stock -
    $.0001 par value; 40,000 authorized; 16,430 issued
    and outstanding; liquidation preference of $16,430,000                                 2
  Common stock - $.0001 par value; 500,000,000 authorized;
    220,294,405 shares issued and outstanding                                         22,029
  Additional paid-in capital                                                      13,878,442
  Unearned compensation                                                           (4,381,379)
  Accumulated deficit                                                             (9,772,735)
                                                                                -------------
     TOTAL STOCKHOLDERS' EQUITY                                                       46,360
                                                                                -------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $  2,040,936
                                                                                =============


The accompanying notes are an integral part of these consolidated financial statements.


                                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          For the Years Ended
                                                                               June 30,
                                                                    ----------------------------------
                                                                         2003                2002
                                                                    --------------      --------------
REVENUES (including $112,251 of revenues from a related party)      $     658,651       $          --

COST OF REVENUES (including $99,973 of costs incurred to a
 related party)                                                           445,218                  --
                                                                    --------------      --------------
GROSS PROFIT                                                              213,433                  --
                                                                    --------------      --------------
OPERATING EXPENSES:
  Selling, general and administrative                                   1,186,379             247,677
  Research & development                                                  522,657                  --
  Compensatory element of stock issuances for
    selling, general and administrative fees                            2,051,822                  --
  Amortization of intangible asset                                         66,668                  --
                                                                    --------------      --------------
    TOTAL OPERATING EXPENSES                                            3,827,526             247,677
                                                                    --------------      --------------
OPERATING LOSS FROM CONTINUING OPERATIONS                              (3,614,093)           (247,677)
                                                                    --------------      --------------
OTHER EXPENSES (INCOME), NET:
  Interest expense                                                        226,751                  --
  Other expense (income), net                                              (5,250)                 --
                                                                    --------------      --------------
    TOTAL OTHER EXPENSES (INCOME), NET                                    221,501                  --
                                                                    --------------      --------------
LOSS FROM CONTINUING OPERATIONS                                        (3,835,594)           (247,677)
                                                                    --------------      --------------
GAIN (LOSS) FROM DISCONTINUED OPERATIONS:
  Gain on disposition                                                          --           1,046,133
  Gain (loss) from discontinued operations                                998,713          (3,259,421)
                                                                    --------------      --------------
    TOTAL GAIN (LOSS) FROM DISCONTINUED OPERATIONS                        998,713          (2,213,288)
                                                                    --------------      --------------
NET LOSS                                                               (2,836,881)         (2,460,965)

DEEMED DIVIDEND TO PREFERRED STOCKHOLDERS - Series C                      501,755                  --

DEEMED DIVIDEND TO PREFERRED STOCKHOLDERS - Series D                    4,107,500                  --

PREFERRED STOCK DIVIDEND - Series C                                       152,716                  --
                                                                    --------------      --------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                          $  (7,598,852)      $  (2,460,965)
                                                                    ==============      ==============

BASIC AND DILUTED LOSS PER COMMON SHARE:
   Loss from continuing operations                                  $       (0.03)      $        0.00
   Gain (loss) from discontinued operations                                  0.00               (0.01)
                                                                    --------------      --------------
     Net loss                                                       $       (0.03)      $       (0.01)
                                                                    ==============      ==============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                                         300,163,421         299,909,179
                                                                    ==============      ==============

The accompanying notes are an integral part of these consolidated financial statements.


                                           MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIENCY) EQUITY

                                            FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

                                                                            Series A Convertible           Series C Convertible
                                                Common Stock                  Preferred Stock                Preferred Stock
                                        -----------------------------   ----------------------------  ----------------------------
                                            Shares          Amount          Shares        Amount         Shares          Amount
                                        -------------   -------------   -------------  -------------  -------------  -------------
Balance - July 1, 2001                  299,909,179     $     29,990              --   $         --             --   $         --

Write-off of accounts payable-CWTEL               --              --              --             --             --             --

Net Loss                                          --              --              --             --             --             --
                                        -------------   -------------   -------------  -------------  -------------  -------------
Balance - June 30, 2002                  299,909,179          29,990              --             --             --             --

Stock cancelled in connection with
  December 9, 2002 exchange
  agreement                             (269,918,261)        (26,992)             --             --             --             --
Stock issued in connection with
  December 9, 2002 exchange
  agreement                              269,918,261          26,992              --             --             --             --
Conversion of promissory notes and
  interest into Series C convertible
  preferred stock                                 --              --              --             --          5,225              1
Stock issued for directors'
  compensation, net                          300,000              30              --             --             --             --
Stock issued in connection with
  private placement                        6,800,000             680              --             --             --             --
Value assigned to beneficial
  conversion feature of convertible
  debt                                            --              --              --             --             --             --
Preferred stock dividend - Series C               --              --              --             --             --             --
Preferred stock dividend -
  beneficial conversion feature -
  Series C                                        --              --              --             --             --             --
Value allocated to Series C
  preferred stock - beneficial
  conversion feature dividend                     --              --              --             --             --             --
Stock issued in connection with
  consulting agreement                       140,000              14              --             --             --             --
Stock issued in connection with
  consulting agreements                    7,951,706             795              --             --             --             --
Stock issued in connection with
  employment agreements                    5,193,520             520              --             --             --             --
Amortization of consulting agreements             --              --              --             --             --             --
Amortization of employment agreements             --              --              --             --             --             --
Sale of 170 shares of Series C
  convertible preferred stock                     --              --              --             --            170             --
Conversion of liabilities from
  discontinued operations into
  Series A convertible
  preferred stock                                 --              --          30,000        300,000             --             --
Conversion of common stock into
  Series D convertible preferred
  stock                                 (100,000,000)        (10,000)             --             --             --             --
Sale of Series D convertible
  preferred stock                                 --              --              --             --             --             --
Preferred stock dividend -
  beneficial conversion feature -
  Series D                                        --              --              --             --             --             --
Value allocated to Series D
  preferred stock - beneficial
  conversion feature dividend                     --              --              --             --             --             --
Net loss                                          --              --              --             --             --             --
                                        -------------   -------------   -------------  -------------  -------------  -------------
Balance - June 30, 2003                  220,294,405    $     22,029          30,000   $    300,000          5,395   $          1
                                        =============   =============   =============  =============  =============  =============

The accompanying notes are an integral part of these consolidated financial statements.


                                 MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIENCY) EQUITY

                                  FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

                                                    Series D Convertible
                                                       Preferred Stock
                                                   --------------------------    Unearned
                                                      Shares         Amount    Compensation
                                                   ------------  ------------  ------------
Balance - July 1, 2001                                     --    $        --   $        --

Write-off of accounts payable-CWTEL                         --            --            --

Net Loss                                                    --            --            --
                                                   ------------  ------------  ------------
Balance - June 30, 2002                                     --            --            --

Stock cancelled in connection with December 9,
  2002 exchange agreement                                   --            --            --
Stock issued in connection with December 9,
  2002 exchange agreement                                   --            --            --
Conversion of promissory notes and interest
  into Series C convertible preferred stock                 --            --            --
Stock issued for director's compensation, net               --            --            --
Stock issued in connection with private
  placement                                                 --            --            --
Value assigned to beneficial conversion
  feature of convertible debt                               --            --            --
Preferred stock dividend - Series C                         --            --            --
Preferred stock dividend - beneficial
  conversion feature - Series C                             --            --            --
Value allocated to Series C Preferred stock -
  beneficial conversion feature dividend                    --            --            --
Stock issued in connection with consulting
  agreement                                                 --            --            --
Stock issued in connection with consulting
  agreements                                                --            --    (4,037,237)
Stock issued in connection with employment
  agreements                                                --            --    (3,573,966)
Amortization of consulting agreements                       --            --     1,178,002
Amortization of employment agreements                       --            --     2,051,822
Sale of 170 shares of Series C convertible
  preferred stock                                           --            --            --
Conversion of liabilities from discontinued
  operations into Series A convertible
  preferred stock                                           --            --            --
Conversion of common stock into Series D
  convertible preferred stock                           16,000             2            --
Sale of Series D convertible preferred stock               430            --            --
Preferred stock dividend - beneficial
  conversion feature - Series D                             --            --            --
Value allocated to Series D Preferred stock -
  beneficial conversion feature dividend                    --            --            --
Net loss                                                    --            --            --
                                                   ------------  ------------  ------------
Balance - June 30, 2003                                 16,430   $         2   $(4,381,379)
                                                   ============  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.


                                 MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIENCY) EQUITY

                                  FOR THE YEARS ENDED JUNE 30, 2003 AND 2002


                                                                                      Total
                                                    Additional                     Stockholders'
                                                      Paid-in        Accumulated    (Deficiency)
                                                      Capital          Deficit        Equity
                                                   -------------   -------------   -------------
Balance - July 1, 2001                             $         --    $ (5,346,191)   $ (5,316,201)

Write-off of accounts payable-CWTEL                          --         871,302         871,302

Net Loss                                                     --      (2,460,965)     (2,460,965)
                                                   -------------   -------------   -------------
Balance - June 30, 2002                                      --      (6,935,854)     (6,905,864)

Stock cancelled in connection with December 9,
  2002 exchange agreement                                26,992              --              --
Stock issued in connection with December 9,
  2002 exchange agreement                             1,273,008              --       1,300,000
Conversion of promissory notes and interest
  into Series C convertible preferred stock           5,224,999              --       5,225,000
Stock issued for director's compensation, net             2,970              --           3,000
Stock issued in connection with private
  placement                                             339,320              --         340,000
Value assigned to beneficial conversion
  feature of convertible debt                           125,000              --         125,000
Preferred stock dividend - Series C                    (152,716)             --        (152,716)
Preferred stock dividend - beneficial
  conversion feature - Series C                        (501,755)             --        (501,755)
Value allocated to Series C Preferred stock -
  beneficial conversion feature dividend                501,755              --         501,755
Stock issued in connection with consulting
  agreement                                              30,386              --          30,400
Stock issued in connection with consulting
  agreements                                          5,214,924              --       1,178,482
Stock issued in connection with employment
  agreements                                          4,413,385              --         839,939
Amortization of consulting agreements                (1,178,002)             --              --
Amortization of employment agreements                (2,051,822)             --              --
Sale of 170 shares of Series C convertible
  preferred stock                                       170,000              --         170,000
Conversion of liabilities from discontinued
  operations into Series A convertible
  preferred stock                                            --              --         300,000
Conversion of common stock into Series D
  convertible preferred stock                             9,998              --              --
Sale of Series D convertible preferred stock            430,000              --         430,000
Preferred stock dividend - beneficial
  conversion feature - Series D                      (4,107,500)             --      (4,107,500)
Value allocated to Series D preferred stock -
  beneficial conversion feature dividend              4,107,500              --       4,107,500
Net loss                                                     --      (2,836,881)     (2,836,881)
                                                   -------------   -------------   -------------
Balance - June 30, 2003                            $ 13,878,442    $ (9,772,735)   $     46,360
                                                   =============   =============   =============

The accompanying notes are an integral part of these consolidated financial statements.


                            MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      For the Years Ended
                                                                            June 30,
                                                                  ------------------------------
                                                                      2003              2002
                                                                  ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $(2,836,881)      $(2,460,965)
  (Gain) loss from discontinued operations                           (998,713)        2,213,288
                                                                  ------------      ------------
  Loss from continuing operations                                  (3,835,594)         (247,677)

  Adjustment to reconcile net loss to net cash used in operating activities:
      Amortization of intangible asset                                 66,668                --
      Amortization of debt discount                                    41,666                --
      Compensatory stock issuance                                   2,051,822                --
  Changes in operating assets and liabilities:
      Accounts receivable                                            (314,223)               --
      Prepaid expenses                                                 (1,167)               --
      Accounts payable                                                939,774                --
      Accrued expenses and other current
        liabilities                                                   328,170                --
                                                                  ------------      ------------
        NET CASH USED IN CONTINUING OPERATIONS                       (764,550)         (247,677)

        NET CASH USED IN DISCONTINUED OPERATIONS                           --          (700,511)
                                                                  ------------      ------------
        NET CASH USED IN OPERATING ACTIVITIES                        (764,550)         (948,188)
                                                                  ------------      ------------
CASH USED IN INVESTING ACTIVITIES:
    Payments on acquisition of intangible assets - ERGO              (126,900)               --
    Advances on purchase of ASI                                       (65,000)               --
                                                                  ------------      ------------
        NET CASH USED IN INVESTING ACTIVITIES                        (191,900)               --
                                                                  ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Secured line of credit                                                   --           779,531
  Proceeds in connection with premium financing agreement              44,000                --
  Principal payments relating to premium
    financing agreement                                               (26,996)               --
  Proceeds from sale of common stock in private placement             340,000                --
  Proceeds from sale of Series C 5% cumulative
    convertible preferred stock                                       170,000                --
  Proceeds from sale of Series D convertible preferred stock          430,000                --
                                                                  ------------      ------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                     957,004           779,531
                                                                  ------------      ------------
NET INCREASE (DECREASE) IN CASH                                           554          (168,657)

CASH - BEGINNING OF YEAR                                                4,911           173,568
                                                                  ------------      ------------
CASH - END OF YEAR                                                $     5,465       $     4,911
                                                                  ============      ============

The accompanying notes are an integral part of these consolidated financial statements.


                          MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
-------------------------------------------------

                                                                          For the Years Ended
                                                                                 June 30,
                                                                      ------------------------------
                                                                           2003             2002
                                                                      -------------     ------------
Cash paid during the years for:
  Interest                                                            $         --      $        --
                                                                      =============     ============
  Taxes                                                               $         --      $        --
                                                                      =============     ============
Non-cash investing and financing activities:
  Conversion of notes payable and accrued interest into
    preferred stock                                                   $  5,225,000      $        --
                                                                      =============     ============
  Conversion of liabilities from discontinued operations into
    Series A convertible preferred stock                              $    300,000      $        --
                                                                      =============     ============
  Acquisition of technology rights by issuance of common stock        $  1,300,000      $        --
                                                                      =============     ============
  Conversion of common stock into Series D convertible preferred
    stock                                                             $     10,000      $        --
                                                                      =============     ============
  Deemed dividend preferred stock - beneficial conversion
    Feature - Series C                                                $    501,755      $        --
                                                                      =============     ============
  Deemed dividend preferred stock - beneficial conversion
    Feature - Series D                                                $  4,107,500      $        --
                                                                      =============     ============
  Accrued Dividends on preferred stock                                $    152,716      $        --
                                                                      =============     ============
  Payable on purchase of Ergo                                         $    273,100      $        --
                                                                      =============     ============
  Secured convertible promissory note debt discount                   $    125,000      $        --
                                                                      =============     ============


The accompanying notes are an integral part of these consolidated financial statements.

                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Markland Technologies, Inc. ("Markland" or the "Company"), previously known as Quest Net, was incorporated in Colorado in November 1995, under the name "A.P. Sales Inc." In December 1998, A.P. Sales Inc. dissolved as a Colorado corporation, redomiciled in Florida and changed its name to Quest Net Corp.

In March 2000, the Company acquired CWTel, Inc., a Florida-based telecommunication corporation. On November 11, 2001, CWTel filed a voluntary bankruptcy petition under Chapter 7 in the State of Florida. On March 11, 2002, a final decree was issued, the trustee discharged and the case closed.

On March 15, 2001, the Company acquired all of the outstanding capital stock of Vidikron of America, Inc. ("Vidikron") As a result of this acquisition, the sole stockholder of Vidikron, Market LLC, controlled a majority of the common stock of the Company and, accordingly, the transaction was accounted for as a reverse acquisition and as a recapitalization of Vidikron, pursuant to which Vidikron was treated as the accounting acquirer. Accordingly the historical financial statements are those of Vidikron. Vidikron became a wholly-owned subsidiary of the Company. Subsequently, Quest Net changed its name to Markland Technologies, Inc. and Vidikron adopted the year-end of Quest Net.

On May 28, 2002, the Company received a notice of default from Market LLC relating to a loan and security agreement and a related secured convertible revolving credit note due to the Company's failure to make payments of principal and interest due under the note. In addition, as a result of the defaults under the note, Market LLC declared all outstanding principal and interest under the note, totaling $4,213,300, to be immediately due and payable. In June of 2002, all of the shares of the Vidikron subsidiary, including all of its operating assets and liabilities, were transferred to Market LLC in partial satisfaction of the indebtedness due Market LLC of $50,000. As a result, the Company had no active business following such event. The assets and liabilities and operating results of Vidikron have been treated as a discontinued operation in the accompanying consolidated financial statements.

On November 21, 2002, Security Technology, Inc. ("STI") was incorporated as a Delaware C corporation and became a wholly-owned subsidiary of Markland Technologies, Inc.

On December 9, 2002, the Company, Eurotech Ltd. ("Eurotech"), ipPartners, Inc. ("ipPartners")- a related party, Market LLC and James LLC, entered into an exchange agreement ("Exchange Agreement"). On December 19, 2002, the transactions contemplated by the Exchange Agreement were consummated. Pursuant to the Exchange Agreement, Eurotech transferred to the Company certain rights to Eurotech's Acoustic Core technology, relating to illicit materials detection, and certain cryptology technology. 90% of the Company's issued and outstanding common stock held by Market LLC and James LLC, the holders of 100% of the issued and outstanding common stock of the Company, was retired. The Company issued 239,927,344 shares of common stock, representing approximately eighty percent (80%) of its outstanding common stock, to Eurotech, and 29,990,917 shares of common stock, representing approximately ten percent (10%) of its outstanding common stock, to ipPartners. As a result of this transaction, a change of control occurred and the Company became an 80%-owned subsidiary of Eurotech (see
Note 4).

                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS (Continued)

In January 2003, the Company acquired all of the common stock of Ergo Systems, Inc., a provider of security logistic support and related product development services (see Note 4).

As a result of the technology acquired from Eurotech in December 2002, and the acquisition of Ergo Systems, Inc. in January 2003, Markland Technologies, Inc. plans to build a comprehensive offering of integrated security technologies and services to provide tools necessary to protect personnel, data and infrastructure assets as part of Homeland Security.

Markland provides end-to-end solutions to the Department of Homeland Security ("DHS") by bringing together and integrating innovative technologies that currently exist in Universities, small companies, and large defense contractors. Markland has proprietary technologies and existing government contracts they leverage to provide these solutions.

Markland's principal end customer is the United States Government.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, for the year ended June 30, 2003, the Company incurred a net loss from continuing operations of $3,835,594 and had a working capital deficiency of $1,235,306. The Company has limited finances and requires additional funding in order to market and license its products. There is no assurance that the Company can reverse its operating losses, or that it can raise additional capital to allow it to continue its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

During the year ended June 30, 2003, the Company funded its operations primarily from proceeds of $340,000 received from a private equity financing of 6,800,000 shares of the Company's common stock and the sale of 170 shares of Series C preferred stock for $170,000. In addition, during the year the Company sold 430 shares of Series D preferred stock for $430,000. During the second half of the year ended June 30, 2003, the Company produced revenues from operations of $658,651 as shown in the consolidated statements of operations.

The Company's ability to continue as a going concern remains dependent upon the ability to obtain additional financing or through the generation of positive cash flows from continuing operations. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Security Technology, Inc. ("STI"), and Ergo Systems, Inc. ("Ergo"). All significant inter-company balances and transactions have been eliminated in consolidation.

                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------

For purposes of the consolidated statement of cash flows, the Company considers all investments with a maturity of three months or less when purchased to be cash equivalents. At June 30, 2003, the Company had no cash equivalents.

Accounts Receivable
-------------------

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. The Company has not experienced any losses in accounts receivable and has provided no allowance at June 30, 2003.

Concentration of Credit Risk
----------------------------

Statement of Financial Accounting Standards ("SFAS") No. 105, "Disclosure of Information about Financial Instruments With Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off-balance-sheet and credit risk concentrations. The principal financial instrument that potentially subjects the Company to concentrations of credit risk is accounts receivable. The majority of the Company's revenues and accounts receivable are derived from an agency associated with the U.S. Government and a related party who are both not required to provide collateral for amounts owed to the Company. The Company does not believe that it is subject to any unusual credit risks, other than the normal level of risk attendant to operating its business.

For the year ended June 30, 2003, two customers accounted for 83% and 17% (a related party) of total revenues, respectively. At June 30,2003, these two customers accounted for 64% and 36% (a related party) of accounts receivable, respectively. For the year ended June 30, 2002, there were no revenues or accounts receivable from either of these customers.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development
------------------------

Research and development ("R&D") costs are charged to expense as incurred. The Company capitalizes costs related to acquired technologies that have achieved technological feasibility and have alternative uses. Acquired technologies, which are in-process at the date of acquisition or have no alternative uses are expensed as research and development costs. Included in research and development costs for the year ended June 30, 2003 is $300,000 payable to Syqwest, a related party, for development costs related to a vehicle stopping technology (see Note
5).

Fair Value of Financial Instruments
-----------------------------------

Management believes the carrying amounts reported in the consolidated balance sheets for cash, receivable and payment amounts and accrued expenses approximate fair value because of the short maturity of these financial instruments.

The Company also believes that the carrying amounts of its secured convertible promissory note approximates fair value, as the interest rates approximate a rate that the Company could have obtained under similar terms at the balance sheet date.

Loss Per Share
--------------

Basic net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented.

Common stock equivalents, consisting of a secured convertible promissory note, Series A and D Convertible preferred stock and Series C 5% Cumulative Convertible preferred stock, discussed in the notes to consolidated financial statements, were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

At June 30, 2003, as permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amended SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretation including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in operations, as there are no options outstanding.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long Lived Assets
-----------------

Intangible Assets are stated at cost less appropriate valuation allowances and accumulated amortization. Amortization is provided on the straight-line method from the date the respective asset is placed into service until the shorter of the estimated useful life of the asset or the respective term of the related contracts or agreements. As of June 30, 2003, total amortization expense recorded by the Company amounted to $66,668.

Impairment of Long-Lived Assets
-------------------------------

Pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable.

An impairment loss is recognized when expected cash flows are less than the asset's carrying value. Accordingly, when indicators or impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company's policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable.

Income Taxes
------------

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

Reclassifications
-----------------

Certain prior year balances have been reclassified to conform to the current year presentation.

                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of Recently Issued Accounting Standards
----------------------------------------------

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in APB No. 30 ("Opinion No. 30"). Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent that meets the criteria for classification as an extraordinary item. The Company adopted SFAS No. 145 in the first quarter of fiscal 2003. The adoption of the standard did not have a material impact on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. These costs include lease, costs to consolidate facilities or relocate employees, and certain termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of the standard did not have a material impact on the financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of WHEN-ISSUED securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 is not expected to have an impact on the Company's' financial statements.

                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of Recently Issued Accounting Standards (Continued)
----------------------------------------------

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of SFAS No. 150 will have on its results of operations and financial condition.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The Company adopted FIN 45 as of December 31, 2002 and during the quarter ended March 31, 2003. The adoption of this standard did not have a material impact on the Company's financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition.

Revenue Recognition
-------------------

The Company recognizes revenue when the following criteria are met: 1) persuasive evidence of an arrangement, such as agreements, purchase orders or written requests, exists; 2) delivery has been completed and no significant obligations remain; 3) the Company's price to the buyer is fixed or determinable; and 4) collection is probable. The Company recognizes revenues at the time services are performed related to border security logistic support.

                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (continued)
-------------------

During the year-ended June 30,2003, the Company produced revenues from contracts with the Department of Homeland Security("DHS") and ASI, a related party, to provide the following services:

         Engineering services related to the design and implementation of improvements to U.S. ports of entry, as well as, through the maintenance of booths at these ports of entry. ($423,013 for the year-ended June 30, 2003)

         Sale of Dedicated Commuter Lane ("DCL") transponders to the DHS. ($79,025 for the year ended June 30, 2003)

         Installation of the Vehicle Stopping System at a U.S. port of entry.($44,362 for the year ended June 30, 2003)

         Contract with related party to provide Plasma Antenna Device Research ($112,251 for the year ended June 30, 2003)

NOTE 4 - TECHNOLOGY ACQUISITIONS

Acoustic Core(TM) Technology
----------------------------

On December 9, 2002, in connection with the Exchange Agreement dated as of December 9, 2002, by and among Eurotech, the Company, Crypto.com, Inc., ("Crypto" - a wholly-owned subsidiary of Eurotech), Security Technology, Inc. ("STI"), ipPartners, Inc., Market LLC and James LLC (the "Exchange"), Eurotech and Crypto agreed to license and transfer certain intellectual property to a newly-formed subsidiary of the Company, STI, in exchange for 239,927,344 shares of the Company's newly issued common stock (the "Exchange Shares"). The Exchange Shares constitute 80% of the Company's outstanding common stock making the Company a majority-owned subsidiary of Eurotech. Subsequent to year end the Company is no longer a majority-owned subsidiary of Eurotech due to the issuances of additional common stock. In addition, as part of the agreement, ipPartners was issued 29,990,917 shares of common stock in exchange for their forgiveness and discharge of certain obligations owed to ipPartners with respect to the property transferred to STI. Eurotech is a development-stage, Washington, D.C.-based, technology company, whose common stock is registered under the Exchange Act. Prior to the Exchange, Market LLC and James LLC controlled the Company.

In connection with the Exchange, on December 9, 2002, the Company, Market LLC and James LLC agreed to a recapitalization of the Company, whereby $5,225,000 in stated value of a new series of preferred stock, designated Series C 5% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") was issued by the Company, in exchange for $5,225,000 of convertible promissory notes, inclusive of accrued interest, as well as, for the agreement by James LLC and Market LLC to collectively surrender 269,918,261 shares of the Company's common stock prior to the consummation of the above Exchange agreement between the Company and Eurotech, among others.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - TECHNOLOGY ACQUISITIONS  (Continued)

Acoustic Core(TM) Technology (Continued)
----------------------------

The rights licensed from Eurotech in the Exchange consist of certain proprietary technology known as Acoustic Core used to detect illicit substances, and certain cryptology technology held by Eurotech's subsidiary, Crypto. Since Eurotech owned 80% of the common stock of the Company on December 9, 2002, the technology acquired from Eurotech was recorded by the Company at Eurotech's carrying value of $1,300,000. Eurotech had purchased the rights to such technologies in 2001. The Company's technical employees and advisors concluded that as of December 2002, the Company has established technological feasibility for its ultimate security product to be marketed. Additional development services and testing are necessary to complete the product development. The Company will begin to amortize this asset over the economic useful life of five years when the technology is available for general release to its customers. The Company is engaged in a project with the U.S. Air Force to evaluate the Acoustic Core(TM) technology for use in the inspection of cargo. The technology utilizes acoustic waves to detect illicit materials and density changes. In addition, the Company is in the process of adapting such technology for use in the detection of concealed weapons on persons that cannot be detected by traditional metallic screeners.

Acquisition of Ergo Systems, Inc.
---------------------------------

On January 14, 2003, the Company completed the acquisition of Ergo, a Virginia corporation from Ocean Data Equipment Corporation, a Delaware corporation ("ODEC") now called Syqwest, Inc.("Syqwest"). The Chairman of the Company is also the Chief Executive Officer of Syqwest. The Company agreed to pay Syqwest $400,000 in cash, payable without interest over a period of one year. This purchase price was later modified to require $50,000 due at closing, $150,000 due upon the completion of Phase I research efforts as they relate to the advancement of Acoustic Core technology in the inspection of cargo containers (of which $126,900 has been advanced to Syqwest as of June 30, 2003), $100,000 due upon completion on Phase 2 research efforts as they relate to cargo inspection, and a final payment of $100,000 due upon completion of Phase 3 research efforts as they relate to cargo inspection. At June 30, 2003, the Company was still in Phase 1 of this project (see Note 14c).

The funds for this acquisition are expected to come from operating capital and future earnings.

Ergo's assets consist of a U.S. Government General Services Administration contract to provide border security logistic support and product development services to the United States Government and related unpatented technology. The Company will continue to provide these support services to five U.S. Border ports of entry in the states of California, Texas, Michigan and New York. The government contract is renewable annually, unless cancelled by either party.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - TECHNOLOGY ACQUISITIONS (Continued)

Acquisition of Ergo Systems, Inc. (Continued)
---------------------------------

The purchase price of $400,000 was allocated entirely to this contract. The contract is being amortized over a three-year period commencing with the date of the acquisition, January 14, 2003. Amortization expense related to the contract for the year ended June 30, 2003 was $66,668.

Future amortization expense to be incurred on this contract is as follows:

                                  Years Ending
                                   June 30,                           Amount
                                 -----------                        ----------
                                    2004                            $  133,336
                                    2005                               133,336
                                    2006                                66,660
                                                                    ----------
                                                                    $  333,332
                                                                    ==========

The following summarized pro forma (unaudited) information assumes the acquisition had occurred on July 1, 2001.

                                             For the Year         For the Year
                                                 Ended                Ended
                                              June 30,2003        June 30,2002
                                              ------------        ------------

              Revenue                         $ 1,253,547         $   729,896
              Loss from
                continuing operations          (4,050,099)           (255,955)

              Gain (loss) from
                discontinued operations           998,713          (2,213,288)

              Net loss                        $(3,227,716)        $(2,405,765)

              Loss per share                  $     (0.03)        $     (0.01)

Note: Results of operations of Ergo is included in consolidated financial statements commencing January 14, 2003

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - TECHNOLOGY ACQUISITIONS (Continued)

Acquisition of Ergo Systems, Inc. (Continued)
---------------------------------

At June 30, 2003, the Company owes ODEC $273,100 related to the purchase of Ergo's assets. This liability is included in Accounts payable in the accompanying consolidated balance sheet (see Note 5).

Agreement to Acquire ASI Technology Corporation Assets
------------------------------------------------------

On March 19, 2003, the Company and ASI Technology Corporation, a Nevada corporation, ("ASI") entered into a Technology Purchase Agreement (the "Agreement"). Under the Agreement, ASI agreed to sell and the Company agreed to purchase certain assets relating to ASI's gas plasma antenna technology, including patents, patent applications, equipment, government contract rights and other intellectual property rights. The Chief Executive Officer of the Company was a significant employee of ASI during the two years prior to this agreement. The closing of the transaction will occur on the earlier of the date the last of the government contracts are assigned to Markland or ninety days after the date of the Agreement (June 17, 2003). The transaction did not close as of June 30, 2003 and management believes that it will close during the quarter ending December 31, 2003. No assurance can be given that the transaction will close. Under an interim arrangement, the Company will receive revenues from these contracts billed for periods after April 1, 2003 and will be obligated for all related costs. Markland has agreed to use its best efforts to manage and administer the contracts during this period prior to closing and to pay ASI a fee of $2,500 per month for administrative support. These fees amounted to $7,500 as of June 30, 2003.

In consideration, the Company agreed to pay ASI $1,000,000, of which $150,000 is payable in cash, $10,000 of which was paid on execution of the Agreement and $10,000 of which is payable every thirty days following the date of execution of the Agreement until the closing, at which time the remaining balance is due and payable. In addition to the cash payment, the Company is required to issue to ASI, on closing, $850,000 worth of the Company's common stock at the then current market price (see Note 14 b). In the event that the Company fails to register such stock on behalf of ASI, or if a registration statement for the shares is delayed, the Company will have to issue an additional $150,000 worth of common stock to ASI.

In connection with the Agreement, ASI and the Company entered into a registration rights agreement entitling ASI to include its shares of the Company's common stock in future registration statements filed by the Company under the Securities Act of 1933 in connection with public offerings of the Company's common stock.

Also in connection with the Agreement, ASI and the Company entered into a sublicense agreement pursuant to which ASI has sublicensed to the Company the right to develop and sell products to certain government, military and homeland security customers in the United States and Canada using the Company's plasma sterilization and decontamination technology. Markland has agreed to pay ASI $5,000 per month for these rights for a period of 24 months, of which $20,000 has been paid to ASI under this agreement and is included in selling, general and administrative expenses for the year ended June 30, 2003.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - TECHNOLOGY ACQUISITIONS (continued)

Agreement to Acquire ASI Technology Corporation Assets (continued)
------------------------------------------------------

The closing of the purchase of the plasma antenna technology is subject to a number of conditions and the Agreement may be terminated prior to closing under certain circumstances.

As of June 30, 2003, the Company has made total payments of $65,000 to ASI in connection with the Agreement, which was included in Advances on Purchase of ASI Technology in the accompanying consolidated balance sheet. As of June 30, 2003, this agreement has not yet been finalized. For the year ended June 30, 2003, the Company had total revenues of $112,251 and costs of revenues of $99,973 from this contract.(excludes administrative support and license fees)

NOTE 5 - ACCOUNTS PAYABLE

Included in accounts payable at June 30, 2003 are the following expenses:

              Research & Development costs - related party      $  300,000
              Research & Development costs                         222,657
              Ergo purchase - related party (Note 4)               273,100
              Border security logistics costs                      207,229
              Dividends payable                                    152,716
              Legal and professional fees                          131,243
              General and administrative expenses                  110,855
              Sales and marketing expenses                          43,836
                                                                -----------
                                                                $1,441,636
                                                                ===========

NOTE 6 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Included in accrued expenses and other current liabilities at June 30, 2003 are the following expenses:

              Accrued border security logistics costs           $  72,520
              Accrued expenses - other                             30,000
              Accrued Interest                                     16,750
                                                                ----------
                                                                $ 119,270
                                                                ==========

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - LINES OF CREDIT

Secured Line of Credit
----------------------

On May 28, 2002, the Company received a notice of default from its secured lender, Market LLC, relating to a loan and security agreement and a related secured convertible revolving credit note, due to the Company's failure to make payments of principal and interest due under the note. As settlement for this default, on June 4, 2002, the Company entered into a Debt Restructuring Agreement, whereby the Company agreed to transfer legal title to the Vidikron shares to the lender in partial satisfaction of the indebtedness in the amount of $50,000.

In addition, on June 4, 2002, the Company entered into an Amended Secured Convertible Revolving Credit Note Agreement, whereby the Company could borrow up to $4,500,000. Interest under this agreement accrued at the annual interest rate of 6% per annum. The maturity date of this amended note was December 31, 2002 and was secured by various liens on the Company's assets. The balance outstanding at the date of this agreement was $4,163,300.

On December 9, 2002, as part of the Company's recapitalization, in accordance with the Exchange Agreement entered between the Company and Market LLC, $3,812,000 representing principal and accrued interest under this line of credit was converted into 3,812 shares of the Company's newly issued Series C 5% Cumulative Convertible Preferred Stock (see Note 9).

On December 10, 2002, the Company entered into a Restated and Amended Secured Convertible Revolving Credit Note Agreement for $500,000. Interest under this note accrues at the annual interest rate of 6% per annum. The principal and accrued interest under this note is due on June 30, 2004, however, may be prepaid by the Company at any time without penalty. As of June 30, 2003, approximately $16,750 of interest has been accrued on this note and is included in accrued expenses on the consolidated balance sheet.

The note may be converted at any time, in whole or in part, into shares of the Company's common stock. The total number of shares of common stock issuable upon conversion will be determined by dividing the principal amount of this note being converted by 80% of the closing bid price of the common stock based on the average of the five trading days immediately preceding the date of conversion. The value of the beneficial conversion feature of $125,000 is being amortized as interest expense over the period ending June 30, 2004. Amortization of this debt discount for the year ended June 30, 2003 was $41,666.

New Equity Line
---------------

On September 10, 2003 Markland entered into a Private Equity Credit Agreement with Brittany Capital Management, Ltd. ("Brittany"). Markland agreed to issue and sell to Brittany up to $10,000,000 worth of its common stock over the next three years. Prior to any sales, the Company is required to file a registration statement with the Securities and Exchange Commission, relating to the shares to be issued, and to have such registration statement declared effective.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SECURED LINE OF CREDIT (CONTINUED)

New Equity Line (continued)
---------------

After the registration statement is declared effective, Markland would be able to put shares to Brittany according to the terms outlined in the agreement. The minimum put amount is $1,000,000 over the life of the agreement and $25,000 per put. Failure to satisfy the minimum put requirement over the life of the Private Equity Credit Agreement will result in a charge to Markland.

Shares will be issued to Brittany, in connection with each put, at 92% of the average of the closing bid prices for the lowest (3) three (not necessarily consecutive) trading days during the (10) trading day period immediately following the put date. Under certain conditions, the Company will be required to issue additional shares and/or accrue financial penalties.

There can be no assurances that the Company will receive any proceeds from this agreement.

NOTE 8 - NOTES PAYABLE

At June 30, 2002, notes payable consisted of a convertible note payable of $1,367,027, due to James LLC, which bore interest at 8% per annum. Principal and any accrued interest were due on December 31, 2002. The note payable was convertible into shares of common stock of the Company at a conversion price for each share of common stock equal to the current market price on the date of notice of conversion.

On December 9, 2002, in accordance with the Exchange Agreement between the Company and James LLC, $1,413,000, including accrued interest of $45,973, was converted into 1,413 shares of the Company's newly issued Series C 5% Cumulative Convertible Preferred Stock in full settlement of the note (see Note 9).

On December 4, 2002, the Company entered into a note payable agreement with Market LLC for the principal amount of $11,500. Principal, together with interest, which accrued at the rate of 10% per annum, were both due upon demand. This note was paid-off in full on March 6, 2003.

In December 2002, the Company acquired one-year Directors and Officers Life Insurance Policy, effective December 9, 2002 through December 9, 2003. Terms include an option to extend the policy for an additional year at 200% of the current year's annual premium amount, which is $55,000. The Company is amortizing such amount into selling, general and administrative expense on a straight-line basis. At June 30, 2003, the total un-amortized premiums included in "prepaid insurance" in the accompanying consolidated balance sheet amounted to $22,917.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - NOTES PAYABLE (Continued)

On December 31, 2002, the Company entered into a premium financing agreement with a lending institution to finance the aforementioned policy. Under the terms of the agreement, the Company made an initial payment of $11,000 and commencing January 2003, is required to make 10 additional monthly installment payments of $4,549, which includes principal and interest of 7.33% per annum. As of June 30, 2003, the Company has total principal outstanding under this note in the amount of $17,004, which is included in Note Payable in current liabilities in the accompanying consolidated balance sheet.

NOTE 9 - STOCKHOLDERS' (DEFICIENCY) EQUITY

Preferred Stock
---------------

The Company is authorized to issue five million shares of preferred stock which may be issued in series with such designations, preferences, stated values, rights, qualifications or limitations as determined by the Board of Directors.

Series A Non-Voting Redeemable Convertible Preferred Stock
----------------------------------------------------------

On February 25, 2000, the Company entered into a Stock Purchase Agreement, effective March 1, 2000 to purchase CWTel, Inc. from Charles Wainer for the sum of $1,200,000. Of the purchase price $200,000 was paid at closing, $700,000 was paid by the issuance of 360,000 shares of the Company's restricted common stock and $300,000 was to be paid in three equal payments at 90 days, 180 days, and 270 days from closing. These payments were represented by a promissory note in the amount of $300,000, which were included in liabilities from discontinued operations at June 30, 2002 and were collateralized by 30,000 shares of Series A Non-Voting Redeemable Convertible Preferred Stock ("Series A Preferred Stock"). During the year ended June 30, 2003, the Company issued these shares to Charles Wainer pursuant to the stock purchase agreement in settlement of their obligation under this promissory note.

The Series A Preferred Stock has no par value, is non-voting and has a stated value of $10 per share. The Preferred Stock is convertible at any time at the option of the Company, and cannot be converted by the holder. This stock is convertible at the rate of twenty (20) shares of common stock for each share of Series A Preferred Stock. This conversion rate may be adjusted at any time by the Company as a result of either the sale of the Company or as a result of a stock split or stock dividend that is issued by the Company while these shares remain outstanding.

The Company shall have the right, but not the obligation to, at any time after the issuance of these shares to redeem all or any portion of the outstanding shares of Series A Preferred Stock from the holder in cash at the stated value of $10 per share by sending notice to the holder. The Series A Preferred Stock has a liquidation preference of $10 per share. This stock does not accrue dividends.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' (DEFICIENCY) EQUITY (continued)

Series B Convertible Preferred Stock
------------------------------------

On March 16, 2001, the Company issued 10 shares of its Series B convertible preferred stock to Market LLC in connection with the acquisition of Vidikron. The preferred stock was convertible into approximately 85% of the Company's outstanding common stock, on a non-diluted basis upon the effectiveness of a reverse stock split of the Company's outstanding common stock. The reverse stock split was effective June 21, 2001. The automatic conversion resulted in the Company's issuance of an aggregate of 254,911,356 shares of the Company's common stock to Market LLC on that date. As of June 30, 2003, there are no shares of Series B Preferred Stock issued and outstanding.

Series C 5% Cumulative Redeemable Convertible Preferred Stock
-------------------------------------------------------------

On December 9, 2002, the Company entered into an Exchange Agreement, among the Company and Market LLC and James LLC who agreed to exchange their convertible notes payable in the amount of $3,812,000 and $1,413,000, respectively ($5,225,000 in value), inclusive of accrued interest for 5,225 shares ($1,000 stated value) of the Company's newly issued Series C Preferred Stock. The Series C Preferred Stock is non-voting and has a liquidation preference of $1,000 per share.

The holders of the Series C Preferred Stock are entitled to receive dividends on each share of preferred stock, which shall accrue on a daily basis at the rate of 5% per annum on the sum of the liquidation preference plus all accumulated and unpaid dividends thereon. These dividends shall accrue whether or not they have been declared or there are legally available funds with which to pay them, and at the option of the holders are payable either in cash or in unrestricted common stock.

During February 2003, the Company sold an additional 170 shares of Series C Preferred Stock to James LLC for $170,000.

The Series C Preferred Stock is redeemable at any time by the Company, and cannot be converted by the holders without written permission for a period of 6 months following the issuance of the shares and then only 10% may be converted per month thereafter. The Series C Preferred Stock is convertible at the option of the holder at a conversion price ranging from 65% to 80% of the common stock's market price at the time of the conversion, subject to an adjustment pursuant to any stock split. The amount of the associated discount is dependent upon the market price at the time of the conversion.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' (DEFICIENCY) EQUITY (Continued)

Series C 5% Cumulative Redeemable Convertible Preferred Stock (Continued)
-------------------------------------------------------------

In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," the Company calculated that as of the date of issuance there was a beneficial conversion feature in the amount of $1,367,821. The Company has recorded deemed dividends of $501,755, for the year ended June 30, 2003, relating to the accretion of these beneficial conversion features on the Preferred Stock. The deemed dividends increase the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and are included in stockholders' equity as a charge to accumulated deficit and a credit to additional paid-in capital. As the Series C Preferred Stock is convertible in stages over a period of 16 months, the Company will record the accrual of the deemed dividend of the beneficial conversion feature over this same period.

In addition, the Company has determined that the maximum potential exposure under the beneficial conversion feature using the assumptions that the fair market value is $0.15 at the date of conversion and accordingly a conversion price at 65% of market value should be used, amounts to approximately $2,800,000.

For the year ended June 30, 2003, dividends of $152,716 were accrued for the Series C Preferred Stock.

The holders are not subject to any limitations on the number of conversions of Series C Preferred Stock or subsequent sales of the corresponding common stock that they can effect, other than a prohibition on any holder having a beneficial ownership of more than 9.999% of the outstanding shares of the Company's common stock.

Series D Redeemable Convertible Preferred Stock
-----------------------------------------------

On June 17, 2003, the Company issued  to Eurotech 16,000
shares of Series D Redeemable Convertible Preferred Stock in exchange for 100 million shares of the Company's common stock. The Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock") has a stated value of $1,000 per share, and a total liquidation value of $16 million. These shares are non-voting and do not accrue dividends.

The Series D Preferred Stock is convertible into shares of the Company's common stock at a variable percentage of the then current market price, subject to certain adjustments. If the market price of Markland common stock is less than or equal to $0.25, it is convertible at 80% of the market price. If the market price is greater than $0.25, but less than or equal to $0.50, it is convertible at 75% of the market value. If the market price is greater than $0.50, but less than or equal to $0.75, it is convertible at 70% of the market price. And if the market price is greater than $0.75, it is convertible at 65% of the market price.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' (DEFICIENCY) EQUITY (continued)

Series D Redeemable Convertible Preferred Stock (Continued)
-----------------------------------------------

Markland can redeem the Series D Preferred Stock according to the following schedule. During the first 180 days after the closing it can be redeemed at 120% of the stated value and accrued dividends. From 181 days until 270 days it can be redeemed for 125% of the stated value and dividends. From 271 days and ending 360 days after the closing it can be redeemed for 135% of the stated value and dividends.

In accordance with EITF 98-5, the Company calculated that as of the date of issuance there was a beneficial conversion feature in the amount of $4,000,000. The Company has recorded deemed dividends of $4,000,000 for the year ended June 30, 2003, relating to the accretion of these beneficial conversion features on the Series D Preferred Stock. The deemed dividends increase the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and are included in stockholders' equity as a charge to accumulated deficit and a credit to additional paid-in capital. The Series D Preferred Stock is convertible immediately.

In addition, the Company has determined that the maximum potential exposure under the beneficial conversion feature using the assumptions that the fair market value of the common stock is $0.19 at the date of conversion and accordingly a conversion price at 65% of market value should be used, amounts to approximately $8,800,000.

During the fourth quarter of fiscal 2003, the Company sold an additional 430 shares of Series D Preferred Stock to James LLC for net proceeds of $430,000. The Company has determined that as of the date of issuance there was a beneficial conversion feature in the aggregate amount of $107,500. The Company has recorded deemed dividends of $107,500 for the year ended June 30, 2003, relating to the accretion of these beneficial conversion features on the Series D Preferred Stock.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' (DEFICIENCY) EQUITY (Continued)

Series D Redeemable Convertible Preferred Stock (Continued)
-----------------------------------------------

During June of 2003, the Company sold an additional 180 shares of Series D Preferred Stock for net proceeds of $180,000. This issuance of preferred stock is subject to the same rights and preferences as the other Series D Preferred Stock that was issued by the Company during the year. As a result, the Company has determined that as of the date of issuance there was a beneficial conversion feature in the aggregate amount of $45,000. The Company has recorded deemed dividends of $45,000 for the year ended June 30, 2003, relating to the accretion of these beneficial conversion features on the Series D Preferred Stock. The deemed dividends increase the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and are included in stockholders' equity as a charge to additional paid-in capital and a credit to additional paid-in capital. The Series D Preferred Stock is convertible immediately.

In addition, the Company has determined that the maximum potential exposure under the beneficial conversion feature at the date of conversion using the maximum possible conversion price at 65% of market value amounted to approximately $97,000.

Common Stock
------------

-  Private Placement of Common Stock
   ---------------------------------

In December 2002, the Company entered into a private equity-financing agreement with two investors in order to raise $340,000 of new capital to finance operations. In exchange for the capital, the investors received an aggregate of 6,800,000 shares of the Company's common stock.

-  Director's Compensation
   -----------------------

In December 2002, the Company issued an aggregate of 400,000 shares of its common stock to two of its former directors as compensation for services rendered while employed with the Company. In February 2003, the Company agreed to pay one of the aforementioned directors $5,000 in lieu of 100,000 shares of previously issued common stock. For the year ended June 30, 2003, a charge to compensation expense related to the above transactions amounted to $8,000.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' (DEFICIENCY) EQUITY (continued)

Net Loss Per Share
------------------

Securities that could potentially dilute basic earnings per share ("EPS") in the future, and that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consists of the following:

                                                                     Shares Issuable
                                                                       at Assumed
                                                                     Average Market
                                                       At June 30,   Price at June 30,
                                                          2003         2003 ($0.06)
                                                      ------------   -----------------
Convertible notes payable
   (Converted at 80% of market)                       $   500,000       10,417,000

Series A Redeemable Convertible preferred
   stock                                                  300,000          600,000

Series C 5% Cumulative Redeemable Convertible
  preferred stock (converted at 75% of market)          5,395,000      119,889,000

Series D Redeemable Convertible preferred
  stock (converted at 80% of market)                   16,430,000      342,292,000
                                                      ------------     ------------
      Total as of June 30, 2003                       $22,625,000      473,198,000
                                                      ============     ============
Subsequent commitments after June 30, 2003:

  Common and potential common stock issued:
     Shares issued to consultants                                        1,500,000
     Shares issued to ASI for purchase of assets                        17,000,000
     Shares issued to Syqwest, Inc. for
       unpaid services                                                  45,000,000
     360 shares of Series D preferred stock
       issued for cash (assumed average market
       price of $0.06 converted at 80% of market)                        7,500,000
                                                                       ------------
                                                                        71,000,000
                                                                       ============
Common shares potentially issuable to
  management, directors and a consultant
  pursuant to compensation agreements                                   59,000,000
                                                                       ============

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Business Risks
--------------

The Company requires additional funds to commercialize its technologies and continue research and development efforts. The Company continues to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology not yet completely developed or that, with respect to any technology that is fully developed, products incorporating the technology can be manufactured on a large scale or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. The Company is subject to all of the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which are beyond the control of the Company.

Compensation and Consulting Agreements
--------------------------------------

Effective January 2003, the Company entered into a one-year compensation agreement with an officer and three three-year agreements with an officer and two consultants to the Company, which provide for aggregate monthly remuneration of $47,500.

One of these agreements provide for the issuance of 1.67% of the Company's outstanding common stock in three installments, 50% of the shares were issued on or about March 21, 2003, 25% of the shares on or about July 1, 2003 and 25% of the shares on or about October 1, 2003. If necessary, an additional issuance will occur on December 31, 2003, so that the total amount of shares issued up to December 31, 2003 will equal 1.67% of the outstanding common stock as of December 31, 2003.

Based on approximately 220 million common shares outstanding as of June 30, 2003, a total of approximately 3,700,000 shares of common stock would be issuable under this compensation agreement, of which 2,596,760 were issued during the year ended June 30, 2003. The amount charged to operations related to this agreement for the year ended June 30, 2003 amounted to approximately $124,000.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  10 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Compensation and Consulting Agreements (continued)
--------------------------------------

In addition, these three agreements, provide in total for the issuance of 5.01% of the Company's outstanding common stock in four installments on a fully diluted basis based upon certain performance criteria being met. Upon contract signing, the Company issued a number of shares of Common Stock then equivalent to 0.5% of the total number of shares of Common Stock then outstanding, inclusive of such Employee's/Consultant's Shares; on or about July 1, 2003, Company will issue to these Employee/Consultants a number of shares of Common Stock then equivalent to 0.5% of the total number of shares of Common Stock then outstanding, inclusive of such Employee's/Consultant's Shares if the Second Quarter gross revenue target has been met; and on or about October 1, 2003 Company will issue to these Employee/Consultants a number of shares of Common Stock then equivalent to 0.67% of the total number of shares of Common Stock then outstanding, inclusive of such Employee's/Consultant's Shares, minus the aggregate number of Shares issued to these parties in the first two installments if the Third Quarter gross revenue target has been met. If necessary, an additional issuance will occur in January 2004, so that the total amount of shares issued will equal 5.01% of the outstanding common stock calculated on a fully-diluted basis assuming the conversion of all convertible securities as of December 31, 2003.

The Company determined that approximately 37,000,000 shares of common stock may be issuable under these compensation agreements, of which 6,748,465 were issued during the period ended June 30, 2003. The amount charged to operations related to these agreements for the year ended June 30, 2003 was approximately $513,000.

The four agreements referred to above, also include a provision whereby each of these employees and consultants are eligible for an additional stock award which will be vested and issued after the first year anniversary of employment (such anniversary being January 1, 2004) equal to 0.6% of the Equity, then outstanding (2.4% in the aggregate). As of June 30, 2003, the Company has determined that the total number of shares which may issued under this award, amounts to approximately 18,000,000 shares, of which none have been issued during the year ended June 30, 2003. The amount charged to operations related to this award for the year ended June 30, 2003 amounted to approximately $1,100,000.

During December 2002 and amended on January 18, 2003, the Company entered into a consulting agreement for six months with an option to renew for an additional six months for services relating to corporate communications. The agreement provides for monthly fees of $7,000, plus expenses, and 20,000 shares of the Company's common stock. For the year ended June 30, 2003, the Company has issued this consultant 140,000 shares of restricted common stock total and has charged approximately $30,000 to operations related to these stock issuances.

During the months of February and March 2003, the Company entered into four new one-year consulting agreements, which provide for aggregate monthly remuneration of $3,000. In connection with those agreements, the Company issued 3,800,000 shares of restricted common stock. The shares were valued at $600,000, of which approximately $285,000 was charged to operations during the year ended June 30, 2003.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (continued)

Litigation
----------

The Quest Net Corp. and CWTel, Inc. were named defendants in a lawsuit filed in the Circuit Court in Broward County, Florida. The lawsuit alleges the Company has failed to pay a promissory note dated September 8, 2000 in the amount of $66,672 and issued a check as payment on the note that was returned due to insufficient funds. As of August 15, 2003 there has been no active litigation activity on the case for approximately twenty months. There have been some sporadic settlement discussions but no agreement has been reached at this time. No estimate can be given as to the ultimate loss which would be suffered by the Company should it lose this lawsuit.

The Company is also subject to various matters of litigation during its normal course of operations. Management believes that the eventual outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

NOTE 11 - DISCONTINUED OPERATIONS

The Company has treated the disposition of CWTel in March 2002 and Vidikron in May 2002 as discontinued operations. The following information summarizes the operating results and liabilities of the discontinued operations included in the consolidated financial statements:

                                              For the Year         For the Year
                                                 Ended                Ended
                                                June 30,             June 30,
                                                  2003                 2002
                                              ------------         ------------
           Revenues                           $         -          $ 1,887,927
                                              ============         ============

           Income (loss) from operations          998,713           (3,259,421)
           Gain on disposition                          -            1,046,133
                                              ------------         ------------
           Income (loss) from
              discontinued operations         $   998,713          $(2,213,288)
                                              ============         ============

The income from discontinued operations for the year ended June 30, 2003 of $998,713 is a result of management of the Company completing an analysis of various obligations related to the discontinued operations. Management determined that $297,404 of liabilities related to the discontinued operations were either three years old (past the statute of limitations) or represented an overestimate of an accrual. In addition, a real estate lease obligation, which had been recorded in previous years at $706,309, was settled for $5,000.

               MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DISCONTINUED OPERATIONS (Continued)

During the year ended June 30, 2003, the Company converted a $300,000 promissory note related to the discontinued operations into 30,000 shares of Series A non-voting redeemable preferred stock (see Note 9).

As of June 30, 2003, there were no assets or liabilities remaining from discontinued operations.

The gain on disposition of discontinued operations for the year ended June 30, 2002 of $1,046,133 (net of $0 of income taxes) represented a gain from the discharge of indebtedness of the liabilities of CWTel, Inc. pursuant to a voluntary bankruptcy petition under Chapter 7, which was concluded in March 2002.

NOTE 13 - INCOME TAXES

The tax effects of temporary differences and net operating loss carry forwards that give rise to deferred tax assets or liabilities at June 30, 2003 are summarized as follows:

Net operating loss carry forward                              $ 3,400,000
Valuation allowance on net deferred tax asset                  (3,400,000)
                                                             ------------
      Deferred Tax Asset, Net                                $         -
                                                             ============

The Company has provided for a full valuation allowance on the net deferred tax asset due to the uncertainty of its realization.

There were no provisions for income taxes during the years ended June 30, 2003 and 2002 due to the Company's net losses. The Company has estimated federal net operating loss carryforwards to be approximately $9,740,000, which are available to offset future taxable income, if any, expiring through 2023. These losses may be subject to substantial limitations as a result of IRC Section 382 rules governing changes in control.

Further, the Company has not filed any federal, state or local income or franchise tax returns for the previous three years. Such failure may have a material adverse effect on the amount of any net operating loss carryforwards and may subject the Company to fines.

               MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS

a. In July 2003, the Company entered into a consulting agreement with Emerging Concepts, a California entity, whereby the Company issued to them 1,500,000 shares of its restricted common stock in exchange, for consulting services, which will be provided for a period of one year commencing on July 7 2003 and expiring on July 7 2004, unless terminated by either party, as defined in the agreement.

b. On July 10, 2003, the Company issued 17,000,000 shares of common stock to ASI in settlement of their obligation to issue $850,000 worth of common stock in connection with the Company's purchase of ASI technology. (Note 4)

c. On July 24, 2003, the Company entered into an Amended and Restated Exchange Agreement (the "Amended Exchange Agreement") with Syqwest, Inc., a Rhode Island corporation, and related party, formerly known as Ocean Data Equipment Corporation ("Syqwest"). Under this Amended Exchange Agreement, Syqwest agreed to receive 45,000,000 shares of the Company's restricted common stock, which was valued at $0.01 per share, as payment for $450,000 of unpaid services, which were performed by Syqwest in connection with the research efforts as it relates to the Vehicle Stopping Technology. (see Note 3).

Pursuant to the Amended Exchange Agreement, the Company has the right at any time by written notice to repurchase from Syqwest these 45,000,000 shares of restricted common stock at a purchase price of $0.01 per share.

d. During July and August 2003, the Company sold to a third party an additional 360 shares of Series D Preferred Stock for gross proceeds of $360,000. The Company has determined that as of the date of issuance there was a beneficial conversion feature in the aggregate amount of $90,000. The Company will record this deemed dividend of $90,000 in the first quarter of 2003, relating to the accretion of these beneficial conversion features on the Series D Preferred Stock. The deemed dividends increase the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and are included in stockholders' equity as a charge to additional paid-in capital and a credit to additional paid-in capital. The Series D Preferred Stock is convertible immediately.

The Company has determined that the maximum potential exposure under the beneficial conversion feature at the date of conversion using the maximum possible conversion price at 65% of market value amounted to approximately $129,000.

e. On September 4, 2003, the Company signed a term sheet with Bay View Capital, LLC, a related party, in order to obtain a $1,400,000 bridge financing loan. This loan is not anticipated to cause any stock dilution and the proceeds from this loan will be used by the Company to fund the acquisitions of the Ergo and ASI assets (see Note 4). For consideration, the Company is required to make 24 monthly payments of principal and interest. Principal is calculated on a monthly basis using a "Cash Flow Recapture Mechanism" as defined in the agreement. Interest is payable at a rate of 12% per annum. The note is secured by, among other things, a first security interest in all assets of the Company.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS (Continued)

f. On September 4, 2003, The Company's Board of Directors approved a resolution to affect a one-for-sixty reverse stock split. As a result, each sixty shares of common stock will be converted automatically into one share of common stock. To avoid the issuance of fractional shares of common stock, each fractional share resulting from the reverse split will be rounded up to a whole share. The reverse stock split does not reduce the 500,000,000 shares of common stock that the Company is authorized to issue. The resolution, which impacts shareholders of record as of September 5, 2003, is expected to become effective on or about October 26, 2003.

g. On September 4, 2003, The Company's Board of Directors approved a resolution to cancel its Series B convertible preferred stock.

h. During July 2003, 570 shares of Series C 5% Cumulative Redeemable Preferred Stock were converted into 12,500,000 shares of the Company's common stock.


                    MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                        CONDENSED CONSOLIDATED BALANCE SHEET
                                     (UNAUDITED)

                                  AT MARCH 31, 2004

                                       ASSETS
                                       ------

CURRENT ASSETS:
  Cash                                                                 $    445,777
  Accounts receivable (including $373,326 due from related party)           474,612
  Accounts receivable - long-term contracts                               1,153,446
  Inventoried costs relating to long-term contracts in process,
    net of progress payments                                                 67,615
  Other current assets                                                       73,446
                                                                       -------------
      TOTAL CURRENT ASSETS                                                2,214,896
                                                                       -------------
OTHER ASSETS:
  Property and Equipment, net of accumulated depreciation of $9,000          44,467
  Intangible assets - ERGO, net of amortization of $166,669                 233,331
  Intangible assets - ASI, net of amortization of $166,666                  833,334
  Technology rights (Acoustic Core)                                       1,300,000
  Intangible assets - STR, net of amortization of $300,000                5,706,808
                                                                       -------------
      TOTAL OTHER ASSETS                                                  8,117,940
                                                                       -------------
      TOTAL ASSETS                                                     $ 10,332,836
                                                                       =============

                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                      ----------------------------------------

CURRENT LIABILITIES:
  Accounts payable (including $288,256 due to related party)           $    985,649
  Accrued expenses and other current liabilities                            440,898
  Secured Convertible Promissory Note, less debt discount of $20,831        479,169
  Notes payable                                                             744,838
  Income taxes payable                                                      151,800
                                                                       -------------
      TOTAL LIABILITIES                                                   2,802,354
                                                                       -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Series A redeemable convertible preferred stock - no par value;
    30,000 authorized, issued and outstanding                               300,000
  Series C 5% cumulative convertible preferred stock -
    $.0001 par value; 8,000 authorized; 1,774 issued and
    outstanding; liquidation preference of $1,911,000                             1
  Series D convertible preferred stock - $.0001 par value;
    40,000 authorized; 20,096 issued and outstanding;
    liquidation preference of $20,096,000                                         2
  Common stock - $.0001 par value; 500,000,000 authorized;
    11,307,676 shares issued and outstanding                                  1,132
  Additional paid-in capital                                             24,706,912
  Unearned compensation                                                  (2,828,034)
  Accumulated deficit                                                   (14,649,531)
                                                                       -------------
      TOTAL STOCKHOLDERS' EQUITY                                          7,530,482
                                                                       -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 10,332,836
                                                                       =============

       See accompanying notes to condensed consolidated financial statements.

                                         F-36

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE NINE MONTHS ENDED March 31, 2004 AND 2003
                                   (UNAUDITED)

                                                        2004            2003
                                                     ------------   ------------
REVENUES (including $261,074 of revenue from
  related parties)                                   $ 5,382,341    $   322,451

COST OF REVENUES (including $260,934 of costs
  incurred to a related party)                         4,486,512         85,798
                                                     ------------   ------------
GROSS PROFIT                                             895,829        236,653
                                                     ------------   ------------
OPERATING EXPENSES:
  Research and development expenses                       49,139             --
  Selling, general and administrative                  2,337,298        643,193
  Compensatory element of stock issuances for
    selling, general and administrative fees           2,543,561      1,480,468
  Amortization of intangible assets                      566,667             --
  Depreciation and amortization                            9,000         33,334
                                                     ------------   ------------
    TOTAL OPERATING EXPENSES                           5,505,665      2,156,995
                                                     ------------   ------------
OPERATING LOSS                                        (4,609,836)    (1,920,342)
                                                     ------------   ------------
OTHER EXPENSES, NET:
  Interest expense                                       266,960        198,120
  Other expense (income)                                      --        (25,250)
                                                     ------------   ------------
    TOTAL OTHER EXPENSES, NET                            266,960        172,870
                                                     ------------   ------------
    NET LOSS                                          (4,876,796)    (2,093,212)

DEEMED DIVIDEND TO PREFERRED STOCKHOLDERS               1,180,500        320,882

PREFERRED STOCK DIVIDEND - SERIES C                      186,322         81,007
                                                     ------------   ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS           $(6,243,618)   $(2,495,101)
                                                     ============   ============

BASIC AND DILUTED LOSS PER COMMON SHARE              $     (0.97)   $     (0.50)
                                                     ============   ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                          6,438,758      4,998,495
                                                     ============   ============

     See accompanying notes to condensed consolidated financial statements.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

                                                        2004            2003
                                                     ------------   ------------
REVENUES (including $35,864 of revenue from
  related parties)                                   $ 1,818,846    $   322,451

COST OF REVENUES (including $68,000 of costs
  incurred to a related party)                         2,156,931         85,798
                                                     ------------   ------------
GROSS PROFIT (LOSS)                                     (338,085)       236,653
                                                     ------------   ------------
OPERATING EXPENSES:
  Research and development expenses                       49,139             --
  Selling, general and administrative                  1,210,332        475,641
  Compensatory element of stock issuances for
    selling, general and administrative fees           1,004,419      1,476,468
  Amortization of intangible assets                      416,666         33,334
  Depreciation and amortization                             (222)            --
                                                     ------------   ------------
    TOTAL OPERATING EXPENSES                           2,680,334      1,985,443
                                                     ------------   ------------
OPERATING LOSS                                        (3,018,419)    (1,748,790)
                                                     ------------   ------------
OTHER EXPENSES, NET:
  Interest expense                                       119,232         28,334
  Other expense (income)                                      --            403
                                                     ------------   ------------
    TOTAL OTHER EXPENSES, NET                            119,232         28,737
                                                     ------------   ------------
    NET LOSS                                          (3,137,651)    (1,777,527)

DEEMED DIVIDEND TO PREFERRED STOCKHOLDERS               1,044,250        272,502

PREFERRED STOCK DIVIDEND - SERIES C                       55,782         65,018
                                                     ------------   ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS           $(4,237,683)   $(2,115,047)
                                                     ============   ============

BASIC AND DILUTED LOSS PER COMMON SHARE              $     (0.50)   $     (0.41)
                                                     ============   ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                          8,458,556      5,135,109
                                                     ============   ============

     See accompanying notes to condensed consolidated financial statements.


                        MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                          FOR THE NINE MONTHS ENDED MARCH 31, 2004
                                         (UNAUDITED)

                                                                      Series A Convertible
                                                Common Stock             Preferred Stock
                                           -----------------------   -----------------------
                                             Shares       Amount       Shares       Amount
                                           ----------   ----------   ----------   ----------
                                              (1)
Balance - July 1, 2003                      3,671,573   $      367       30,000   $  300,000

Issuance of Series D convertible
  preferred stock                                  --           --           --           --
Preferred stock dividend - beneficial
  conversion feature - Series D                    --           --           --           --
Preferred stock dividend - beneficial
  conversion feature - Series D                    --           --           --           --
Conversion of Series C convertible
  preferred stock into common stock         3,630,376          363           --           --
Stock issued in connection with
  settlement of liabilities to a
  related party                               750,000           75           --           --
Stock issued in connection with
  consulting agreement                          1,000           --           --           --
Stock issued in connection with
  acquisition of ASI assets                   283,333           28           --           --
Stock issued in connection with
  consulting agreements                        30,000            3           --           --
Additional stock issued in connection
  with employee/consulting agreements       1,231,077          124           --           --
Variable accounting adjustment of prior/
  Unearned compensation                            --           --           --           --
Preferred stock dividend - Series C
  ($12.50 per share)                               --           --           --           --
Stock issued in connection with
  consulting agreements                       159,029           17           --           --
Stock issued in connection with
  employment agreement                         11,509            1           --           --
Acquisition of Science and Technology
  Research Corporation, Inc.                1,539,779          154           --           --
Amortization of employment/ and
  consulting agreements                            --           --           --           --
Net loss                                           --           --           --           --
                                           ----------   ----------   ----------   ----------
Balance - March 31, 2004                   11,307,676   $    1,132       30,000   $  300,000
                                           ==========   ==========   ==========   ==========

(1) Share amounts have been restated to reflect the 1-for-60 reverse stock split effected on October 27, 2003.

           See accompanying notes to condensed consolidated financial statements.

                                             F-39


                             MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                       CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                               FOR THE NINE MONTHS ENDED MARCH 31, 2004
                                             (UNAUDITED)

                                                     Series C Convertible      Series D Convertible
                                                       Preferred Stock            Preferred Stock
                                                   ------------------------   -----------------------
                                                     Shares        Amount       Shares       Amount
                                                   ----------    ----------   ----------   ----------
Balance - July 1, 2003                                  5,395    $        1       16,430   $        2

Issuance of Series D convertible
  preferred stock                                          --            --        3,666           --
Preferred stock dividend - beneficial
  conversion feature - Series D                            --            --           --           --
Preferred stock dividend - beneficial
  conversion feature - Series D                            --            --           --           --
Conversion of Series C convertible
  preferred stock into common stock                    (3,621)           --           --           --
Stock issued in connection with
  settlement of liabilities to a
  related party                                            --            --           --           --
Stock issued in connection with
  consulting agreement                                     --            --           --           --
Stock issued in connection with
  acquisition of ASI assets                                --            --           --           --
Stock issued in connection with
  consulting agreements                                    --            --           --           --
Additional stock issued in connection
  with employee/consulting agreements                      --            --           --           --
Variable accounting adjustment of prior unearned
  compensation                                             --            --           --           --
Preferred stock dividend - Series C
  ($12.50 per share)                                       --            --           --           --
Stock issued in connection with
  consulting agreement                                     --            --           --           --
Stock issued in connection with
  employment agreement                                     --            --           --           --
Acquisition of Science and Technology
  Research Corporation, Inc.                               --            --           --           --
Amortization of employment/ and consulting
  agreements                                               --            --           --           --
Net loss                                                   --            --           --           --
                                                   ----------    ----------   ----------   ----------
Balance - March 31, 2004                                1,774    $        1       20,096   $        2
                                                   ==========    ==========   ==========   ==========

               See accompanying notes to condensed consolidated financial statements.

                                                  F-40

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                    FOR THE NINE MONTHS ENDED MARCH 31, 2004
                                   (UNAUDITED)

                                                                     Additional
                                                   Unearned           Paid-in
                                                 Compensation         Capital
                                                 -------------     -------------

Balance - July 1, 2003                           $ (4,381,379)     $ 13,900,104

Issuance of Series D convertible
  preferred stock                                          --         3,402,000
Preferred stock dividend - beneficial
  conversion feature - Series D                            --         1,180,500
Preferred stock dividend - beneficial
  conversion feature - Series D                            --        (1,180,500)
Conversion of Series C convertible
  preferred stock into common stock                        --           201,315
Stock issued in connection with
  settlement of liabilities to a
  related  party                                           --           449,925
Stock issued in connection with
  consulting agreement                                (11,400)           11,400
Stock issued in connection with
  acquisition of ASI assets                                --           849,972
Stock issued in connection with
  consulting agreements                              (123,000)          122,996
Additional stock issued in connection
  with employee/consulting agreements                      --           730,455
Variable accounting adjustment of
  prior unearned compensation                         273,633          (273,633)
Preferred stock dividend - Series C
  ($12.50 per share)                                       --          (186,322)
Stock issued in connection with
  consulting agreements                              (350,000)          366,058
Stock issued in connection with
  employment agreements                                    --            32,796
Acquisition of Science and Technology
  Research Corporation, Inc.                               --         5,099,846
Amortization of employment/and
  consulting agreements                             1,764,112                --
Net loss                                                   --                --
                                                 -------------     -------------
Balance - March 31, 2004                         $ (2,828,034)     $ 24,706,912
                                                 =============     =============

     See accompanying notes to condensed consolidated financial statements.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                    FOR THE NINE MONTHS ENDED MARCH 31, 2004
                                   (UNAUDITED)

                                                                      Total
                                                  Accumulated      Stockholders'
                                                    Deficit           Equity
                                                 -------------     -------------

Balance - July 1, 2003                           $ (9,772,735)     $     46,360

Issuance of Series D convertible
  preferred stock                                          --         3,402,000
Preferred stock dividend - beneficial
  conversion feature - Series D                            --         1,180,500
Preferred stock dividend - beneficial
  conversion feature - Series D                            --        (1,180,500)
Conversion of Series C convertible
  preferred stock into common stock                        --           201,678
Stock issued in connection with
  settlement of liabilities to a
  related  party                                           --           450,000
Stock issued in connection with
  consulting agreement                                     --                --
Stock issued in connection with
  acquisition of ASI assets                                --           850,000
Stock issued in connection with
  consulting agreements                                    --                --
Additional stock issued in connection
  with employee/consulting agreements                      --           730,579
Variable accounting adjustment of
  prior unearned compensation                              --                --
Preferred stock dividend - Series C
  ($12.50 per share)                                       --          (186,322)
Stock issued in connection with
  consulting agreements                                    --            16,075
Stock issued in connection with
  employment agreement                                     --            32,796
Acquisition of Science and Technology
  Research Corporation, Inc.                               --         5,100,000
Amortization of employment/and
  consulting agreements                                    --         1,764,112
Net loss                                           (4,876,796)       (4,876,796)
                                                 -------------     -------------
Balance - March 31, 2004                         $(14,649,531)     $  7,530,482
                                                 =============     =============

     See accompanying notes to condensed consolidated financial statements.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE NINE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

                                                      For the Nine Months Ended
                                                              March 31,
                                                         2004           2003
                                                     ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                           $(4,876,796)   $(2,093,212)
  Adjustment to reconcile net loss to net
    cash used in operating activities:
      Amortization of intangible assets                  566,667         33,334
      Compensatory stock issuances                     2,543,561      1,480,468
      Amortization of debt discount                       62,503             --
      Depreciation expense                                 9,000             --
  Changes in operating assets and liabilities:
      Accounts receivable                               (875,041)      (158,287)
      Inventoried costs                                   28,915             --
      Prepaid expenses and other current assets          (18,027)        21,750
      Advances on purchase of ASI                         65,000        (15,000)
      Accounts payable                                    29,439        (49,143)
      Accrued expenses and other current
         liabilities                                     104,496        408,828
                                                     ------------   ------------
        NET CASH USED IN OPERATING ACTIVITIES         (2,360,283)      (371,262)
                                                     ------------   ------------
CASH USED IN INVESTING ACTIVITIES:
  Cash used for acquisitions, net of cash
    acquired                                            (934,170)      (112,220)
                                                     ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of note payable - James LLC                       --        (11,500)
  Proceeds from sale of common stock in
    private placement                                         --        340,000
  Convertible preferred stock                          3,402,000        170,000
  Proceeds from note payable - Bayview                 1,400,000             --
  Repayments of note payable - Bayview                (1,050,231)            --
  Principal payments on note payable - insurance
    financing                                            (17,004)            --
                                                     ------------   ------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES        3,734,765        498,500
                                                     ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                440,312         15,018

CASH AND CASH EQUIVALENTS - BEGINNING                      5,465          4,911
                                                     ------------   ------------
CASH AND CASH EQUIVALENTS - ENDING                   $   445,777    $    19,929
                                                     ============   ============

     See accompanying notes to condensed consolidated financial statements.

                MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
-------------------------------------------------

                                                          2004           2003
                                                       -----------   -----------
Cash paid during the periods for:
  Interest                                             $        --   $        --
                                                       ===========   ===========
  Taxes                                                $        --   $        --
                                                       ===========   ===========
Non-cash investing and financing activities:
  Conversion of notes payable, accrued interest
    and dividends into preferred stock                 $   201,678   $ 5,225,000
                                                       ===========   ===========
  Acquisition of technology rights by issuance of
    common stock                                       $        --   $ 1,300,000
                                                       ===========   ===========
  Deemed dividend preferred beneficial conversion
    feature                                            $ 1,180,500   $   320,882
                                                       ===========   ===========
  Dividends on preferred stock                         $   186,322   $    81,007
                                                       ===========   ===========
  Conversion of accounts payable into common
    stock                                              $   450,000   $        --
                                                       ===========   ===========

During the nine months ended March 31, 2004 and 2003, the Company acquired the assets and assumed the liabilities of various entities. The transactions had the following non-cash impact on the balance sheet:

                                                          2004          2003
                                                       -----------   -----------
Accounts receivable                                    $  438,795            --
Inventoried costs                                          96,530            --
Equipment                                                  53,467            --
Other current assets                                       32,502            --
Intangibles                                             7,006,808       400,000
Accrued liabilities                                      (368,932)           --
Notes payable to sellers                                 (375,000)     (287,780)
Equity                                                 (5,950,000)           --
                                                       -----------   -----------

Net Cash Used for Acquisitions, net
  of cash acquired of $215,830                         $  934,170    $  112,220
                                                       ===========   ===========

     See accompanying notes to condensed consolidated financial statements.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. BASIS OF PRESENTATION
   ---------------------

The accompanying unaudited condensed consolidated financial statements of Markland Technologies, Inc. and Subsidiaries (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, without being audited, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the nine months ended March 31, 2004 are not necessarily indicative of the result that may be expected for the year ending June 30, 2004. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes included in the Company's 10-KSB for the year ended June 30, 2003 filed with the Securities and Exchange Commission.

In December 2002, Markland purchased an acoustic core technology (`Acoustic Core"). In January 2003, Markland purchased the assets of Ergo Systems, Inc. ("Ergo"). In September 2003, Markland purchased the intangible assets of ASI Technology Corporation ("ASI"). In October 2003, Markland completed a business combination with Science and Technology Research Corporation, Inc. ("STR"). As a result of these transactions, Markland began to provide end-to-end solutions to the Department of Homeland Security ("DHS"). Markland's principal end customer is the United States Government.

STR provides a full range of electrical and mechanical engineering support as well as fabrication and assembly of electrical and mechanical systems. STR is a producer of the United States Navy's Shipboard Automatic Chemical Agent Detection and Alarm System (ACADA). The Navy deploys the "man-portable" point detection system to detect all classic nerve and blister agents as well as other chemical warfare agent (CWA) vapors.

The Company is subject to risks common to companies in the Homeland Defense Technology industry, including but not limited to, development by its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and loss of significant customers. Since the United States Government represents substantially all of the Company's current revenue, the loss of this customer would have a material adverse effect on the Company's future operations.

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred net losses of $4,876,796 and $2,093,212 for the nine months ended March 31, 2004 and 2003, respectively. Additionally, the Company had a working capital deficiency of $587,458 at March 31, 2004. The Company has limited finances and requires additional funding in order to market and license its products. Subsequent to March 31, 2004, the Company sold equity securities and received net proceeds of approximately $9 million (see Note 13). There is no assurance that the Company can reverse its operating losses, or that it can raise additional capital to allow it to continue its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to continue as a going concern remains dependent upon the ability to obtain additional financing or through the generation of positive cash flows from continuing operations. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

Use of Estimates in Preparation of Financial Statements
-------------------------------------------------------

The preparation of the accompanying condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change are those assumptions used in determining the allowance for doubtful accounts receivable and capitalized contract costs and related gross margins.

Cash
----

The Company has cash balances in banks in excess of the maximum amount insured by the FDIC as of March 31, 2004.

Allowance for Doubtful Accounts
-------------------------------

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known trouble accounts, historical experience and other currently available evidence. The Company's receivables are from government contracts. The Company has not experienced any losses in accounts receivable and has provided no allowance at March 31, 2004.

Inventoried Costs
-----------------

Inventoried costs relating to long-term contracts are stated at the actual production costs, including factory overhead, allocable general and administrative costs, initial tooling and other related non-recurring costs, incurred to date reduced by amounts attributed to with revenue recognized on units delivered. Inventoried costs relating to long-term contracts are reduced by charging any amounts in excess of estimated realizable value to cost of sales.

Property and Equipment
----------------------

Property and equipment are valued at cost and are being depreciated over a three-year life using the straight-line method for financial reporting. Upon sale or retirement, the asset cost and its related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Routine maintenance and repairs are charged to expense as incurred. Expenditures, which materially increase the value or extend useful lives, are capitalized.

Revenue Recognition/Concentration of Credit Risk
------------------------------------------------

The Company's accounts receivable and revenue for the periods covered by these financial statements are substantially all from three fixed-price contracts with the United States Navy. Under these three contacts, the Company recognizes revenue under the units-of-delivery method. At the time the units are shipped to the warehouse of the United States Navy, the Company recognizes as revenue the contract price of each unit and recognizes the applicable cost of each unit shipped.

As of March 31, 2004, two of these contracts were completed and a third Contract has unshipped backlog of approximately $1,001,000.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
   ------------------------------------------

Fair Value of Financial Instruments
-----------------------------------

The financial statements include various estimated fair value information at March 31, 2004, as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that statement and does not purport to represent the aggregate net fair value to the Company. The carrying amounts of current assets and current liabilities approximate their fair market values.

Advertising Costs
-----------------

Advertising costs are expensed as incurred. For the nine months ended March 31, 2004 and 2003, advertising and promotion expenses were approximately $8,849 and $-0-, respectively.

Shipping Costs
--------------

Delivery and shipping costs are included in contract costs in the accompanying condensed consolidated statements of operations.

Research and Development
------------------------

Research and development costs are charged to expense as incurred. The Company capitalizes costs related to acquired technologies that have achieved technological feasibility and have alternative uses. Acquired technologies, which are in process at the date of acquisition or have no alternative uses are expensed as research and development costs.

Reverse Stock-Split/Loss Per Share
-----------------------------------

Share amounts and per share data have been restated to reflect a 1 for 60 reverse stock split effective as of October 27, 2003.

Basic and diluted net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented.

Common stock equivalents, consisting of a secured convertible promissory note, Series A and D Convertible preferred stock and Series C 5% Cumulative Convertible preferred stock, discussed in the notes to condensed consolidated Financial statements, were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

At March 31, 2004, as permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amended SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretation including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in operations, as there are no options outstanding.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
   ------------------------------------------

Impact of Recently Issued Accounting Standards
----------------------------------------------

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149, which became effective for contracts entered into or modified after June 30, 2003, did not have any impact on the Company's' financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have any impact on the Company's consolidated results of operations, financial condition or cash flows.

In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). This interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN No. 46 and issued Interpretation Number 46(R), "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN No. 46(R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46(R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after December 15, 2004. The adoption of FIN No. 46(R) is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

3. INVENTORIED COSTS
   -----------------

Inventoried cost relating to long-term contracts include the following:

         Inventoried costs relating to U.S. Government
            contracts, net of amounts attributed to revenues
            recognized to date                                 $   504,497

         Progress billings                                         436,882
                                                               -----------

         Net                                                   $    67,615
                                                               ===========

The Company receives progress payments on a monthly basis equal to 95% of the allowable costs incurred for each month. Under the contracts, the United States Navy has ownership of the inventory when the progress payments are remitted to the Company.

The aggregate amount of general and administrative costs incurred by STR During the nine months ended March 31, 2004 was $212,257. As stated in Note 2, the Company allocates general and administrative costs to certain types of Government contracts. The amounts of general and administrative costs remaining in inventoried costs at March 31, 2004 are estimated at $30,270. Such estimates assume that the costs have been removed from inventories on a basis proportional to the amounts of each cost element expected to be charged to cost of sales.

4. ACQUISITIONS
   ------------

Purchase of Intangible Assets of ASI Technology Corporation
-----------------------------------------------------------

On March 19, 2003, the Company and ASI Technology Corporation, a Nevada corporation, ("ASI") closed its Technology Purchase Agreement (the "Agreement"). Under the Agreement, ASI agreed to sell and the Company agreed to purchase certain assets relating to ASI's gas plasma antenna technology, including patents, patent applications, equipment, government contract rights and other intellectual property rights. The Chief Executive Officer of the Company was a significant employee of ASI during the two years prior to this agreement. Under an interim arrangement, the Company had received revenues from these contracts billed for periods after April 1, 2003 and was obligated for all related costs. Markland had agreed to use its best efforts to manage and administer the contracts during this period prior to closing and to pay ASI a fee of $2,500 per month for administrative support. These fees amounted to $15,000. The closing of this transaction occurred on September 30, 2003.

The purchase price of the ASI assets consisted of $150,000 in cash, of which $65,000 was paid by June 30, 2003 and $85,000 was paid by December 31, 2003 and 283,333 shares of common stock valued at $850,000.

In connection with the Agreement, ASI and the Company entered into a registration rights agreement entitling ASI to include its shares of the Company's common stock in future registration statements filed by the Company under the Securities Act of 1933 in connection with public offerings of the Company's common stock. In the event that the Company fails to register such stock on behalf of ASI, or if a registration statement for the shares is delayed, the Company will have to issue an additional $150,000 worth of common stock to ASI.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

4. ACQUISITIONS (Continued)
   ------------

Purchase of Intangible Assets of ASI Technology Corporation (Continued)
-----------------------------------------------------------

Also in connection with the Agreement, ASI and the Company entered into a sublicense agreement pursuant to which ASI has sublicensed to the Company the right to develop and sell products to certain government, military and homeland security customers in the United States and Canada using the Company's plasma sterilization and decontamination technology. Markland has agreed to pay ASI $5,000 per month for these rights for a period of 24 months, of which $45,000 has been paid to ASI under this agreement and is included in selling, general and administrative expenses for the nine months ended March 31, 2004.

Purchase of Science and Technology Research, Inc.
-------------------------------------------------

On October 27, 2003, the Company completed the acquisition of 100% of the common stock of Science and Technology Research Corporation, Inc., a Maryland corporation ("STR"), by its subsidiary, Security Technology, Inc., a Delaware Corporation ("STI"), through a merger of STI with newly formed STR Acquisition Corporation, a Maryland Corporation. STR is a producer of the U.S. Navy's Shipboard Automatic Chemical Agent Detection and Alarm System (ACADA). The Navy deploys the "man-portable" point detection system to detect all classic nerve and blister agents as well as other chemical warfare agent (CWA) vapors.

The purchase price for the STR totaled $6,475,000 and consisted of $900,000 in cash, which was paid in October 2003, 1,539,779 shares of common stock valued at $5,100,000, a promissory note of $375,000 and acquisition costs of $100,000. The promissory note bears no interest. Holders of the shares of common stock were granted piggy-back registration rights. The promissory note is collateralized by all of the assets of STR and 40% of the Common Stock of STR held by the Company. The promissory note is payable, as amended, as follows:

                            June 15, 2004              $ 75,000
                            July 15, 2004                75,000
                            August 15, 2004              75,000
                            September 15, 2004           75,000
                            October 15, 2004             75,000
                                                       --------
                                                       $375,000
                                                       ========

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

4. ACQUISITIONS (Continued)
   ------------

Purchase of Science and Technology Research, Inc. (Continued)
-------------------------------------------------

A summary of the allocation of the aggregate consideration for the merger to the fair value of the assets acquired and liabilities assumed is as follows:

Cash                                                                 $  900,000
Promissory note                                                         375,000
Common Stock                                                          5,100,000
Acquisition costs                                                       100,000
                                                                     ----------
Total Purchase Price                                                 $6,475,000
                                                                     ----------

Fair value of net assets acquired:

Current assets, including cash of $215,830                           $  783,657
Property and equipment                                                   53,467

Liabilities assumed:

Accounts payable & accrued expenses and taxes                          (368,932)
                                                                     ----------
Fair value of identifiable net tangible assets acquired                 468,192
Intangible assets (a)                                                 6,006,808
                                                                     ----------
         Total Purchase Price                                         6,475,000
                                                                     ==========

      (a) The company has currently hired an independent firm to value the intangible assets and allocate the purchase price in accordance with FASB Statement #141.

The Company funded the cash portion of the acquisition from a loan provided by Bay View Capital, LLC, ("Bay View"). Robert Tarini, Markland's Chairman is affiliated with Bay View. The entire amount of the loan provided by Bay View was $1,400,000.

The results of operations of STR have been included in the Company's condensed consolidated Statements of operations commencing October 1, 2003.

Unaudited proforma financial information for the nine months ended March 31, 2004 and 2003, had the acquisition been completed as of July 1, 2002, is as follows:

                                                   2004                2003
                                              ---------------    ---------------

          Revenues                            $   6,721,000      $   3,259,000

          Loss from operations                $  (4,664,000)     $  (2,181,000)

          Net loss                            $  (4,974,000)     $  (2,843,000)

          Net loss per common share           $       (0.98)     $       (0.57)

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

5. AMORTIZATION OF INTANGIBLE ASSETS
   ---------------------------------

The purchase price of $400,000 related to the January 2003 acquisition of Ergo was allocated entirely to a contract with the United States Government. The contract is being amortized over a three-year period commencing with the date of the acquisition, January 14,2003. Amortization expense related to the contract for the nine months ended March 31,2004 was $100,000.

The intangible assets acquired from ASI on September 30, 2003 totaled $1,000,000. These assets are being amortized over a three-year period commencing October 1,2003. Amortization expense related to this contract for the nine months ended March 31,2004 was $166,666.

The excess of the purchase price of STR over the net tangible assets acquired is $6,006,808. This amount was initially allocated 50% to goodwill and 50% to amortizable intangible assets with a five-year estimated economic life resulting in amortization expense of $300,000 for the six months ended March 31, 2004. The Company has retained the services of an independent appraiser to perform a FASB #141 valuation, which is expected to be completed by the filing of its June 30, 2004 10-KSB.

Future amortization expense related to the above-acquired intangible assets is as follows:

                       Years Ending
                         June 30,                Amount
                      ---------------          ----------
                       2004 (3 months)         $  266,666
                       2005                     1,066,669
                       2006                       999,993
                       2007                       683,334
                       2008                       600,000
                       2009                       150,000
                                               ----------
                                               $3,166,662
                                               ==========

The intangible assets entitled "Acoustic Core" which has a carrying value of $1,300,000 are not available for commercial sale as of March 31, 2004. Accordingly, no amortization expense has been recorded through March 31, 2004.

6. SECURED LINE OF CREDIT
   ----------------------

On December 10, 2002, the Company entered into a Restated and Amended Secured Convertible Revolving Credit Note Agreement for $500,000.

Interest under this note accrues at the interest rate of 6% per annum. The principal and accrued interest under this note is due on June 30, 2004, however, may be prepaid by the Company at any time without penalty. As of March 31, 2004, approximately $39,250 of interest has been accrued on this note and is included in accrued expenses on the condensed consolidated balance sheet.

The note may be converted at any time, in whole or in part, into shares of the Company's common stock. The total number of shares of common stock issuable upon conversion will be determined by dividing the principal amount of this note being converted by 80% of the closing bid price of the common stock based on the average of the five trading days immediately preceding the date of conversion. The value of the beneficial conversion feature of $125,000 is being amortized as interest expense over the period ending June 30, 2004. Amortization of this debt discount for the nine months ended March 31, 2004 was $62,503.

Subsequent to March 31, 2004, the remaining principal and accrued interest were converted into 404,265 shares of the Company's common stock.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

7. NEW EQUITY LINE
   ---------------

On September 10, 2003, Markland entered into a Private Equity Credit Agreement with Brittany Capital Management, Ltd. ("Brittany"). Markland agreed to issue and sell to Brittany up to $10,000,000 worth of its common stock over the next three years. Prior to any sales, the Company is required to file a registration statement with the Securities and Exchange Commission, relating to the shares to be issued, and to have such registration statement declared effective.

After the registration statement is declared effective, Markland would be able to put shares to Brittany according to the terms outlined in the agreement. The minimum put amount is $1,000,000 over the life of the agreement and $25,000 per put. Failure to satisfy the minimum put requirement over the life of the Private Equity Credit Agreement will result in a charge to Markland.

Shares will be issued to Brittany, in connection with each put, at 92% of the average of the closing bid prices for the lowest three (3) (not necessarily consecutive) trading days during the ten (10) trading day period immediately following the put date. Under certain conditions, the Company will be required to issue additional shares and/or accrue financial penalties.

There can be no assurances that the Company will receive any proceeds from this agreement. As of March 31, 2004, the Company has not drawn down on this equity line.

8. NOTES PAYABLE
   -------------

Note Payable - NPAI
-------------------

In December 2003, the Company signed a note to finance an insurance premium. The unpaid balance of this note was $20,069.

Note Payable - Bay View Capital
-------------------------------

On September 4, 2003, the Company signed a term sheet with Bay View Capital, LLC, a related party, and received in October, 2003 a $1,400,000 bridge-financing loan of which the Company immediately repaid $211,000. The proceeds from this loan were used by the Company to fund the acquisition of STR (Note 4). The loan agreement provides for the Company to make 24 monthly payments of principal and interest. Principal is calculated on a monthly basis using a "Cash Flow Recapture Mechanism" as defined in the agreement. Interest is payable at a rate of 12% per annum payable monthly in arrears. The note requires monthly payments in the amount equal to twenty five percent of the gross revenue of STR for the immediately preceding calendar month. The entire principal amount together with any unpaid interest is payable in full on October 27, 2005. If the monthly payments relating to the gross monthly revenues are not paid there is a 5% percent penalty and the interest will change to 18% for the reminder of the loan. The note is secured by, among other things, a security interest in all assets of the Company. The balance due Bay View Capital at March 31, 2004 was $349,769 and is currently classified as a current liability.

The balance of the note, plus accrued interest, was paid in full in April of 2004.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

9. STOCKHOLDERS' EQUITY
   --------------------

Preferred Stock:
---------------

-  Series B Convertible Preferred Stock
   ------------------------------------

On September 4, 2003, the Company's board of directors approved a resolution to cancel its Series B convertible preferred stock.

-  Series C 5% Cumulative Convertible Preferred Stock
   --------------------------------------------------

The shares of the Series C Preferred Stock are non-voting and have a liquidation preference of $1,000 per share.

The holders of the Series C Preferred Stock are entitled to receive dividends on each share of preferred stock, which shall accrue on a daily basis at the rate of 5% per annum of the liquidation preference, plus all accumulated and unpaid dividends thereon. These dividends shall accrue whether or not they have been declared or there are legally available funds with which to pay them, and at the option of the holders are payable either in cash or in common stock.

The Series C Preferred Stock is redeemable at any time by the Company, and cannot be converted by the holders without written permission for a period of 6 months following the issuance of the shares and then only 10% may be converted per month thereafter. The Series C Preferred Stock is convertible at the option of the holder at a conversion price ranging from 65% to 80% of the common stock's market price at the time of the conversion.

During February 2003, the Company sold 170 shares of Series C Preferred Stock for $170,000.

During July 2003, 570 shares of Series C 5% Cumulative Preferred Stock were converted into 208,333 shares of the Company's common stock.

During the quarter ended March 31, 2004, the holder of Series C Convertible Preferred Stock converted 3,051 shares of Series C Convertible Preferred Stock together with accrued dividends of $201,679 into 3,422,043 shares of the Company's common stock.

As of March 31, 2004, accumulated dividends of $137,360 were accrued for the Series C Preferred Stock.

Series D Convertible Preferred Stock
------------------------------------

Shares of the Series D Convertible Preferred Stock have a liquidation preference of $1,000 per share, are non-voting, do not accrue dividends, are redeemable by the Company anytime and are convertible into shares of the Company's common stock at a conversion price ranging from 65% to 80% of the common stock's market price at the time of the conversion.

During the nine months ended March 31,2004, the Company sold to a third party 3,666 shares of Series D Preferred Stock for gross proceeds of $3,402,000. The Company has determined that as of the date of issuance there was a beneficial conversion feature in the aggregate amount of $1,180,500. The Company recorded this deemed dividend of $1,180,500 during the nine months ended March 31, 2004, relating to the accretion of these beneficial conversion features on the Series D Preferred Stock. The deemed dividends increases the loss applicable to common shareholders in the calculation of basic and diluted net loss per common share and is included in stockholders' equity as a charge to additional paid-in capital and a credit to additional paid-in capital.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

9. STOCKHOLDERS' (DEFICIENCY) EQUITY (Continued)
   --------------------

Reverse Stock Split
-------------------

On September 4, 2003, the Company's board of directors approved a resolution to effect a one-for-sixty reverse stock split. As a result, each sixty shares of common stock was converted automatically into one share of common stock. To avoid the issuance of fractional shares of common stock, each fractional share resulting from the reverse split was rounded up to a whole share. The reverse stock split did not reduce the 500,000,000 shares of common stock that the Company is authorized to issue. The resolution, which impacts shareholders of record as of September 5, 2003 became effective on October 27, 2003.

Common Stock Issuances
----------------------

In July 2003, the Company entered into a consulting agreement with Emerging Concepts, a California entity, whereby the Company issued to them 25,000 shares of its common stock in exchange for consulting services which will be provided for a period of one year commencing on July 7, 2003 and expiring on July 7 2004, unless terminated by either party, as defined in the agreement.

On July 24, 2003, the Company entered into an Agreement (the "Agreement") with Syqwest, Inc., a Rhode Island corporation, and related party, formerly known as Ocean Data Equipment Corporation ("Syqwest"). Under this Agreement, Syqwest agreed to receive 750,000 shares of the Company's restricted common stock as full consideration for $450,000 of unpaid services, which were performed by Syqwest in connection with the research efforts as it relates to the Vehicle Stopping Technology. Pursuant to the Agreement, the Company has the right at any time by written notice to repurchase from Syqwest these 750,000 shares of restricted common stock at a purchase price of $0.60 per share. Based on this redemption right and the restriction on the sale of such securities, the Company has valued these shares at the redemption price of $450,000.

During September and October 2003, the Company issued to a consultant a bonus of 5,000 shares of common stock valued at $20,500. These shares were issued for enhanced media and corporate communications programs between June and December 2003. In Addition, the Company issued 1,000 shares of it common stock valued at $11,400, as part of the consultant's quarterly compensation.

In November 2003, the Company entered into an agreement with MarketShare Recovery, Stuart Siller, and George Martin to perform certain services with regard to investor relations for the Company. In consideration for these services, the Company agreed to issue a cumulative total of 90,908 shares of its common stock of which 22,727 shares were issued valued at $62,500 during the quarter ended December 31, 2003.

In November 2003, the Company entered into an agreement with Research Works to prepare an equity research report. In consideration for these services, the Company issued Research Works a total of 37,099 shares valued at $100,000.

During the six months ended December 31, 2003 the Company also awarded three non-officer employees of the company a total of 11,509 shares valued at $34,020 for services rendered during the period.

During the quarter ended March 31, 2004, the Company issued to various consultants 116,203 shares of its common stock for services rendered valued at $192,436.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

10. NET LOSS PER SHARE
    ------------------

Securities that could potentially dilute basic earnings per share ("EPS") in the future, and that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consists of the following:

                                                                     Shares Potentially Issuable
                                                                     ---------------------------
Convertible notes payable (convertible at 80% of market)                        404,266
Series A Redeemable Convertible Preferred Stock                                  30,000
Series C 5% Cumulative Convertible Preferred Stock
  plus accrued dividends (convertible at 80% of market)                       1,526,036
Series D Convertible Preferred Stock (convertible at
  80% of market)                                                             20,096,000
                                                                           ------------
      Total as of March 31, 2004                                             22,056,302
                                                                           ============

Subsequent equity issuances:
Conversion of convertible debt                                                  404,266
Common shares and warrants issued in connection with
  Private Placements                                                         26,752,299
Conversion of Series C Convertible Preferred Stock                            1,526,036
Conversion of Series D Convertible Preferred Stock                              604,839
Shares issuable under compensation agreements (see note 13)

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

11. COMMITMENTS
    -----------

Facility Rental
---------------

STR leases its location in Fredericksburg, Virginia, on a month-to-month basis without a formal agreement. Rent expense relating to this location for the nine months ended March 31, 2004 was $46,561.

Compensation Agreements
-----------------------

Effective January 2003, the Company entered into a one-year compensation agreement with an officer and three three-year agreements with an officer and two consultants to the Company, which provide for aggregate monthly remuneration of $47,500. New agreements were entered into in May of 2004 (see Note 13). During the quarter ended March 31, 2004, the Company accrued $600,000 of bonus compensation under these agreements.

One of these agreements provide for the issuance of 1.67% of the Company's outstanding common stock in three installments, 50% of the shares were issued on or about March 21, 2003, 25% of the shares on or about July 1, 2003 and 25% of the shares on or about October 1, 2003.

If necessary, an additional issuance will occur on December 31, 2003, so that the total amount of shares issued up to December 31, 2003 will equal 1.67% of the outstanding common stock as of December 31, 2003.

The three three-year compensation agreements provide in total for the issuance of 5.01% of the Company's outstanding common stock in four installments on a fully diluted basis based upon certain performance criteria being met.

All of the shares issuable under the four agreements were earned as of January 1, 2004. Accordingly, a total of 1,410,723 shares were issued, of which 155,754 were issued during the year ended June 30, 2003 and 1,254,969 were issued during the nine months ended March 31, 2004.

In connection with the STR acquisition, the Company entered into a one year consulting agreement, as amended on March 17, 2004, with the former President and principal of STR ("Consultant"). In consideration for the consulting services to be rendered by Consultant, the Company shall pay to Consultant the sum of $285,000 (the "FEE"). The fee shall be payable as follows: $25,000 is payable on July 15, 2004, a second payment in the amount of $35,000, is payable on August 15, 2004, a third payment in the amount of $60,000 is payable on September 15, 2004, a fourth payment in the amount of $60,000 is payable on October 15, 2004, a fifth payment in the amount of $60,000 is payable on November 15, 2004 and the sixth and final payment in the amount of $45,000 is payable on December 15, 2004.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

12. LITIGATION
    ----------

The Company is also subject to various matters of litigation during its normal course of operations. Management believes that the eventual outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

13. SUBSEQUENT EVENTS
    -----------------

Conversion of Preferred Stock
-----------------------------

Subsequent to March 31, 2004, the holders of the Series C Convertible Preferred Stock converted all of the shares of Series C Convertible Preferred stock together with accrued dividends into 1,526,036 shares of Markland common stock.

Subsequent to March 31, 2004, the holders of Series D Convertible Preferred Stock converted 810 shares of Series D Convertible Preferred Stock into 604,839 shares of common stock.

Conversion of Convertible Secured Debt.
--------------------------------------

Subsequent to March 31, 2004, a secured lender converted the principal amount of $500,000 and all accrued interest into 404,266 shares of Markland's common stock.

Private Placement Transaction Completed on April 2, 2004
--------------------------------------------------------

Pursuant to a private placement transaction completed on April 2, 2004, Markland issued the following:

         o    3,333,333 shares of Markland common stock;

         o 3,333,333 shares of Markland common stock to be obtained by exercising three-year common stock purchase warrants with an exercise price of $1.00 per share;

         o 333,333 shares of Markland common stock to be obtained by exercising three-year common stock purchase warrants with an exercise price of $1.40 per share that were issued as finder's compensation.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

13. SUBSEQUENT EVENTS (Continued)
    -----------------

Private Placement Transaction Completed on April 2, 2004 (Continued)
--------------------------------------------------------

Markland agreed to register for resale 150% of the 3,333,333 shares of its common stock in this offering and 110% of the 3,333,333 shares of its common stock that are issuable to certain stockholders upon exercise of the warrants to cover the shares of its common stock, if any, issuable to certain selling stockholders as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement dated as of April 2, 2004 or the Registration Rights Agreement dated as of April 2, 2004. Markland also agreed to register 110% of the 333,333 shares of its common stock that are issuable to certain stockholders upon exercise of the warrants issued as finder's fee.

Markland received gross proceeds of $2,000,000 and net proceeds of $1,750,000 (after deducting finders' fees and transaction costs) from this private placement.

Private Placement Transaction Completed on April 16, 2004
---------------------------------------------------------

Pursuant to a private placement transaction completed on April 16, 2004, Markland issued the following:

         o    2,500,000 shares of Markland common stock;

         o 2,500,000 shares of Markland common stock to be obtained by exercising three-year common stock purchase warrants with an exercise price of $1.50 per share;

         o 25,000 shares of Markland common stock to be obtained by exercising three-year common stock purchase warrants with an exercise price of $2.00 per share that were issued as finder's compensation.

Markland agreed to register for sale 150% of the 2,500,000 shares of its common stock sold to certain selling stockholders pursuant to the Securities Purchase Agreement dated April 16, 2004 and 110% of the 2,500,000 shares of its common stock that are issuable to certain stockholders upon exercise of the warrants sold in this private placement, to cover the shares of its common stock, if any, issuable to certain selling stockholders as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement dated as of April 16, 2004 or the Registration Rights Agreement dated as of April 16, 2004.

Markland received gross proceeds of $2,000,000 and net proceeds of $1,890,000 (after deducting finders' fees and transaction costs) from this private placement.

Private Placement Transaction Completed on May 3, 2004
------------------------------------------------------

Pursuant to a private placement transaction completed on May 3, 2004, Markland issued the following:

         o    7,098,750 shares of its common stock;

         o 7,098,750 shares of its common stock to be obtained by exercising three-year redeemable common stock purchase warrants with an exercise price of $1.50 per share;

         o 529,800 shares of its common stock to be obtained by exercising three-year redeemable common stock purchase warrants with an exercise price of $1.50 per share.

                  MARKLAND TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

13. SUBSEQUENT EVENTS (Continued)
    -----------------

Private Placement Transaction Completed on May 3, 2004 (Continued)
------------------------------------------------------

Markland received gross proceeds of $5,679,000 and net proceeds of $5,133,860 (after deducting finders' fees and transaction costs) from this private placement Under certain conditions, Markland can redeem the warrants issued in the May 3, 2004 private placement at a price of $.0001 per warrant.

Note Payable - Bay View Capital
-------------------------------

Subsequent to March 31, 2004, the Company paid in the full balance of a note payable to Bay View Capital of $349,769 and all accrued interest.

Compensation Agreements
-----------------------

On May 12, 2004, the Company entered into five-year compensation agreements with two executives and a consultant. These agreements provide for the following remuneration:

o Base annual remuneration of $300,000 each (an aggregate of $900,000) payable over the five-year period ending January 2, 2009;

o Discretionary bonuses over the term of the agreement of up to 300% of the base remuneration; and

o Conditional stock grants over the period commencing April 1, 2004 through January 2, 2008, based on defined performance criteria. The stock grants, if all earned, entitle each of the three parties to receive up to 7.5% of the Company's common stock on a fully diluted basis. These grants are earned according to the following schedule:

             ---------------------- ------------------- --------------------
             Grant 1                2.5%                April 1, 2004
             ---------------------- ------------------- --------------------
             Grant 2                1.0%                July 1, 2004
             ---------------------- ------------------- --------------------
             Grant 3                1.0%                October 1, 2004
             ---------------------- ------------------- --------------------
             Grant 4                1.0%                January 2, 2005
             ---------------------- ------------------- --------------------
             Grant 5                1.0%                January 2, 2006
             ---------------------- ------------------- --------------------
             Grant 6                0.5%                January 2, 2007
             ---------------------- ------------------- --------------------
             Grant 7                0.5%                January 2, 2008
             ---------------------- ------------------- --------------------

         The number of shares of common stock to be granted on each grant date is equal to the product of (a) the number of fully diluted shares outstanding at the grant date and (b) the stock percentage associated with that grant date.

o In the event of a change in control of the Company during the period covered by the agreement, each executive/consultant will automatically be granted all remaining stock grants and will be due cash and expense compensation for the shorter of (i) three years from the date of the change in control, or (ii) until the end of the term of the agreement. A change in control is defined by the agreements as a change in the majority ownership of the equity of the company, or the resignation or termination of the majority of the board of directors within a two month period, or the replacement of the CEO or the President of the Company.

                       SCIENCE & TECHNOLOGY RESEARCH, INC.

                              FINANCIAL STATEMENTS

                  For the Nine Months Ended September 30, 2003
                      and the Year Ended December 31, 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------


To the Stockholder of
Science & Technology Research, Inc.

We have audited the accompanying balance sheet of Science & Technology Research, Inc. as of September 30, 2003, and the related statements of operations, changes in stockholder's equity, and cash flows for the nine-month period ended September 30, 2003 and the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the public company accounting oversight board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Science & Technology Research, Inc. as of September 30, 2003, and the results of its operations and cash flows for the nine month period ended September 30, 2003 and the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective October 1, 2003, Science & Technology Research, Inc. was acquired by Markland Technologies, Inc., a publicly traded company.

/s/ Marcum & Kliegman LLP

February 25, 2004
New York, New York

                                                               SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                                                     BALANCE SHEET

                                                                                September 30, 2003
--------------------------------------------------------------------------------------------------
                                              ASSETS
                                              ------

CURRENT ASSETS
--------------
   Cash                                                             $    215,830
   Accounts receivable - long-term contracts                             438,795
   Inventoried costs relating to long-term contracts in
      process net of progress payments                                    96,530
   Other current assets                                                   32,502
                                                                    -------------

         Total Current Assets                                                        $    783,657

PROPERTY AND EQUIPMENT, Net                                                                53,467
----------------------                                                               -------------

         TOTAL ASSETS                                                                $    837,124
                                                                                     =============

                               LIABILITIES AND STOCKHOLDER'S EQUITY
                               ------------------------------------

CURRENT LIABILITIES
-------------------
   Accounts payable                                                 $    131,351
   Income taxes payable                                                  150,000
   Accrued expenses and other current liabilities                         87,581
                                                                    -------------

         TOTAL LIABILITIES                                                           $    368,932
                                                                                     -------------

COMMITMENTS AND CONTINGENCIES
-----------------------------

STOCKHOLDER'S EQUITY
--------------------
   Common stock, par value $.01; 100,000 shares authorized;
      12,000 shares issued and outstanding                                                    120
   Additional paid in capital                                                              79,880
   Retained earnings                                                                      388,192
                                                                                     -------------

         TOTAL STOCKHOLDER'S EQUITY                                                       468,192
                                                                                     -------------

         TOTAL LIABILITIES AND
            STOCKHOLDER'S EQUITY                                                     $    837,124
                                                                                     =============

            The accompanying notes are an integral part of these financial statements.

                                                F-63

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                        STATEMENTS OF OPERATIONS

                                    For the Nine Months Ended September 30, 2003
                                                and Year Ended December 31, 2002
--------------------------------------------------------------------------------

                                                      2003              2002
                                                  ------------      ------------

NET SALES                                         $ 5,502,455       $ 2,206,849
---------

CONTRACT COSTS                                      4,771,784         1,856,113
--------------                                    ------------      ------------

         GROSS PROFIT                                 730,671           350,736
                                                  ------------      ------------

OPERATING EXPENSES
------------------
   Research and development expenses                  203,775            84,114
   General and administrative expenses                134,194           150,923
                                                  ------------      ------------

         TOTAL OPERATING EXPENSES                     337,969           235,037
                                                  ------------      ------------

         OPERATING INCOME                             392,702           115,699
                                                  ------------      ------------

OTHER INCOME (EXPENSE)
----------------------
   Interest income                                         17               104
   Interest expense                                    (5,986)          (22,487)
                                                  ------------      ------------

         TOTAL OTHER EXPENSE                           (5,969)          (22,383)
                                                  ------------      ------------

         INCOME BEFORE INCOME TAXES                   386,733            93,316

INCOME TAXES                                          169,095            33,487
------------                                      ------------      ------------

         NET INCOME                               $   217,638       $    59,829
                                                  ============      ============

   The accompanying notes are an integral part of these financial statements.

                                                           SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
----------------------------------------------------------------------------------------------

                                      Common Stock         Additional
                                 ----------------------     Paid-In     Retained
                                  Shares       Amount       Capital     Earnings       Total
                                 ---------    ---------    ---------    ---------    ---------
BALANCE - January 1, 2002          12,000     $    120     $ 79,880     $110,725     $190,725

Net income                             --           --           --       59,829       59,829
                                 ---------    ---------    ---------    ---------    ---------

BALANCE - December 31, 2002        12,000          120       79,880      170,554      250,554

Net income                             --           --           --      217,638      217,638
                                 ---------    ---------    ---------    ---------    ---------

BALANCE - September 30, 2003       12,000     $    120     $ 79,880     $388,192     $468,192
                                 =========    =========    =========    =========    =========

          The accompanying notes are an integral part of these financial statements.

                                                F-65

                                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                                        STATEMENTS OF CASH FLOWS

                                                    For the Nine Months Ended September 30, 2003
                                                                and Year Ended December 31, 2002
------------------------------------------------------------------------------------------------

                                                                      2003              2002
                                                                 -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
  Net income                                                     $    217,638      $     59,829
                                                                 -------------     -------------
      Adjustments to reconcile net income to net cash provided by (used in)
       operating activities:
         Depreciation and amortization                                 12,172            13,928
      Changes in operating assets and liabilities:
         Accounts receivable                                          (68,583)          166,471
         Inventoried costs, net                                           260           (26,320)
         Prepaid expenses and other current assets                    (25,136)           11,273
         Accounts payable                                              22,237           (96,597)
         Income tax payable                                           116,513            33,487
         Accrued expenses and other current liabilities                12,547            50,169
                                                                 -------------     -------------

            TOTAL ADJUSTMENTS                                          70,010           152,411
                                                                 -------------     -------------

            NET CASH PROVIDED BY (USED IN)
               OPERATING ACTIVITIES                                   287,648           212,240
                                                                 -------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
   Purchases of property and equipment                                (26,800)               --
                                                                 -------------     -------------

            NET CASH USED IN
               INVESTING ACTIVITIES                              $    (26,800)     $         --
                                                                 -------------     -------------

           The accompanying notes are an integral part of these financial statements.

                                             F-66

                                                  SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                  STATEMENTS OF CASH FLOWS, Continued

                                         For the Nine Months Ended September 30, 2003
                                                     and Year Ended December 31, 2002
-------------------------------------------------------------------------------------

                                                          2003               2002
                                                      -------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
   Repayment of note payable                               (32,083)              (23)
   Repayment of advances from affiliates                  (137,750)         (216,365)
                                                      -------------     -------------

         NET CASH USED IN
            FINANCING ACTIVITIES                          (169,833)         (216,388)
                                                      -------------     -------------

         NET INCREASE (DECREASE) IN CASH                    91,015            (4,148)

CASH - Beginning                                           124,815           128,963
                                                      -------------     -------------

CASH - Ending                                         $    215,830      $    124,815
                                                      =============     =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-------------------------------------------------
   Cash paid during the periods for:
      Interest                                        $      5,986      $     22,456
      Income taxes                                    $     52,582      $         --

      The accompanying notes are an integral part of these financial statements.

                                      F-67

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - Nature of Operations and Merger
         -------------------------------

       Science & Technology Research, Inc. (the "Company") was incorporated on November 14, 1988, under the laws of the State of Maryland. Effective October 1, 2003, Markland Technologies, Inc., a publicly-traded Florida corporation, ("Markland") completed the acquisition of the Company, through a merger of STI with newly formed STR Acquisition Corporation, a Maryland Corporation. Markland agreed to pay the stockholder of the Company $6,375,000 which consisted of $900,000 in cash, $5,100,000 worth of Markland common stock, and a promissory note of $375,000. As a result of this transaction, the Company became a wholly owned subsidiary of STI effective October 1, 2003.

       The Company provides a full range of electrical and mechanical engineering support as well as fabrication and assembly of electrical and mechanical systems. The Company is a producer of the United States Navy's Shipboard Automatic Chemical Agent Detection and Alarm System (ACADA). The Navy deploys the "man-portable" point detection system to detect all classic nerve and blister agents as well as other chemical warfare agent
       (CWA) vapors. The Company has three contracts with the United States Navy in the aggregate of approximately $15,368,000. One of these contracts commenced in the year 2000.

       The Company is subject to risks common to companies in the Homeland Defense Technology industry, including but not limited to, development by its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and loss of significant customers. Since the U.S. Navy represents substantially all of the Company's current revenue, the loss of this customer would have a material adverse effect on the Company's future operations.

NOTE 2 - Summary of significant Accounting Policies
         ------------------------------------------

       Use of Estimates in Preparation of Financial Statements
       -------------------------------------------------------
       The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change are those assumptions used in determining the allowance for doubtful accounts receivable and capitalized contract costs and related gross margins.

       Cash
       ----
       The Company has cash balances in banks in excess of the maximum amount insured by the FDIC as of September 30, 2003.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - Summary of Significant Accounting Policies, continued
         ------------------------------------------

       Allowance for Doubtful Accounts
       -------------------------------
       The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known trouble accounts, historical experience and other currently available evidence. The Company's receivables are from government contracts. The Company has not experienced any losses in accounts receivable and has provided no allowance at September 30, 2003.

       Inventoried Costs
       -----------------
       Inventoried costs relating to long-term contracts are stated at the actual production costs, including factory overhead, allocable general and administrative costs, initial tooling and other related non-recurring costs, incurred to date reduced by amounts attributed to with revenue recognized on units delivered. Inventoried costs relating to long-term contracts are reduced by charging any amounts in excess of estimated realizable value to cost of sales.

       Property and Equipment
       ----------------------
       Property and equipment are valued at cost and are being depreciated using the straight-line method for financial reporting. Upon sale or retirement, the asset cost and its related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Routine maintenance and repairs are charged to expense as incurred. Expenditures, which materially increase the value or extend useful lives, are capitalized.

       Revenue Recognition/Concentration of Credit Risk
       ------------------------------------------------
       The Company's accounts receivable and revenue for the periods covered by these financial statements are substantially all from three fixed-price contracts with the United States Navy. One contract for approximately $4.6 million was completed during December 2002. Another contract for approximately $8.4 million had approximately $2.9 million remaining to be billed (backlog) as of September 30, 2003. The third contract has no revenue to date and had approximately $2.3 million remaining to be billed (backlog) as of September 30, 2003. Under these three contacts, the Company recognizes revenue under the units-of-delivery method. At the time the units are shipped to the warehouse of the United States Navy, the Company recognizes as revenue the contract price of each unit and recognizes the applicable cost of each unit shipped.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - Summary of Significant Accounting Policies, continued
         ------------------------------------------

       Fair Value of Financial Instruments
       -----------------------------------
       The financial statements include various estimated fair value information at September 30, 2003, as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that statement and does not purport to represent the aggregate net fair value to the Company. The carrying amounts of current assets and current liabilities approximate their fair market values.

       Advertising Costs
       -----------------
       Advertising costs are expensed as incurred. For the nine months ended September 30, 2003 and the year ended December 31, 2002 advertising and promotion expenses were approximately $700 and $1,100, respectively.

       Shipping Costs
       --------------
       Delivery and shipping costs are included in contract costs in the accompanying statements of operations.

       Research and Development
       ------------------------
       Research and development costs are charged to expense as incurred. The Company capitalizes costs related to acquired technologies that have achieved technological feasibility and have alternative uses. Acquired technologies, which are in process at the date of acquisition or have no alternative uses are expensed as research and development costs.

       Income Taxes
       ------------
       Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 employs an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. As of September 30, 2003, there were no significant temporary differences and accordingly, there were no deferred tax assets or deferred tax liabilities.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - Summary of Significant Accounting Policies, continued
         ------------------------------------------

       Income Taxes, continued
       -----------------------
       The components of income tax expense are as follows:

                                 For the nine months      For the year
                                        ended                ended
                                  September 30, 2003    December 31, 2002
                                  ------------------    -----------------

                     Federal           $122,687             $ 25,459
                     State               46,408                8,028
                                       ---------            ---------
                                       $169,095             $ 33,487
                                       =========            =========

       New Pronouncements
       ------------------
       In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and certain provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 requires that long-lived assets to be disposed of by sale, including discontinued operations, be measured at the lower of carrying amount or fair value, less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 also broadens the reporting requirements of discontinued operations to include all components of an entity that have operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 144 did not have a material effect on the Company's financial position or results of operations.

       In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 ("Opinion No. 30"). Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent that meet the criteria for classification as an extraordinary item. Adoption of SFAS No. 145 did not have a material effect on the Company's financial position or results of operations.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - Summary of Significant Accounting Policies, continued
         ------------------------------------------

       New Pronouncements, continued
       -----------------------------
       In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Adoption of SFAS No. 146 did not have a material effect on the Company's financial position or results of operations.

       On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, `Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the statement does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123, or the intrinsic value method of APB Opinion 25. The Company will continue to account for stock-based compensation according to APB 25, while its adoption of SFAS No. 148 requires the Company to provide prominent disclosures about the effect of SFAS No. 123 on reported income and will require the Company to disclose these effects in the interim financial statements as well. No stock-based employee compensation cost is reflected in operations, as there are no options or other common stock equivalents outstanding.

       In November 2002, the FASB issued Interpretation No. 45, ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002 and adoption of the disclosure requirements are effective for the Company as of December 31, 2002. The adoption of FIN 45 did not have a significant impact on the Company's financial position or results of operations.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - Summary of Significant Accounting Policies, continued
         ------------------------------------------

       New Pronouncements, continued
       -----------------------------
       In January 2003, as amended in December 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 15, 2004. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition.

       Impairment of Long-Lived Assets
       -------------------------------
       Pursuant to SFAS No. 144, the Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. An impairment loss is recognized when expected cash flows are less than the asset's carrying value. Accordingly, when indicators or impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company's policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3 - Accounts Receivable
         -------------------

       The accounts receivable at September 30, 2003 consists of the following:

       United States Government:

         Amount billed                               $  78,795
         Accrued profit on units delivered             360,000
                                                     ----------

         Total                                       $ 438,795
                                                     ==========

       Accrued profit represents revenue recognized on units delivered to the U.S. Navy for which the Company was reimbursed only its recoverable costs. The amount representing the accrued profit is payable at the end of the applicable contract. It is anticipated that such accrued accounts receivable from the U.S. Navy at September 30, 2003 will be paid within the near term.

NOTE 4 - Inventoried Costs
         -----------------

       Inventoried cost relating to long-term contracts include the as following:

         Inventoried costs relating to U.S. Government
            contracts, net of amounts attributed to revenues
            recognized to date                                       $3,881,510

         Progress billings                                            3,784,980
                                                                     -----------

         Net                                                         $   96,530
                                                                     ===========

       The Company receives progress payments on a monthly basis equal to 95% of the allowable costs incurred for each month. Under the contracts, the United States Navy has ownership of the inventory when the progress payments are remitted to the Company.

       The aggregate amounts of general and administrative costs incurred during the nine months ended September 30, 2003 and the year ended December 31, 2002 were $356,003 and $486,723, respectively. As stated in Note 2, the Company allocates general and administrative costs to certain types of Government contracts. The amounts of general and administrative costs remaining in inventoried costs at September 30, 2003 are estimated at $233,000. Such estimates assume that the costs have been removed from inventories on a basis proportional to the amounts of each cost element expected to be charged to cost of sales.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5 - Property and Equipment
         ----------------------

       Property and equipment at September 30, 2003 consists of the following:

                                                                       Estimated
                                                 Amount        useful lives
                                                 ----------   -------------
       Office equipment and computers            $  79,724     5 - 7 years
       Furniture and fixtures                       23,631     5 - 7 years
       Laboratory equipment                         20,628         5 years
                                                 ----------
                                                   123,983
       Less: Accumulated depreciation              (70,516)
                                                 ----------

       Property and Equipment, Net               $  53,467
                                                 ==========

       Depreciation expense for the nine months ended September 30, 2003 and the year ended December 31, 2002 was $12,172 and $13,928, respectively.

NOTE 6 - Loan Payable - Bank
         -------------------

       The Company entered into a loan agreement with a bank during September 2000. The agreement provides for a loan that the Company used to finance the acquisition of equipment and furniture. The loan required monthly principal payments of $917 and the remaining outstanding balance was due at August 28, 2005. The loan carried an interest rate of Prime plus 2%. The loan was collateralized by the equipment and furniture. During August 2003 the loan was paid in full. As of September 30, 2003 and December 31, 2002 the outstanding loan payable on this loan was $0 and $32,083, respectively.

NOTE 7 - Loan Payable - Officer
         ----------------------

       An officer and sole stockholder has made advances to the Company through the normal course of business. The loan was non-interest bearing and had no defined repayment terms. As of September 30, 2003 and December 31, 2002 the outstanding loan payable on this loan was $0 and $137,750, respectively.

                                             SCIENCE & TECHNOLOGY RESEARCH, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8 - Commitments
         -----------

         Facility Rental
         ---------------
         The Company leases its primary location in Fredericksburg, Virginia, on a month-to-month basis without a formal agreement. Rent expense relating to this location for the nine months ended September 30, 2003 and the year ended December 31, 2002 was $68,191 and $90,283, respectively.

         Employee Benefit Plan
         ---------------------
         The Company has a 408(k) plan covering all eligible employees of the Company. Contributions to the plan are at the discretion of the Company, up to 3% and not less than 1% of the employees' contribution. For the nine months ended September 30, 2003 and the year ended December 31, 2002, the Company contributed $12,897 and $9,864 to the plan, respectively.